No. 1-13163


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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                Amendment No. 3



                                    FORM 10/A

                                GENERAL FORM FOR
                           REGISTRATION OF SECURITIES

                       Pursuant to Section 12(b) or (g) of
                       the Securities Exchange Act of 1934




                        TRICON GLOBAL RESTAURANTS, INC.
                        Incorporated in North Carolina


                               1441 Gardiner Lane
                           Louisville, Kentucky 40213

                                 (502) 456-8300
                    (Address of Principal Executive Offices)

                                   13-3951308
                      (I.R.S. Employer Identification No.)

                            -------------------------


             Securities to be registered pursuant to Section 12(b)
                    of the Securities Exchange Act of 1934:



         Title of Each Class                     Name of Each Exchange on Which
         to be so Registered                     Each Class is to be Registered
         -------------------                     ------------------------------


         Common Stock,                               New York Stock Exchange
         (without par value)




     Securities to be registered pursuant to Section 12(g) of the Act: None



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





                                EXPLANATORY NOTE

        This amended Form 10 Registration Statement has been prepared on a prospective basis on the assumption that, among other things, the Distribution (as hereinafter defined) and the related transactions contemplated to occur prior to or contemporaneously with the Distribution will be consummated as contemplated by the Information Statement which is a part of this amended Registration Statement. There can be no assurance, however, that any or all of such transactions will occur or will occur as so contemplated. Any significant modifications or variations in the transactions contemplated will be reflected in a further amendment or supplement to this amended Registration Statement.

                                 CROSS REFERENCE

                         TRICON GLOBAL RESTAURANTS, INC.

                  INFORMATION INCLUDED IN INFORMATION STATEMENT
                    AND INCORPORATED IN FORM 10 BY REFERENCE

               CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10


Item 1.  Business.

          The information required by this item is contained under the sections entitled "Introduction," "Business of TRICON," "Selected Combined Financial Data," "Management's Discussion and Analysis," "Combined Financial Statements" and "Condensed Combined Financial Statements" in the Information Statement dated _____ __, 1997 attached hereto as Annex A (the "Information Statement") and such sections are incorporated herein by reference.

Item 2.  Financial Information.

         The information required by this item is contained under the sections entitled "Selected Combined Financial Data" and "Management's Discussion and Analysis" in the Information Statement and such sections are incorporated herein by reference.

Item 3.  Properties.

          The information required by this item is contained under the section entitled "Business of TRICON - Other" in the Information Statement and such section is incorporated herein by reference.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

          The information required by this item is contained under the sections entitled "Management of TRICON - Board Compensation and Benefits," "Management of TRICON - Stock Ownership of Executive Officers and Directors," and "New Stock-Based and Incentive Plans of TRICON" in the Information Statement and such sections are incorporated herein by reference.

Item 5.  Directors and Executive Officers.

         The information required by this item is contained under the sections entitled "Management of TRICON - Directors" and "Management of TRICON - Executive Officers" in the Information Statement and such sections are incorporated herein by reference.

Item 6.  Executive Compensation.

         The information required by this item is contained under the sections entitled "Management of TRICON - Board Compensation and Benefits," "Executive Compensation" and "New Stock-Based and Incentive Plans of TRICON" in the Information Statement and such sections are incorporated herein by reference.

Item 7.  Certain Relationships and Related Transactions.

         The information required by this item is contained under the sections entitled "The Distribution - Results of the Distribution," and "The Distribution
- Relationship between PepsiCo and TRICON after the Distribution" in the Information Statement and such sections are incorporated herein by reference.

Item 8.  Legal Proceedings.

         The information required by this item is contained under the section entitled "Business of TRICON - Other" in the Information Statement and such section is incorporated herein by reference.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

         The information required by this item is contained under the sections entitled "Management of TRICON - Stock Ownership of Executive Officers and Directors," and "Description of TRICON Capital Stock" in the Information Statement and such sections are incorporated herein by reference.

Item 10. Recent Sales of Unregistered Securities.

         On May 30, 1997, as part of its original incorporation, TRICON issued 100 shares of its Common Stock, for a total consideration of $5.00, to PepsiCo, which is and will be TRICON's sole shareholder until the Distribution has been completed as of the Distribution Date as defined and described in the section "The Distribution" of the Information Statement, which section is incorporated herein by reference. Subsequent to the Distribution, PepsiCo will hold no equity interest in TRICON. However, immediately after the Distribution Date, TRICON shares will be owned by PepsiCo's pension trust on behalf of PepsiCo's employees.

Item 11.  Description of Registrant's Securities to be Registered.

         The information required by this item is contained under the section entitled "Description of TRICON Capital Stock" in the Information Statement and such section is incorporated herein by reference. Reference is also made to the Restated Articles of Incorporation and Bylaws of TRICON Global Restaurants, Inc. which are set forth as Exhibits 3.01 and 3.02 hereto.

Item 12.  Indemnification of Directors and Officers.

         The information required by this item is contained under the section entitled "Indemnification of Directors" in the Information Statement and such section is incorporated herein by reference.

Item  13.  Financial Statements and other Supplementary Data.

        The information required by this item is contained under the sections entitled "Combined Financial Statements," "Condensed Combined Financial Statements" and "Pro Forma Condensed Combined Financial Statements" on pages F-1 through F-34 of the Information Statement and such sections are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

         Not Applicable.

Item 15.  Financial Statements and Exhibits.

         (a)  Financial Statements.

         The information required by this item is contained in the "Index to Financial Statements" on Page F-1 of the Information Statement and such information is incorporated herein by reference.

         (b)  Exhibits.

         The following documents are filed as exhibits hereto:


Exhibit
No.                                   Description                      Page No.


2.01*     Form of Separation Agreement .....................................
3.01*     Restated Articles of Incorporation ...............................
3.02*     Bylaws ...........................................................
10.01     Form of Tax Separation Agreement .................................
10.02*    Form of Employee Programs Agreement ..............................
10.03*    Form of Telecommunications, Software and Computing
          Services Agreement................................................
10.04*    Employment Agreement between TRICON Global Restaurants, Inc. and
          Andrall E. Pearson................................................
10.05*    Sales and Distribution Agreement between PFS,
          Pizza Hut, Taco Bell and KFC......................................
21.01*    Active Subsidiaries of TRICON as of October 6, 1997...............
27.01*    Financial Data Schedule For Year-End 1996.........................
27.02*    Financial Data Schedule For Second Quarter 1997...................

*     Previously filed.

                                     SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       TRICON GLOBAL RESTAURANTS, INC.




August 27, 1997                          By   ANDRALL E. PEARSON
                                            ----------------------------
                                              Andrall E. Pearson
                                              Chairman of the Board

Dear PepsiCo Shareholder:

Great news! As you may know, in January we announced our intent to spin off our restaurant business to shareholders as an independent public company. Under a plan approved by our Board of Directors, you will become owner of one share of that new restaurant company, TRICON Global Restaurants, Inc., for every 10 shares of PepsiCo you own on September 19, 1997. The spin off will not change the number of PepsiCo shares you hold.

The reason for the spin off is focus. Today we operate in an environment far more competitive than even a few years ago. And the best performing companies are those that devote all their energy to what they do best.

So we concluded that separating restaurants (KFC, Pizza Hut and Taco Bell) from packaged goods (Pepsi-Cola and Frito-Lay) would better enable both of these excellent businesses to grow and prosper.

At the end of the day on October 6 TRICON Global Restaurants, Inc. - comprising KFC, Pizza Hut and Taco Bell - will become a separate company. It will be the world's second-largest restaurant company in sales, with three powerful brands, and the largest restaurant system in units on Earth. The "new" PepsiCo will be a $20 billion packaged goods powerhouse focused on the vast global growth opportunity of Pepsi-Cola and Frito-Lay.

This Information Statement contains details on TRICON and the spin off. However if you have questions, please feel free to call BankBoston, our transfer agent, at (800) 226-0083.

Best Regards,

(Roger Enrico)

Dear Shareholder:

We'd like to welcome you as a "founder" of TRICON Global Restaurants, Inc., our new restaurant company that will become publicly-owned as of October 6. You'll become an owner of one share of TRICON common stock for every 10 shares of PepsiCo stock you own on September 19, 1997. TRICON's common stock will be traded under the ticker "YUM" on the New York Stock Exchange.

While our public ownership is new, our company is not. With over 29,000 KFC, Pizza Hut and Taco Bell restaurants around the globe, we'll be the world's largest restaurant system in terms of units. We'll have over $10 billion in revenue, $20 billion in systemwide sales and more than 500,000 restaurant professionals serving billions of customers worldwide.

This is a very exciting time in our history. We're about to chart a new course in our journey to become the defining restaurant company...one that delights our customers, honors our employees and rewards our shareholders. Our three restaurant concepts are the dominant industry leaders in chicken, pizza and Mexican-style food. There are tremendous domestic and international growth opportunities for our brands at breakfast, lunch, dinner and snack occasions. We also hope to leverage our scale to improve efficiencies and maximize returns.

As shareholders of TRICON, we will all become founders of this new company. Our vision is to put a "YUM" on people's faces around the world...by creating a special eating experience that causes our customers to smile and earns their lifelong loyalty. We hope to do that with "food they crave," "comeback value" and "customer focused teams." We believe that no restaurant competitor is in a better position to deliver on that promise than we are, and we're committed to making it happen.

Congratulations again on becoming one of the founders of TRICON!

Best regards,




Andrall E. Pearson                          David C. Novak
Chairman and CEO                            Vice-Chairman and President

                                                                     ANNEX A



                    SUBJECT TO COMPLETION DATED AUGUST 27, 1997


                              INFORMATION STATEMENT

                         TRICON GLOBAL RESTAURANTS, INC.
                                  Common Stock
                               (without par value)

        This Information Statement is being furnished by PepsiCo, Inc. ("PepsiCo") in connection with the distribution (the "Distribution") to holders of record of PepsiCo Capital Stock at the close of business on September 19, 1997 of one share of common stock, without par value (the "Common Stock"), of TRICON Global Restaurants, Inc. ("TRICON" or the "Company"), for every ten shares of PepsiCo Capital Stock held of record as of that date. Fractional shares, other than those held by participants in certain PepsiCo plans, will be aggregated into whole shares of TRICON Common Stock and sold on the open market by the Distribution Agent (as hereinafter defined), with the proceeds thereof distributed to holders who would otherwise be entitled to receive such
fractional   shares.   See  "The   Distribution   -  Manner  of  Effecting   the
Distribution."

        The Company is a wholly-owned subsidiary of PepsiCo. As a result of transactions entered into in connection with the Distribution, as of 11:59:59 E.D.T. on October 6, 1997 (the "Distribution Date"), TRICON will own substantially all of the businesses and assets of, and will be responsible for substantially all of the liabilities associated with, PepsiCo's core restaurant businesses.

        The Distribution will be effective on the Distribution Date. No consideration will be paid by PepsiCo's shareholders for shares of TRICON Common Stock. There is no current public market for the TRICON Common Stock, although it is expected that a "when issued" trading market will develop prior to the Record Date (as hereinafter defined). Application has been made to list the TRICON Common Stock on the New York Stock Exchange (the "NYSE").

           NO VOTE OF SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THIS
              DISTRIBUTION. NO PROXIES ARE BEING SOLICITED, AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
               SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS INFORMATION
                      STATEMENT. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

       THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR
               THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

             The date of this Information Statement is _____, 1997.


                                TABLE OF CONTENTS


Summary...............................................................................4
Introduction..........................................................................9
Business of TRICON...................................................................10
   Concepts..........................................................................10
   Operating Structure...............................................................12
   Human Resources and Management....................................................13
   Industry Overview.................................................................14
   Competitive Advantages............................................................19
   Other.............................................................................22
Selected  Combined Financial Data....................................................24
Financing............................................................................30
   Commercial Paper Program..........................................................30
   Bank Credit Facilities............................................................30
   Long-Term Debt....................................................................30
   Derivative Instruments............................................................31
The Distribution.....................................................................31
   Reasons for the Distribution......................................................31
   Manner of Effecting the Distribution..............................................31
   Results of the Distribution.......................................................32
   Relationship between PepsiCo and TRICON after the Distribution....................32
   Certain U.S. Federal Income Tax Consequences of the Distribution..................34
Management of TRICON.................................................................35
   Directors.........................................................................35
   Board Compensation and Benefits...................................................38
   Committees of the Board...........................................................38
   Executive Officers................................................................39
   Senior Operating Management.......................................................40
   Stock Ownership of Executive Officers and Directors...............................41
Executive Compensation...............................................................42
   Summary Compensation Table........................................................42
   PepsiCo Option Grants in Last Fiscal Year.........................................43
   Aggregated PepsiCo Option Exercises in Last Fiscal Year
      and Fiscal Year-End  Option Values.............................................44
   Pension Plan Table................................................................44
   Employment Agreement..............................................................45
New Stock-Based and Incentive Plans of TRICON........................................45
   TRICON Long-Term Incentive Plan...................................................45
   TRICON Executive Incentive Compensation Plan......................................46
   Successor Plans...................................................................46
PepsiCo Stock Option and Performance Share Conversion................................47
Description of TRICON Capital Stock..................................................48
   TRICON Common Stock...............................................................49
   TRICON Preferred Stock............................................................49



   Dividends.........................................................................49
   Transfer Agent and Registrar......................................................49
   Listing and Trading of TRICON Common Stock........................................49
North Carolina Law - Share Acquisitions..............................................50
Indemnification of Directors.........................................................50
1998 Annual Meeting and Shareholder Proposals........................................51
Available Information................................................................52
Management's Discussion and Analysis.................................................52
Glossary.............................................................................70
Index to Defined Terms...............................................................71
Index to Financial Statements.......................................................F-1



                              INFORMATION STATEMENT

     This Information Statement is being furnished solely to provide information to shareholders of PepsiCo who will receive shares of TRICON Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of PepsiCo or TRICON. The information contained in this Information Statement is believed to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither PepsiCo nor TRICON will update the information except in the normal course of their respective public disclosures.

--------------------------------------------------------------------------------

                                     SUMMARY

          This summary is qualified by the more detailed information set forth elsewhere in this Information Statement, which should be read in its entirety. Unless the context otherwise requires, (i) references in this Information Statement to PepsiCo shall include PepsiCo's subsidiaries, (ii) references to TRICON or the Company shall include TRICON's subsidiaries, and (iii) references to TRICON or the Company prior to the Distribution Date shall refer to the core restaurant businesses, KFC, Pizza Hut and Taco Bell, as operated by PepsiCo.


                                THE DISTRIBUTION

Distributing Company.............................      PepsiCo, Inc.

TRICON Global Restaurants, Inc...................      TRICON Global Restaurants, Inc., a North Carolina
                                                       corporation, is the world's largest quick service
                                                       restaurant business in terms of the number of
                                                       units, with more than 29,000 KFC, Pizza Hut and
                                                       Taco Bell system units generating over $20 billion
                                                       in annual worldwide system sales.

Distribution Ratio...............................      One share of TRICON Common Stock for every ten
                                                       shares of PepsiCo Capital Stock. Fractional shares,
                                                       other than those held by participants in certain
                                                       PepsiCo plans, will be aggregated into whole shares
                                                       of TRICON Common Stock and sold on the open market
                                                       by the Distribution Agent, with the proceeds
                                                       thereof distributed to holders who would otherwise
                                                       be entitled to receive such fractional shares.  See
                                                       "The Distribution - Manner of Effecting the
                                                       Distribution."  No payment need be made by PepsiCo
                                                       shareholders for the shares of TRICON Common Stock
                                                       to be received by them, nor will they be required
                                                       to surrender or exchange

                                                       PepsiCo Capital Stock in order to receive TRICON
                                                       Common Stock.

Shares to be Distributed.........................      Approximately 152 million shares of TRICON Common
                                                       Stock, based on the number of shares of PepsiCo Capital
                                                       Stock outstanding as of July 11, 1997.  PepsiCo will
                                                       retain no ownership in TRICON.  However, immediately
                                                       after the Distribution Date, TRICON shares will be owned
                                                       by PepsiCo's pension trust on behalf of PepsiCo's
                                                       employees.


Conditions to the Distribution...................      The Distribution is subject to a number of
                                                       conditions, including (i) a favorable ruling of the
                                                       Internal Revenue Service concerning the tax-free
                                                       nature of the Distribution, (ii) appropriate stock
                                                       market conditions for the Distribution, (iii)
                                                       various regulatory approvals, and (iv) approval by
                                                       PepsiCo's Board of Directors of the final terms of
                                                       the Distribution, including, without limitation,
                                                       the formal declaration of a dividend to PepsiCo's
                                                       shareholders and other specific actions necessary
                                                       to the Distribution.  The conditions in clauses (i),
                                                       (ii) and (iv) above have been satisfied. The only
                                                       significant pending regulatory approval is the Commission's declaration of the effectiveness of the Form 10, and
                                                       the PepsiCo Board of Directors does not intend to waive
                                                       this condition.  The PepsiCo Board of Directors may amend, modify or abandon the Distribution at any time prior to
                                                       the Distribution Date.


Trading Market and Symbol........................      There is currently no public market for the TRICON
                                                       Common Stock.  Application has been made to
                                                       list the TRICON Common Stock on the NYSE under
                                                       the symbol "YUM".  It is presently anticipated that
                                                       the TRICON Common Stock will be approved for
                                                       listing on the NYSE prior to the Distribution Date,
                                                       and trading is expected to commence on a
                                                       "when issued" basis prior to the Record Date.

Record Date......................................      September 19, 1997.

Distribution Agent...............................      BankBoston, N.A.


Distribution Date................................      October 6, 1997.  PepsiCo will transfer shares of
                                                       TRICON to the Distribution Agent for the benefit of
                                                       the record holders of PepsiCo Capital Stock at the
                                                       close of business on the Record Date. TRICON
                                                       will participate in the Direct Registration System
                                                       to effect the Distribution, and shares of TRICON
                                                       Common Stock will be distributed to PepsiCo share-
                                                       holders in book-entry form.  Commencing on or about
                                                       the Distribution Date, the Distribution Agent will
                                                       begin mailing account statements reflecting ownership
                                                       of shares of TRICON Common Stock to such holders of
                                                       record of PepsiCo Capital Stock.  See "The Distribution-
                                                       Manner of Effecting the Distribution."

Tax Consequences.................................      PepsiCo received a ruling from the Internal
                                                       Revenue Service to the effect that the Distribution
                                                       will be tax free to PepsiCo and its shareholders
                                                       for U.S. Federal income tax purposes.  See "The
                                                       Distribution - Certain U.S. Federal Income
                                                       Tax Consequences of the Distribution" for a more
                                                       detailed description of the Federal income tax
                                                       consequences of the Distribution.

Reasons for the Distribution.....................      PepsiCo's management and Board of Directors have
                                                       concluded that the Distribution is in the best
                                                       interests of PepsiCo and its shareholders.  They
                                                       believe that the Distribution will (i) help to
                                                       alleviate competitive barriers to expanding
                                                       PepsiCo's fountain beverage business, (ii) allow
                                                       PepsiCo to focus its attention on its packaged
                                                       goods businesses, Pepsi-Cola and Frito-Lay, by
                                                       creating a separate company focused on PepsiCo's
                                                       core restaurant businesses, and (iii) permit
                                                       PepsiCo and TRICON to offer management incentives
                                                       more directly tied to the performance of their
                                                       respective businesses.  PepsiCo management also believes
                                                       that a separate restaurant company with strategies,
                                                       organizational goals and employee incentives more
                                                       narrowly focused will be best able to maximize its
                                                       financial performance.

Relationship between PepsiCo and
TRICON after the Distribution....................      After the Distribution, PepsiCo will have no
                                                       ownership interest in TRICON, and TRICON will be
                                                       an independent publicly-owned company.  However,
                                                       immediately after the Distribution Date, TRICON shares
                                                       will be owned by PepsiCo's pension trust on behalf of
                                                       PepsiCo's employees.  PepsiCo and TRICON have entered,
                                                       and will enter, into certain agreements governing their
                                                       relationship subsequent to the Distribution.
                                                       The agreements provide for each party to make
                                                       certain services, records and personnel available
                                                       to the other.  They also provide for
                                                       allocation of assets, liabilities and
                                                       responsibilities between them with respect to
                                                       employee benefits and compensation and for
                                                       allocation of tax and certain other liabilities
                                                       between them for periods prior to and after the
                                                       Distribution.


TRICON Dividend Policy...........................      The payment and level of cash dividends by TRICON
                                                       after the Distribution will be subject to the
                                                       discretion of the TRICON Board of Directors.
                                                       Dividend decisions will be based on a number of
                                                       factors including TRICON's operating results and
                                                       financial requirements on a stand-alone basis
                                                       as well as credit agreement and legal restrictions
                                                       relating thereto.  See "Description of TRICON Capital
                                                       Stock - Dividends."

Principal Office of TRICON......................       1441 Gardiner Lane
                                                       Louisville, KY  40213
                                                       (502) 456 - 8300


                      SHAREHOLDERS WITH QUESTIONS MAY CALL:


     For questions relating to the Distribution and delivery of TRICON stock certificates, call BankBoston, N.A. at:

                                 (800) 226-0083

     For other questions, call PepsiCo's Manager, Shareholder Relations at:

                                 (914) 253-3055

-------------------------------------------------------------------------------

NO PERSON IS AUTHORIZED BY PEPSICO OR TRICON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                  INTRODUCTION

        TRICON Global Restaurants, Inc., a North Carolina corporation originally organized in May 1997, is currently a wholly-owned subsidiary of PepsiCo, Inc. The management and Board of Directors of PepsiCo, after careful review and analysis, have concluded that the Distribution is in the best interests of PepsiCo and its shareholders. They believe that the Distribution will (i) help to alleviate competitive barriers to expanding PepsiCo's fountain beverage business, (ii) allow PepsiCo to focus its attention on its packaged goods businesses, Pepsi-Cola and Frito-Lay, by creating a separate company focused on PepsiCo's core restaurant businesses, and (iii) permit PepsiCo and TRICON to offer management incentives more directly tied to the performance of their respective businesses. PepsiCo management also believes that a separate restaurant company with strategies, organizational goals and employee incentives more narrowly focused will be best able to maximize its financial performance. To effect the Distribution, PepsiCo will distribute all the outstanding Common Stock of TRICON to PepsiCo shareholders.

        Merrill Lynch & Co. ("Merrill Lynch") has served as financial advisor to PepsiCo's management in connection with the Distribution. Merrill Lynch will receive customary fees including expenses for its services as financial advisor. PepsiCo has also agreed to indemnify Merrill Lynch against certain liabilities and expenses in connection with its services as financial advisor. In addition, Merrill Lynch and its affiliates have acted, and may in the future act, as an underwriter for, and have participated as members of underwriting syndicates with respect to, offerings of PepsiCo securities, and Merrill Lynch has effected securities transactions for Pepsico and performed financial advisory services in connection with certain acquisitions and dispositions by PepsiCo. Merrill Lynch has received fees from PepsiCo in the past for these services. Merrill Lynch may in the future serve as an underwriter of TRICON securities.

          Upon completion of the Distribution, TRICON will be the world's largest quick service restaurant ("QSR") company based on units, with more than 29,000 units in 95 countries and territories. TRICON will use three of the most recognized restaurant concepts, Pizza Hut, Taco Bell and KFC, to sell its products through a system of both Company-operated and franchised units. In 1996, TRICON's worldwide system sales exceeded $20 billion. As one of only two major global players, TRICON will have the advantage of significant scale in activities ranging from purchasing to technology. In addition, the Company has a solid track record of operating innovation, strong cash generation capabilities and clear areas of growth potential.

          TRICON's business, including background on the concepts, its operating systems, management and its strategy for managing the refranchising of the store portfolio, is described below, followed by a discussion of the industry and how TRICON fits into the industry today, and then by a discussion of the competitive advantages available to TRICON. See "Business of TRICON."

          From time to time, in both written and oral statements, TRICON and PepsiCo may discuss expectations regarding TRICON's future performance. These "forward-looking statements" are based on currently available competitive, financial and economic data and TRICON's operating plans. They are also inherently uncertain and investors must recognize that actual results could turn out to be significantly different than what was expected. Among the many factors that can cause actual results to differ are economic and political conditions in the countries and territories where TRICON operates, the impact of such conditions on consumer spending, pricing pressures resulting from competitive discounting, new product and concept development by other food industry competitors, and fluctuations in commodity prices.


                               BUSINESS OF TRICON

Concepts

          The TRICON organization is currently made up of four operating divisions organized around its three core concepts, KFC, Pizza Hut and Taco Bell. KFC is based in Louisville, Kentucky; Pizza Hut and TRICON Restaurants International ("TRICON International") are headquartered in Dallas, Texas; and Taco Bell is based in Irvine, California.

          Each of TRICON's four operating divisions is engaged in the operation, development, franchising and licensing of a system of both traditional and non-traditional QSR units. Non-traditional units include express units and kiosks which have a more limited menu and operate in non-traditional locations like airports, gas and convenience stores, stadiums, amusement parks and colleges, where a full-scale traditional outlet would not be practical or efficient. In addition, there are approximately 367 units housing more than one concept ("2n1s"). Of these, approximately 354 units offer both the full KFC menu and a limited menu of Taco Bell products, and approximately 13 units offer both the full KFC menu and a limited menu of Pizza Hut products.

        In each concept, consumers can either dine in or carry out food. In addition, Taco Bell and KFC offer a drive-through option in many stores. Pizza Hut and, on a much more limited basis, KFC offer delivery service.

        Each concept has proprietary menu items and emphasizes the preparation of food with high quality ingredients as well as unique recipes and special seasonings to provide appealing, tasty and attractive food at competitive prices.

        KFC

        KFC operates in 74 countries and territories throughout the world under the name "Kentucky Fried Chicken" and/or "KFC." It was founded in Corbin, Kentucky by Colonel Harland D. Sanders, an early developer of the quick service food business and a pioneer of the restaurant franchise concept. The Colonel perfected his secret blend of 11 herbs and spices for Kentucky Fried Chicken in 1939 and signed up his first franchisee in 1952. By the time KFC was acquired by PepsiCo in 1986, it had grown to approximately 6,600 units in 55 countries and territories.

        KFC restaurants offer fried chicken products and some also offer non-fried chicken-on-the-bone products, with the principal entree items sold in pieces under the names Original Recipe, Extra Tasty Crispy and Tender Roast. Other principal entree items include Chunky Chicken Pot Pies, Colonel's Crispy Strips, and various chicken sandwiches. KFC restaurants also offer a variety of side items, such as biscuits, mashed potatoes and gravy, cole slaw and corn, as well as desserts and non-alcoholic beverages. Their decor is characterized by the image of the Colonel and distinctive packaging includes the "Bucket" of chicken.

        In 1996, KFC's worldwide system sales of over $8 billion grew faster than the industry average even though the number of restaurants in its global system did not materially increase. This growth was largely due to the impact of new products as shown by the fact that same store sales in Company-operated stores in the U.S. increased 6%. In 1995, same store sales for Company-operated stores in the U.S. were also strong, increasing 7%. For the first half of 1997, KFC same store sales growth for Company-operated units in the U.S. was consistently positive resulting in a 4% growth rate for the 24 week period. Average U.S. system-wide sales per traditional unit in 1996 were $775,000.

        Pizza Hut

        Pizza Hut operates in 84 countries and territories throughout the world under the name "Pizza Hut" and features a variety of pizzas with different toppings as well as pasta, salads, sandwiches and other food items and beverages. The distinctive decor features a bright red roof.

        The first Pizza Hut restaurant was opened in 1958 in Wichita, Kansas, and within a year, the first franchise unit was opened. By 1977, when Pizza Hut was acquired by PepsiCo, its U.S. restaurant system had grown to nearly 3,200 units. Today, Pizza Hut is the largest restaurant chain in the world specializing in the sale of ready-to-eat pizza products. As of year-end 1996, the concept had grown to more than 12,300 units.

        In 1996, worldwide system sales exceeded $7.4 billion; however, U.S. same store sales at Company-operated units decreased 4% reflecting fewer transactions. In contrast, U.S. same store sales at Company-operated units had increased a solid 4% in 1995 driven by the introduction of new products, such as Stuffed Crust Pizza. In the first half of 1997, same store sales at Company-operated units in the U.S. declined 7% at Pizza Hut. This reflects an 8% decline in the first quarter and a 5% decline in the second. In the first four weeks of the third quarter, however, same store sales were once again achieving positive growth over the prior year. Average U.S. system-wide sales per unit in 1996 were $620,000.

        For ten of the last twelve years, Pizza Hut was named Best Pizza Chain in America in the "Choice in Chains" national consumer survey published annually by RESTAURANTS & INSTITUTIONS MAGAZINE. Also, the January 1997 CONSUMER REPORTS named Pizza Hut as the best pizza chain in America.

        Taco Bell

        Taco Bell operates under the name "Taco Bell" and specializes in Mexican style food products, including various types of tacos and burritos, salads, nachos and other related items. The first Taco Bell restaurant was opened in 1962 by Glen Bell in Downey, California, and in 1964 the first Taco Bell franchise was sold. By 1978, when it was acquired by PepsiCo, the Taco Bell system had grown to approximately 1,000 units.

Today, Taco Bell dominates the U.S. Mexican QSR segment. Taco Bell units feature a distinctive bell logo on their signage.

        By year-end 1996, there were more than 6,800 Taco Bell units in 17 countries and territories, with system-wide sales of $4.7 billion. After several years of having achieved above industry average growth rates, U.S. same store sales at Company-operated Taco Bell units declined 2% and 4% in 1996 and 1995, respectively, as a result of lower transaction counts. For each of the first two quarters of 1997, however, same store sales growth for Company-operated units in the U.S. was positive resulting in a 3% growth rate for the entire 24 week period. Average U.S. system-wide sales per unit in 1996 were $886,000.

Operating Structure

          For all three of its concepts, TRICON structures its sales operations in two primary ways. The units are either owned and operated by the Company or they are owned and operated by independent franchisees which can range in size from individuals owning just a few units to large publicly-traded companies. In addition, TRICON has established international joint ventures between itself and third parties. As of year-end 1996, 44% of TRICON's worldwide units were operated by the Company and joint ventures in which the Company participates, 45% by franchisees, and 11% by licensees.

[GRAPHIC OMITTED]  Pie chart showing the following:

TRICON's Worldwide System Units by Ownership
as of Year-End 1996 (1)
--------------------------



Company & Joint Venture   44%


Franchise                 45%

License                   11%


              Company-
              Operated
              and Joint
              Venture        Franchised      Licensed          Total
              ---------      ----------      --------          ------
KFC            3,624           6,078             161            9,863
Pizza Hut      6,477           4,700           1,211           12,388
Taco Bell      2,782           2,288           1,775            6,845
              ------          ------           -----           ------
Total         12,883          13,066           3,147           29,096

     (1)  Includes traditional and non-traditional units.

          Although the margins on the franchise side of the business are significantly higher than on the Company-operated side of the business, the owner-operator can also enjoy significant upside opportunities when average sales per store are growing. TRICON believes that one of the key factors in driving up average sales per store is the ability of the restaurant general manager (the "RGM"), whether a TRICON employee or a franchisee, to remain close to his customer and his restaurant crew.

        In order to ensure that RGMs can achieve this, there are two important initiatives underway at TRICON. The first is a program to sell selected Company-operated restaurants to franchisees ("refranchising"). Two years ago it was determined that there was a need to rebalance the system more toward franchisees. As of year-end 1996, over 900 stores had been refranchised as a part of that program, the large majority to franchisees that were already in the TRICON system. The second initiative, called "RGM is No. 1", is a program to focus the Company-operated system to more consciously support the effort of the RGM. See "Business of TRICON - Human Resources and Management."

          It is critical to TRICON to maintain strong and open relationships with its franchisees and their representatives. To this end, TRICON invests a significant amount of time working with the franchisee community and their representative organizations on all aspects of the business, ranging from new products to new equipment to new management techniques. As the Company continues to refranchise Company-operated units and franchisees play a larger and larger role in the growth of the business, it is expected that these activities will continue to grow in importance.

Human Resources and Management

        Led by Andrall Pearson and David Novak, TRICON has a strong management team with a proven track record in the food service industry. Mr. Pearson most recently served as an operating partner of Clayton Dubilier & Rice where he played an important role in the performance improvement of a number of portfolio companies. From 1985 to 1993 Mr. Pearson was a tenured professor at Harvard Business School and from 1971 to 1984 he was President and Chief Operating Officer of PepsiCo where he was instrumental in acquiring and expanding the Pizza Hut and Taco Bell restaurant chains.

        David Novak most recently served as Group President and Chief Executive Officer of KFC and Pizza Hut where he led a significant turnaround of KFC which has now had ten consecutive quarters of same store sales growth at Company-operated units. See "Management of TRICON - Executive Officers" and "Management of TRICON - Senior Operating Management" for a description of the experience of other members of the TRICON management team.

        TRICON believes that high quality, customer-focused restaurant management is critical to its long-term success. It also believes that its leadership position, strong results-oriented and recognition culture, and various training and incentive programs help attract and retain highly motivated RGM's who are committed to providing superior customer satisfaction and outstanding business results. The Company believes that having a high quality restaurant manager in a unit for a meaningful tenure is probably the single largest factor in a unit's achieving excellent results in the areas of sales, profits and overall guest satisfaction.

        The Company's restaurant management structure varies by concept and unit size. Generally, each restaurant is led by an RGM, together with one or more additional assistant managers, depending on the operating complexity and sales volume of the restaurant. Each restaurant usually has between 10 and 35 hourly employees, most of whom work part-time. The Company's four operating divisions each issue detailed manuals covering all aspects of their respective operations, including food handling and product preparation procedures, safety and quality issues, equipment maintenance, facility standards and accounting procedures. The restaurant management teams are responsible for the day-to-day operation of each unit and for ensuring compliance with operating standards. RGMs report to area managers, who are each responsible for approximately nine to eleven restaurants. The Company's restaurants are visited from time to time by various higher level supervisors within their respective organizations to help ensure adherence to system standards.

          RGMs are required to attend and complete their respective division's training programs. These programs consist of initial training, as well as additional continuing development and training programs that may be offered or required from time to time. Initial manager training programs generally last at least six weeks, and emphasize leadership, business management, supervisory skills (including training, coaching, and recruiting), product preparation and production, safety, quality control, customer service, labor management, and equipment maintenance.

        At year-end 1996, TRICON employed approximately 335,000 persons, approximately 245,000 of whom were part-time employees. Approximately 75% of TRICON's employees are employed in the United States. The Company believes that it provides working conditions and compensation that compare favorably with those of its principal competitors. Employees, other than restaurant management and corporate management, are paid on an hourly basis. Less than 1% of TRICON's U.S. employees are covered by collective bargaining agreements. TRICON's non-U.S. employees are subject to numerous labor council relationships which vary due to the diverse cultures in which the Company operates. The Company considers its employee relations to be good.

Industry Overview

        Worldwide

        The food service industry is defined as food fully prepared away from home. The categories included within this industry are QSRs, full service restaurants, other commercial restaurants (including cafeterias) and non-commercial restaurants such as those in schools and hospitals. In 1996, the QSR segment of the industry, which is the one in which TRICON operates, was estimated to be $160 billion.

        TRICON is the world's leading restaurant company in units and second in system-wide sales. Based on the number of units, TRICON's worldwide system is about 40% larger than McDonald's and more than three times the size of Burger King's. In 1996, TRICON's worldwide system sales exceeded $20 billion, accounting for 13% of the estimated $160 billion global QSR market. In addition, TRICON's brands are leaders in units and sales in their respective food categories.

[GRAPHIC OMITTED]  Bar chart with the following points:

Largest Worldwide Restaurant Systems
as of Year-End 1996
------------------------------------
                      Units

TRICON................29,096

McDonald's............21,022

Subway................12,516

Burger King........... 7,874

Wendy's............... 6,343

Dairy Queen........... 5,665

Domino's.............. 5,460

Little Caesars........ 4,881


Source:  Technomic



Worldwide Quick Service Restaurant Sales
as of Year-End 1996
-----------------------------------------------

TRICON      13%

McDonald's  20%

Other       67%


Source:  Technomic; PepsiCo; Euromonitor


United States

        In the U.S., one of the most important factors affecting the food service industry has been consumers' growing desire for meals that are quick, easy and convenient, which often means food prepared and consumed outside of the home. According to McKinsey & Company, Inc., in the U.S. today almost 45 cents of the consumer's food dollar goes to meals prepared and served ready-to-eat away from home, up from 38 cents ten years ago. By year-end 1996, the food service industry had reached $321 billion in sales. The QSR segment of the food service industry has been growing rapidly, with a ten year compound annual growth rate of more than 6%. The main driver of growth over the last two years has been new unit expansion, primarily on the part of the major chains, which increased at a rate of 4% annually.


[GRAPHIC OMITTED]  Pie Chart showing the following:

1996 U.S. Food Service Industry System Sales:
--------------------------------------------

Quick Service Restaurants      32%

Full Service Restaurants       29%

Non-Commercial                 25%

Other Commercial               14%

Source:  Technomic


        As a result of new unit expansion in excess of population growth, the number of QSR restaurants has increased from 1 for every 1,672 people in 1986 to 1 for every 1,343 people in 1996. Consumer demand as measured by eating occasions has not kept pace with unit expansion which has resulted in pressure on same store sales. The competitive QSR segment of the food service industry has therefore become increasingly challenging and store level margins are being pressured, not only from the lack of sales growth, but also from increasing commodity costs and higher wage rates due to low unemployment and increased minimum wages.

          In the United States, TRICON is the largest restaurant company in terms of number of units. It has over 20,000 system-wide units located in all 50 states. As of year-end 1996, the composition by concept was 25% KFC, 43% Pizza Hut and 32% Taco Bell. Over the past five years, TRICON's units in the U.S. and U.S. system-wide sales have both grown at a compound annual growth rate of 6%.


[GRAPHIC OMITTED]  Pie chart showing the following:


                      TRICON's U.S. System Units by Concept
                               as of Year-End 1996
                           --------------------------

                              Pizza Hut          43%

                              Taco Bell          32%

                              KFC                25%


          The following table ranks the 10 largest QSR chains by 1996 United States system-wide sales. Pizza Hut, Taco Bell, and KFC rank 3,4, and 6, respectively. Together, they are number two with over $13 billion in system-wide sales.

                                                                   1996              1996 System
                                              1996 System          System            Sales Per Unit
Rank      Restaurant Chain      Concept       Sales ($MM)          Units (1)         ($M) (1) (2)
----      ----------------      -------       -----------          ---------         --------------

1         McDonald's          Sandwich            16,370            12,094                1,354
2         Burger King         Sandwich             7,485             7,057                1,061
3         Pizza Hut           Pizza                4,900             8,755                  560
4         Taco Bell           Mexican              4,600             6,642                  693
5         Wendy's             Sandwich             4,284             4,369                  981
6         KFC                 Chicken              3,900             5,079                  768
7         Hardee's            Sandwich             2,989             3,225                  927
8         Subway              Sandwich             2,700            10,848                  249
9         Dairy Queen         Ice Cream            2,603             5,035                  517
10        Domino's            Pizza                2,300             4,300                  535

Source: 1996 Technomic Top 100 and PepsiCo

          (1) TRICON numbers include traditional and non-traditional units where applicable.

          (2) Excluding sales from non-traditional units, 1996 system sales per unit at Pizza Hut, Taco Bell and KFC were $620,000, $886,000 and $775,000 respectively.

        International

          Outside the United States, sales in the QSR segment of the food service industry are estimated to be $62 billion. Industry conditions vary by country, with many local restaurants and fast food options present, but on average competition is less than in the United States as internationally branded competition is generally limited to McDonald's and, in certain markets, Domino's, Wendy's and Burger King.

        In addition, branded QSR units per population in most countries are generally well below that of the United States.

[GRAPHIC OMITTED]  Bar chart showing the following points:

TRICON Units per Million People
as of Year-End 1996
Selected Countries
-------------------------------
                    Units

United States....... 78

Australia........... 47

Singapore........... 29

Canada.............. 19

UK.................. 14

Japan............... 10

South Korea.........  5

Thailand............  4

Mexico..............  3

France..............  2

Germany.............  2

Brazil..............  1

Argentina...........  1

Poland..............  1

China...............  0

India...............  0

Russia..............  0


Source:  PepsiCo; 1996 World Almanac

        Reflecting the broad geographic consumer appeal of TRICON's concepts, over 35% of TRICON International's restaurants are located in Asia Pacific, followed by the Americas (Canada, the Caribbean, Latin America and South America) with 29%, Europe with 19% and the South Pacific with 16%.

                      TRICON International System Units
                             as of Year-End 1996 (1)

[GRAPHIC OMITTED] Pie charts showing the following:


Concept
-------

KFC        56%
Pizza Hut  42%
Taco Bell   2%


Ownership
---------

Franchise/Licensed      59%
Company                 29%
Joint Venture           12%


Region
------


Asia Pacific   36%
Americas       29%
Europe         19%
S. Pacific     16%



                                   Joint       Franchised                      Countries
                     Company       Venture     and Licensed       Total      and Territories
                     -------       -------     ------------       -----      ---------------

KFC                   1,235           432         3,117           4,784             73
Pizza Hut             1,183           575         1,875           3,633             83
Taco Bell                95            --           108             203             16
                      -----         -----         -----           -----
Total                 2,513         1,007         5,100           8,620             94


     (1)  Includes traditional and non-traditional units.


        Since late 1994, the international operations of TRICON's three restaurant concepts have been consolidated into a separate international division to improve focus and scale. TRICON International has redirected its focus to generate more system growth through franchisees and concentrate its development of Company-operated stores in those markets with sufficient scale. TRICON International has developed new global systems and tools designed to improve marketing, operations consistency, product delivery, market planning and development, franchise support, and store-level team building capability.

Competitive Advantages

        Global Scale


        Powerful  Concepts in Growing Food  Categories.  KFC, Pizza Hut and Taco
Bell are three of the most recognized restaurant concepts, each having significant value. Each is the U.S. leader in units and sales in its respective food category. TRICON believes that the near universal appeal of chicken and the enormous variety of pizzas provide a strong foundation for global concept expansion, and the emerging trend towards Mexican-style foods may provide additional growth opportunities.

        Worldwide Capabilities. TRICON has global scale and capabilities in marketing, advertising, purchasing, research and development ("R&D"), and site selection. TRICON believes that its worldwide network of Company and franchise operations provides a strong foundation from which to expand in existing markets, enter new markets, launch new products and marketing campaigns and introduce new concepts. In many countries and regions TRICON has the scale to use extensive television advertising, an important factor in increasing brand awareness. TRICON's scale enables it to negotiate superior marketing promotions and real estate transactions compared to many of its competitors.

        Purchasing/Distribution. The Company is a substantial purchaser of a number of food products, and it believes its scale purchasing capabilities provide it with competitive advantages, such as it's ability to ensure a consistent supply of high quality food, ingredients and other supplies at competitive prices to all of its restaurant concepts. To ensure reliable sources, in 1996, the Company consolidated most of its worldwide food and supply procurement activities under a new organization called SmartSourcing, which sources, negotiates and buys specified food and supplies from hundreds of suppliers in over 70 countries and territories. The SmartSourcing staff develops long-term relationships or partnerships with key vendors. They monitor market trends and seek to identify and capitalize on purchasing opportunities that will enhance the Company's competitive position. The principal products purchased include beef, cheese, chicken products, cooking oils, corn, flour, lettuce, pinto beans, pork, seasonings, tomato products, and paper and packaging materials.

        To ensure the wholesomeness of all food products, suppliers are required to meet or exceed strict quality control standards. Competitive bids, long-term contracts and long-term vendor relationships have been used to ensure availability of products. TRICON has also entered into commodity futures contracts traded on national exchanges with the objective of reducing food costs. While such hedging activity has historically been done on a limited basis, hedging activity could increase in the future if TRICON believes it would result in lower total costs. The Company has not experienced any significant continuous shortages of supplies. Prices paid for these supplies may be subject to fluctuation; when prices increase, the Company may be able to pass on such increases to its customers, although there is no assurance this can be done in the future.

          Many food products, paper and packaging supplies, and equipment used in the operation of the Company's restaurants, have been distributed to individual Company-operated units by PFS, which had been PepsiCo's restaurant distributor operation. PFS also sold and distributed these same items to many franchised and licensed units that operate in the three restaurant systems, though principally to Pizza Hut and Taco Bell franchised/licensed units in the United States. In May 1997, KFC, Pizza Hut and Taco Bell entered into a five year Sales and Distribution Agreement with PFS to purchase the majority of their food and supplies for Company-operated stores, subject to PFS maintaining certain quality and performance levels. The Sales and Distribution Agreement became effective upon the closing of the sale by PepsiCo of the assets and business of PFS to AmeriServe Food Distribution, Inc. ("AmeriServe"), a subsidiary of Holberg Industries, Inc., pursuant to a definitive agreement dated as of May 23, 1997, as amended. KFC, Pizza Hut and Taco Bell have also entered into multi-year agreements with Pepsi-Cola Company regarding the sale of Pepsi-Cola beverage products at U.S. Company-operated units. See "The Distribution - Relationship Between PepsiCo and TRICON after the Distribution."

          Management Information Systems. TRICON considers itself a leader in the utilization of technology to help manage its restaurants. Systems targeted at improving financial controls, cost management, product inventory, consumer service and employee effectiveness have been implemented in all Company-operated units. In the U.S., communication networks transmit critical business data to and from the Company-operated units. These networks provide timely information on daily business activity. The Company uses proprietary software as well as purchased software to simplify the restaurants' processes and administrative requirements. The leveraging of technology allows the RGMs to focus on customers and operations.

        Proven Operating Record

          Core Competence in Marketing. TRICON has strong marketing teams and strong agencies as its partners. In 1996, TRICON and its franchisees invested more than $745 million in the U.S. and more than $310 million in international markets in advertising and marketing programs.

        TRICON believes that it has developed significant advertising capabilities, and has been able to generate substantial interest in and excitement around its brands. Many of the Company's advertising campaigns have been recognized in the past with awards acknowledging their creativity, execution or achievements in creating or maintaining brand awareness. The Company's size enables it to be a leading advertiser in the food service industry, which it can leverage to achieve efficiency of national network television advertising, supplemented with local market television advertising. TRICON's four operating divisions implement periodic promotions as they deem appropriate or desirable in order to maintain and increase their sales and unit profits. They also rely on radio, newspaper and other print advertising, in-store point of purchase advertising, and direct mail and newspaper couponing programs, to attract customers and encourage the purchase of their products. The Company has developed and utilizes sophisticated marketing research techniques to measure customer satisfaction and consumer trends.

        Quality Assurance. The Quality Assurance Departments at each of TRICON's four operating divisions help ensure that the systems' restaurants provide high quality, wholesome food products in clean and safe environments. The systems' restaurants are required to buy food supplies, ingredients, seasonings, and equipment only from approved suppliers, who are required to meet or exceed system standards designed to ensure product quality, safety and consistency. From time to time, the Quality Assurance Departments inspect the facilities of their suppliers and request samples for testing and other quality control monitoring and measures. Many of these suppliers, such as poultry producers, are also subject to some government inspection. In addition, representatives of the Quality Assurance Departments visit restaurants from time to time to ensure that food is properly stored, handled and prepared in accordance with prescribed standards and specifications, as well as to provide training in food safety and sanitation measures to the restaurant operators. The Quality Assurance Departments are also responsible for remaining current on issues related to food safety, and interacting with regulatory agencies as may be required or desirable on these matters.

Strong Free Cash Flow

        TRICON has generated significant free cash flow through its operations and global refranchising program under which it sells Company-operated restaurants to current and new franchisees. Since the strategy began in mid-1995, TRICON refranchised 264 and 640 units in 1995 and 1996, respectively. In June 1997, TRICON International sold 77 KFCs, 43 Pizza Huts and two joint KFC and Pizza Hut delivery/carryout units in New Zealand in an initial public offering. As a result of TRICON's refranchising activity, coupled with new points of distribution added by franchisees and licensees and the program to upgrade the asset portfolio by closing under-performing stores, the Company's overall ownership of total system units (i.e. Company-operated and joint venture units in which the Company participates) declined six percentage points in two years from 50% at year-end 1994 to 44% at year-end 1996. The refranchising program is expected to continue. However, the continuation of the program depends on the Company's ability to find qualified franchisees to purchase Company-operated restaurants at prices considered by the Company to be appropriate.

        TRICON's operations generated free cash flow of almost $465 million in 1996, allowing it to increase its rate of investment in the following: product innovation and quality; improved operating platforms leading to improved service; store-level human resources including recruiting and training; testing alternative modes of distribution; and creative marketing programs. See "Management's Discussion and Analysis."

        United States Growth Opportunities

        TRICON believes it has many opportunities to achieve same store sales growth at Company-operated units in its U.S. business due to the following:

        Daypart Expansion. TRICON's strengths in market research and R&D, combined with underdeveloped dayparts in all three core concepts give it an opportunity to increase the average sales per unit. According to CREST, in 1996 in the U.S. almost two-thirds of KFC and approximately three-quarters of Pizza Hut Company-operated store sales occurred during the dinner occasion. At Taco Bell approximately half of U.S. Company-operated store sales occurred during the lunch occasion, with about 44% occurring at dinner and the remainder during snacking hours.

        Channel Expansion. TRICON's products, especially chicken and pizza, are well suited to delivery because their relatively long holding times allow them to be delivered hot and ready to eat. Today, Pizza Hut has a well-developed delivery system and almost 500 KFC units currently offer some delivery services. In addition, the Company believes there is opportunity to innovate with respect to the type of unit that best meets consumer needs. Some of the alternative channels that are being developed include non-traditional units such as Taco Bell Express in venues like shopping malls, food courts, airports, gas and convenience stores and schools.

        International Growth Opportunities

        Underdeveloped Presence in Many Countries. Although TRICON has established a presence in many countries, the majority of those countries are still underpenetrated considering not only population size and growth but also in terms of per capita purchasing power. TRICON has demonstrated considerable success in Asian emerging markets with some of the largest stores in the world on a sales per store basis being operated by it in China. In countries which are more developed, the ratio of stores per million people is still far below that found in the U.S. and there is still tremendous opportunity to leverage an increasing demand for convenient, fully prepared foods.

        Scale Advantages. TRICON has the ability to leverage not only the scale advantages of purchasing and R&D but also the experience of its U.S. business to quickly identify new product opportunities for local markets. As of year-end 1996, TRICON's international system-wide sales accounted for approximately 11% of all international QSR sales.

Other

        Properties

     As of year-end 1996, KFC, Pizza Hut and Taco Bell owned approximately 3,200 and leased approximately 6,200 restaurants, delivery/carryout units and other food service units in the United States; and TRICON International owned approximately 1,000 and leased approximately 1,500 additional units outside the United States. KFC, Pizza Hut and Taco Bell restaurants in the United States which are not owned are generally leased for initial terms of 15 or 20 years, and generally have renewal options, while Pizza Hut delivery/carryout units in the United States generally are leased for significantly shorter initial terms with short renewal options. Joint ventures in which KFC, Pizza Hut or Taco Bell are partners and other consolidated entities own or lease approximately 1,000 restaurants or units outside the United States. TRICON leases Pizza Hut's corporate headquarters in Dallas, Texas. Taco Bell leases its corporate headquarters in Irvine, California and KFC owns its corporate headquarters and a research facility in Louisville, Kentucky. In addition, TRICON owns major office facilities in Wichita, Kansas and leases an office facility for accounting services in Albuquerque, New Mexico.

        Competition

        The overall food service industry and the QSR segment are intensely competitive with respect to food quality, price, service, convenience, restaurant location and concept. The restaurant business is often affected by changes in consumer tastes; national, regional or local economic conditions; demographic trends; traffic patterns; the type, number and location of competing restaurants; and disposable purchasing power. TRICON competes within each market with national and regional chains as well as locally-owned restaurants, not only for customers, but also for management and hourly personnel and suitable real estate sites. For additional information on competition, see "Business of TRICON
- Industry Overview."

        Trademarks

        TRICON regards its Kentucky Fried Chicken (Registered Trademark), KFC (Registered Trademark), Pizza Hut (Registered Trademark) and Taco Bell (Registered Trademark) trademarks as having significant value and as being important in marketing to consumers. The Company's policy is to pursue registration of its important trademarks whenever possible and to oppose vigorously any infringement of its trademarks. The use of the foregoing trademarks by franchisees and licensees has been authorized in KFC, Pizza Hut and Taco Bell franchise and license agreements. Under current law and with proper use, the Company's rights in its trademarks can last indefinitely.

        Government Regulation

        United States. TRICON is subject to various Federal, state and local laws affecting its business. Each of the Company's restaurants must comply with licensing and regulation by a number of governmental authorities, which include health, sanitation, safety and fire agencies in the state or municipality in which the restaurant is located. To date, the Company has not been significantly affected by any difficulty, delay or failure to obtain required licenses or approvals.

        A small portion of Pizza Hut's net sales are attributable to the sale of beer and wine. A license is required for each site that sells alcoholic beverages (in most cases, on an annual basis) and licenses may be revoked or suspended for cause at any time. Regulations governing the sale of alcoholic beverages relate to many aspects of restaurant operations, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. The failure of a restaurant which sells alcoholic beverages to obtain or retain these licenses may adversely affect such restaurant's operations.

        The Company is also subject to Federal and state minimum wage laws governing such matters as overtime, tip credits and working conditions. Since the bulk of the Company's employees are paid on an hourly basis at rates related to the Federal minimum wage, increases in the minimum wage could significantly increase the Company's labor costs.

        The Company is also subject to Federal and state child labor laws which, among other things, prohibit the use of certain "hazardous equipment" by employees 18 years of age or younger. The Company has not to date been materially adversely affected by such laws.

        The Company is subject to Federal and state environmental regulations, but these rules have not had a material effect on the Company's operations. The Company continues to monitor its facilities for compliance with the Americans With Disabilities Act ("ADA") in order to conform to its requirements. Under the ADA, the Company could be required to expend funds to modify its restaurants to better provide service to, or make reasonable accommodation for the employment of, disabled persons.

          International. Internationally, the Company's restaurants are subject to national and local laws and regulations which are similar to those affecting the Company's domestic restaurants, including laws and regulations concerning labor, health, sanitation and safety. The international restaurants are also subject to tariffs and regulations on imported commodities and equipment and laws regulating foreign investment.

        Worldwide compliance with environmental regulations has not had a material adverse effect on the Company's earnings, capital expenditures or competitive position.

        Legal Proceedings

        The Company is subject to various claims and contingencies related to lawsuits, taxes, real estate, the environment and other matters arising out of the normal course of business. Management believes that the ultimate liability, if any, in excess of amounts already provided for, is not likely to have a material adverse effect on the Company's annual results of operations or financial condition.

        Sale of Non-Core Concepts

        In late 1996, TRICON set a strategy to focus human and financial resources on growing the sales and profitability of its three core QSR concepts
- KFC, Pizza Hut and Taco Bell. The non-core restaurant businesses of Hot 'n Now ("HNN"), East Side Mario's ("ESM") and Chevys Mexican Restaurants ("Chevys") were sold in 1997, and two other non-core restaurant businesses, D'Angelo Sandwich Shops ("D'Angelo") and California Pizza Kitchen ("CPK"), are expected to be sold prior to the Distribution Date. These five "non-core" chains represented approximately 4% of TRICON's worldwide sales at Company-operated units in 1996. See "Combined Financial Statements."


                        SELECTED COMBINED FINANCIAL DATA


        For purposes of the following selected combined financial data, TRICON includes the worldwide operations of KFC, Pizza Hut and Taco Bell (its core business), and its non-core U.S. businesses through their respectice dates of disposal.

        The following selected combined financial data of TRICON should be read in conjunction with, and is qualified in its entirety by reference to, the audited Combined Financial Statements and the unaudited Condensed Combined Financial Statements and the related notes thereto included on pages F-2 to F-29.

        The pro forma selected financial data set forth below is derived from the unaudited Pro Forma Condensed Combined Financial Information included on pages F-30 to F-34. The pro forma data does not purport to represent what TRICON's financial position or results of operations would have been had it operated as a separate, independent company nor does it give effect to any events other than those discussed in the related notes. The pro forma data also does not purport to project TRICON's financial position or results of operations as of any future date or for any future period.

        The capital structure that existed when the Company's businesses operated as part of PepsiCo is not relevant because it does not reflect TRICON's expected future capital structure as a separate, independent company. Accordingly, per share data for earnings and cash dividends declared has not been presented except for pro forma earnings per share for the year-ended December 28, 1996 and the 24 weeks ended June 14, 1997, which was based on 155 million shares and equivalents.


------------------------------------------------------------------------------------------------
Selected Combined Financial Data                                                (Page 1 of 5)
(in millions except per share data, unaudited)
TRICON Global Restaurants, Inc.
------------------------------------------------------------------------------------------------
                                            Pro forma
                                             1996(a)       1996(b)(c)   1995(c)   1994(c)(d)(e)

------------------------------------------- ------------- ------------ ---------- --------------
Summary of Operations
Revenues................................    $9,838          10,232     10,250     9,565
Income/(loss) before cumulative effect
  of accounting changes.................    $  131             (53)      (132)      119
Cumulative effect of accounting
  changes (h)...........................    $    -             -           -         (1)
Net income/(loss) (i)...................    $  131             (53)      (132)      118
Earnings per share (j)...............       $ 0.85             N.R.       N.R.      N.R.
Balance Sheet
Total assets............................       N.R.        $ 6,520      6,908     7,387
Long-term debt (k)......................       N.R.        $   231        260       267
Investments by and advances
  from PepsiCo..........................       N.R.        $ 4,266      4,604     4,962

N.R. - Not Required




----------------------------------------------------------------------------------------
Selected Combined Financial Data                                        (Page 2 of 5)
(in millions, unaudited)
TRICON Global Restaurants, Inc.
----------------------------------------------------------------------------------------
                                                             1993(f)         1992

------------------------------------------------------- --------------- ----------------
Summary of Operations
Revenues...........................................     $   8,462           7,335
Income before cumulative  effect of
  accounting changes...............................     $     238             245
Cumulative effect of accounting
  changes (h)......................................     $      -              (19)
Net income (i).....................................     $     238             226
Balance Sheet
Total assets.......................................     $   6,526           5,086
Long-term debt (k).................................     $     290             257
Investments by and advances from
  PepsiCo .........................................     $   4,366           3,506



-----------------------------------------------------------------------------------------
Selected Combined Financial Data                                         (Page 3 of 5)
(in millions except per share data, unaudited)
TRICON Global Restaurants, Inc.
-----------------------------------------------------------------------------------------
                                                             24 Weeks Ended(g)
                                                         --------------------------
                                                   Pro forma
                                                   6/14/97(a)     6/14/97      6/15/96
-------------------------------------------------- ------------ ------------ ------------
Summary of Operations
Revenues.......................................    $ 4,399         4,590        4,655
Net income (i).................................    $   176           173          106
Earnings per share (j).........................    $  1.14           N.R.         N.R.
Balance Sheet
Total assets...................................    $ 5,976         6,107          N.R.
Long-term debt (k).............................    $ 4,674           186          N.R.
Investments by and advances from
  PepsiCo .....................................    $   -           3,825          N.R.


N.R. - Not Required

-------------------------------------------------------------------------------
Selected Combined Financial Data                                   (Page 4 of 5)
(in millions, unaudited)
TRICON Global Restaurants, Inc.
-------------------------------------------------------------------------------
(a)  Reflects the following pro forma adjustments:

     1. Elimination of TRICON's non-core U.S. businesses disposed of or expected to be disposed of in 1997;

     2. Expected debt to be issued to fund repayment of certain amounts due to PepsiCo and a dividend to PepsiCo;

     3.   Record TRICON's equity and shares outstanding; and

     4. Adjust interest expense to reflect expected debt outstanding as of the Distribution Date.

(b) Included unusual charges of $246 ($189 after-tax) related to the decision to dispose of TRICON's non-core U.S. businesses. See Note 3 to the audited Combined Financial Statements on page F-11. Also included the benefit of reduced depreciation and amortization expense for the first three quarters of 1996 of $40 ($26 after-tax) as a result of the initial impact of adopting Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," at the beginning of the fourth quarter of 1995. See (c) below.

(c)  Included net facility actions:

                                     1996             1995              1994
                                     ----             ----              ----

Refranchising gains                  $139            $  93              $  -
Store closure costs                   (40)             (38)              (10)
SFAS 121 impairment charges           (62)            (457)
                                     -----             ----             -----
 Net gain/(loss)                     $ 37            $(402)             $(10)
                                     =====           ======             =====
 After-tax gain/(loss)               $ 21            $(295)             $ (6)
                                     =====           ======             =====

     The initial, non-cash impairment charge of $457 ($324 after-tax) in 1995 was due to the adoption of SFAS 121 at the beginning of the fourth quarter. As a result of the reduced carrying amount of restaurants to be held and used in the business, depreciation and amortization expense for the fourth quarter of 1995 was reduced by $17 ($12 after-tax). See Note 3 to the audited Combined Financial Statements on page F-11.

(d) Included a benefit of changing to a preferable method for calculating the market-related value of pension plan assets used in determining the return-on-asset component of annual pension expense, which reduced full-year pension expense in 1994 by $5 ($3 after-tax).

(e) Fiscal year 1994 consisted of 53 weeks. Normally, fiscal years consist of 52 weeks; however, because the fiscal year ends on the last Saturday in December, a week is added every 5 or 6 years. The fifty-third week increased 1994 revenues by $172 and earnings by approximately $23 ($14 after-tax).

(f) Included a $7 charge to increase net deferred tax liabilities as of the beginning of 1993 for a 1% statutory income tax rate increase due to 1993 U.S. Federal tax legislation.

--------------------------------------------------------------------------------
Selected Combined Financial Data                                   (Page 5 of 5)
(in millions, unaudited)
TRICON Global Restaurants, Inc.
--------------------------------------------------------------------------------
(g) Included unusual charges of $39 ($22 after-tax) in 1997 and $26 ($17 after-tax) in 1996 related to the disposal of TRICON's non-core U.S. businesses. Also included net facility actions:
                                                             24 Weeks Ended
                                                       -------------------------
                                                       6/14/97           6/15/96
                                                       -------           -------

          Refranchising gains                            $153              $ 88

          Store closure costs                             (29)               (4)

          Recurring SFAS 121 impairment charges           (39)              (18)
                                                         -----             -----
          Net gain                                       $ 85              $ 66
                                                         =====             =====

          After-tax gain                                 $ 56              $ 37
                                                         =====             =====
          After-tax gain - Full Year*                    $ 87              $ 41
                                                         =====             =====

        * Because TRICON allocates its income tax expense to interim periods based on a forecasted full-year effective tax rate, the tax attributes associated with these net facility actions will continue to be recognized in TRICON's tax expense over the balance of the year. Accordingly, the after-tax gain recognized in the 24 weeks ended 1997 and 1996 is lower than the full-year amount.

           The 1997 full-year after-tax gain reflects the tax free gain from the refranchising of TRICON's restaurants in New Zealand to a new, independent publicly-traded company.

(h) Represented the cumulative effect of adopting in 1994 Statement of Financial Accounting Standards No. 112 (SFAS 112), "Employers' Accounting for Postemployment Benefits," and changing to a preferable method for calculating the market-related value of pension plan assets used in determining the return-on-asset component of annual pension expense and the cumulative net unrecognized gain or loss subject to amortization (see Notes 13 and 11 to the audited Combined Financial Statements on page F-16) and adopting in 1992 Statement of Financial Accounting Standards No. 106 (SFAS
     106), "Employers' Accounting for Postretirement Benefits Other Than Pensions" which reduced earnings by $31 ($19 after-tax).

(i) For the historical results of operations net income included interest expense based upon PepsiCo's weighted average borrowing rate applied to the average balance of investments by and advances from PepsiCo to TRICON and interest on its external third-party debt.

(j) Pro forma shares and equivalents of 155 million used to compute earnings per share was based on 152 million shares of TRICON common stock adjusted for the dilutive effect of stock options. The 152 million shares reflected an estimate of the shares to be issued at the Distribution Date based on a distribution ratio of one share of TRICON Common Stock for every ten shares of PepsiCo Capital Stock.

(k)  Long-term debt represented external third-party debt.

                                    FINANCING

        PepsiCo's general practice has been to incur debt at the parent company level rather than the subsidiary level, even when the funds obtained from such borrowings have been used in the businesses of its subsidiaries, except in the case of capital leases, assumed debt of acquired businesses and certain international third party debt which generally have been incurred at the subsidiary level. Accordingly, the financing requirements of the restaurant businesses generally have been funded through intercompany accounts with PepsiCo.

        Prior to the Distribution, TRICON will incur approximately $4.5 billion of debt obligations. Substantially all of the proceeds of such debt obligations will be transferred to PepsiCo as repayment of certain amounts due to PepsiCo from TRICON and a dividend. The remainder of any investment in TRICON by PepsiCo will be reclassified from "Investment by and advances from PepsiCo" to "Common Stock and surplus" on the TRICON balance sheet. This remainder will be contributed by PepsiCo to its shareholders in the form of TRICON Common Stock. PepsiCo will retain no equity interest in TRICON. However, immediately after the Distribution Date, TRICON shares will be owned by PepsiCo's pension trust on behalf of PepsiCo's employees.

        TRICON has no assurance that, as an independent company, it will be able to obtain financing upon terms as favorable as those historically experienced by PepsiCo.

Commercial Paper Program

        TRICON is planning to establish a commercial paper program at such time as TRICON's management believes its credit rating supports such a program. Borrowings under this program may be used to finance a base level of floating rate debt and seasonal borrowing needs.

Bank Credit Facilities

        TRICON is planning to establish a senior, unsecured five-year term loan facility in the aggregate amount of $2 billion and a senior, unsecured five-year revolving credit and multicurrency competitive advance facility in the aggregate amount of $3.5 billion. A portion of the latter facility will be available in the form of letters of credit. Interest rates are expected to be based on the London interbank offered rate ("LIBOR"). The facilities are expected to have a quarterly facility fee as well as a semi-annual administrative fee. The covenants in the facilities will be carefully negotiated with respect to TRICON's debt and investment requirements. TRICON believes it will have adequate flexibility under the covenants and that they should not impose material restrictions on TRICON's operations.

Long-Term Debt

        TRICON's management may refinance a portion of the bank borrowings with long-term financing when market conditions are deemed appropriate following the Distribution. TRICON may file a shelf registration statement with the Securities and Exchange Commission providing for the issuance of debt securities with various terms, conditions and maturities. Interest rates would be expected to be based on market conditions at the time of the offerings. The covenants in the indenture under which such debt securities would be issued would be carefully negotiated with respect to TRICON's debt and investment requirements.

Derivative Instruments

        TRICON is currently planning to enter into agreements with a selected number of creditworthy financial institutions which will enable TRICON to enter into interest rate swap agreements in order to reduce its interest rate exposure. TRICON will likely use interest rate swaps to fix the interest rate on 50% to 80% of the amounts outstanding under its bank facilities.


                                THE DISTRIBUTION

Reasons for the Distribution

          PepsiCo's management has proposed the Distribution to achieve three specific business objectives: (i) to alleviate competitive barriers to expanding its fountain beverage business; (ii) to allow PepsiCo to focus its attention on its packaged goods businesses, Pepsi-Cola and Frito-Lay; and (iii) to permit PepsiCo and TRICON to offer management incentives more directly tied to the performance of their respective businesses. PepsiCo is distributing the shares of TRICON to its shareholders based on its belief that the restaurant businesses, on the one hand, and PepsiCo's packaged goods businesses, on the other hand, represent different business propositions. They involve fundamentally different growth opportunities, financial returns, investment requirements, operating systems and people dynamics. PepsiCo also believes that corporations perform optimally when business strategy, organization and employee incentives are more narrowly focused.

        Accordingly, PepsiCo has concluded that the long-term interests of both businesses are best served through the creation of two separate, independent and focused corporations, TRICON focused on restaurants and a "new PepsiCo" focused on packaged goods.

Manner of Effecting the Distribution

        On or before the Distribution Date, PepsiCo will transfer to BankBoston, N.A., as Distribution agent (the "Distribution Agent"), for the benefit of holders of record of PepsiCo Capital Stock at the close of business on September 19, 1997 (the "Record Date"), all shares of TRICON Common Stock then owned by PepsiCo.

        The Distribution will be made to holders of record of PepsiCo Capital Stock at the close of business on the Record Date, without any consideration being paid by such holders, on the basis of one share of TRICON Common Stock for every ten shares of PepsiCo Capital Stock held on the Record Date. TRICON will participate in the Direct Registration System to effect the Distribution, and shares of TRICON Common Stock will be distributed to PepsiCo shareholders in book-entry form. Commencing on or about the Distribution Date, the Distribution Agent will begin mailing account statements reflecting ownership of shares of TRICON Common Stock to such holders of record of PepsiCo Capital Stock. Any TRICON shareholders that would like to receive a certificate representing their shares may contact the Distribution Agent. The shares of TRICON Common Stock will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. See "Description of TRICON Capital Stock - TRICON Common Stock."

         No fractional shares will be distributed as part of the Distribution, other than fractional shares which will be credited to the accounts of participants in certain PepsiCo plans as described below. The Distribution Agent will aggregate fractional shares, other than those held by participants in such plans, into whole shares of TRICON Common Stock and sell them on the open market at prevailing prices on behalf of holders who would otherwise be entitled to receive such fractional share interests. Any such persons entitled to receive at least $0.01 will receive a cash payment for their portion of the total sale proceeds. Any persons entitled to receive less than $0.01 will have their fractional shares canceled.

        Distribution of TRICON Common Stock with respect to PepsiCo Capital Stock held in the PepsiCo Capital Stock Purchase Plan, the PepsiCo SaveUp Plan (formerly 401(k) or Long-Term Savings), the PepsiCo Dividend Reinvestment Plan and the PepsiCo Employees' Stock Ownership Plan will be credited to participants' accounts. Fractional shares will be credited with respect to each of these plans other than the PepsiCo Dividend Reinvestment Plan. Fractional shares with respect to the PepsiCo Dividend Reinvestment Plan will be cashed out as described in the previous paragraph.


        The Distribution is subject to a number of conditions, including (i) a favorable ruling of the Internal Revenue Service concerning the tax-free nature of the Distribution, (ii) appropriate stock market conditions for the Distribution, (iii) various regulatory approvals, and (iv) approval by PepsiCo's Board of Directors of the final terms of the Distribution, including, without limitation, the formal declaration of a dividend to PepsiCo's shareholders and other specific actions necessary to the Distribution. The conditions in clauses
(i), (ii) and (iv) above have been satisfied. The only significant pending regulatory approval is the Commission's declaration of the effectiveness of the Form 10, and the PepsiCo Board of Directors does not intend to waive this condition.


        The PepsiCo Board of Directors may amend, modify or abandon the Distribution at any time prior to the Distribution Date.

Results of the Distribution

          Subsequent to the Distribution, which will be effective at 11:59:59 p.m. E.D.T. on the Distribution Date, TRICON will operate as an independent restaurant company, and PepsiCo will continue to conduct its packaged goods businesses.

Relationship between PepsiCo and TRICON after the Distribution


        After the Distribution, PepsiCo will have no ownership interest in TRICON, and TRICON will be an independent, publicly-owned company. However, immediately after the Distribution Date, TRICON shares will be owned by PepsiCo's pension trust on behalf of PepsiCo's employees. TRICON and PepsiCo have entered, and will enter, into certain agreements, described below, governing their relationship subsequent to the Distribution and providing for the allocation of tax and certain other liabilities and obligations arising from periods prior to and after the Distribution. Copies of the forms of such agreements are filed as exhibits to the Registration Statement of which this Information Statement is a part. The following summarizes the material terms of such agreements, but is qualified by reference to the text of such agreements.

Separation Agreement

        PepsiCo and TRICON have entered into a Separation Agreement (the "Separation Agreement"), which provides for, among other things, certain services, records and personnel which PepsiCo and TRICON will make available to each other after the Distribution Date. To facilitate an orderly transition, PepsiCo may continue to provide, for up to 12 months, certain services to
TRICON, with the related costs and expenses being paid by TRICON. TRICON will nonetheless have to utilize additional personnel to perform certain services previously provided by PepsiCo, such as treasury management and investor relations. The Separation Agreement also provides for the assumption by TRICON of liabilities relating to PepsiCo's restaurant businesses and the indemnification of PepsiCo with respect to such liabilities. At June 14, 1997, there were approximately $2.35 billion of liabilities reflected on TRICON's balance sheet. The Separation Agreement provides that, prior to the Distribution, TRICON will pay to PepsiCo $4.5 billion as repayment of certain amounts due to PepsiCo from TRICON and a dividend.

Tax Separation Agreement

        PepsiCo and TRICON have entered into a Tax Separation Agreement (the "Tax Separation Agreement"), on behalf of themselves and their respective consolidated groups, that reflects each party's rights and obligations with respect to payments and refunds of taxes that are attributable to periods beginning prior to and including the Distribution Date and taxes resulting from transactions effected in connection with the Distribution. The Tax Separation Agreement also expresses each party's intention with respect to certain tax attributes of TRICON after the Distribution. The Tax Separation Agreement provides for payments between the two companies for certain tax adjustments made after the Distribution that cover pre-Distribution tax liabilities. Other provisions cover the handling of audits, settlements, stock options, elections, accounting methods and return filing in cases where both companies have an interest in the results of these activities.

        Pursuant to the Tax Separation Agreement, TRICON has agreed to refrain from engaging in certain transactions for two years following the Distribution Date without the prior written consent of PepsiCo. Transactions subject to this restriction include, among other things, the liquidation, merger or consolidation with another company, certain issuances and redemptions of TRICON Common Stock, the granting of stock options, the sale, refranchising, distribution or other disposition of assets in a manner that would adversely affect the tax consequences of the Distribution or any transaction effected in connection with the Distribution, and the discontinuation of certain businesses.

Employee Programs Agreement

        PepsiCo and TRICON have entered into an Employee Programs Agreement (the "Employee Programs Agreement"), which allocates assets, liabilities and responsibilities between them with respect to certain employee compensation and benefit plans and programs and certain other related matters.


Telecommunications, Software and Computing Services Agreement

        PepsiCo and TRICON will also enter into a Telecommunications, Software and Computing Services Agreement (the "TS&C Agreement") setting forth the arrangements between the parties with respect to internal software, third-party agreements, telecommunications services and computing services.

Beverage Agreements

        KFC, Pizza Hut and Taco Bell have each entered into a multi-year agreement with Pepsi-Cola Company regarding the sale of Pepsi-Cola beverage products at U.S. Company-operated units.

Certain Letters of Credit, Guarantees and Contingent Liabilities

         Pursuant to the Separation Agreement, TRICON has agreed to use its best efforts to release, terminate or replace, prior to the Distribution Date, all letters of credit, guarantees and contingent liabilities relating to PepsiCo's restaurant businesses under which PepsiCo is liable. Nevertheless, after the Distribution Date, PepsiCo may remain liable on certain of such letters of credit, guarantees and contingent liabilities which were not able to be released, terminated or replaced prior to the Distribution Date. Pursuant to the Separation Agreement, from and after the Distribution Date TRICON will pay a fee to PepsiCo with respect to any such letters of credit, guarantees and contingent liabilities until such time as they are released, terminated or replaced by a qualified letter of credit with a maximum drawing amount equal to the full amount of all remaining obligations and foreseeable claims under such letters of credit, guarantees and contingent liabilities. At all times TRICON will be required to indemnify PepsiCo with respect to such letters of credit, guarantees and contingent liabilities.

Certain  U.S. Federal Income Tax Consequences of the Distribution

        PepsiCo has received a ruling from the Internal Revenue Service to the effect that the Distribution will qualify as a tax-free Distribution under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the
"Code"), and, accordingly, that (i) except as described below with respect to fractional shares, PepsiCo's shareholders will not recognize income, gain or loss upon the receipt of shares of TRICON Common Stock; (ii) the aggregate tax basis of the shares of PepsiCo Capital Stock and TRICON Common Stock (including any fractional share interests to which a PepsiCo shareholder is entitled) held by a PepsiCo shareholder after the Distribution will be the same as the tax basis of the shares of PepsiCo Capital Stock held by such shareholder immediately before the Distribution, and will be allocated between the shares of TRICON Common Stock and PepsiCo Capital Stock in proportion to their relative fair market values on the Distribution Date; (iii) the holding period of the shares of TRICON Common Stock received by a PepsiCo shareholder (including any fractional share interests to which a PepsiCo shareholder is entitled) will include the holding period of the shares of PepsiCo Capital Stock with respect to which the Distribution was made, provided that the shares of PepsiCo Capital Stock are held as a capital asset by such shareholder on the Distribution Date; and (iv) cash received in lieu of fractional share interests in TRICON Common Stock will give rise to gain or loss equal to the difference between the amount of cash received and the tax basis allocable to such fractional share interests. Such gain or loss will be capital gain or loss if the shares of PepsiCo Capital Stock are held as a capital asset on the Distribution Date.

          U.S. Treasury regulations require each PepsiCo shareholder that receives shares of TRICON Common Stock in the Distribution to attach to the holder's U.S. Federal income tax return for the year in which such stock is received a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Distribution. Within a reasonable time after the Distribution, PepsiCo will provide each PepsiCo shareholder of record as of the Record Date with the information necessary to comply with that requirement, and will provide information regarding the allocation of basis described in clause (ii) above.

        The foregoing is a summary of the material U.S. Federal income tax consequences of the Distribution under the law in effect as of the date of this Information Statement. IT DOES NOT PURPORT TO COVER ALL INCOME TAX CONSEQUENCES AND MAY NOT APPLY TO SHAREHOLDERS WHO ACQUIRED THEIR PEPSICO SHARES IN CONNECTION WITH A GRANT OF SHARES AS COMPENSATION, WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. All PepsiCo shareholders should consult their own tax advisors regarding the appropriate income tax treatment of their receipt of TRICON Common Stock, including the application of Federal, state, local and foreign tax laws, and the effect of possible changes in tax law that may affect the tax consequences described above.

                              MANAGEMENT OF TRICON

Directors

        TRICON's Restated Articles of Incorporation provide that the number of Directors may be altered from time to time, by resolution adopted by the Company's Board of Directors. However, the number of Directors may not be less than three nor more than fifteen.

         Provided that the number of Directors equals or exceeds the number required under North Carolina Law to stagger the terms of directors (currently nine), from and after the Company's 1997 annual shareholders' meeting, the Board of Directors shall be divided into three classes, to serve respectively until the annual meetings in 1998, 1999 and 2000, and until their successors shall be elected and shall qualify. Thereafter, their successors shall be elected for three year terms and until their successors shall be elected and shall qualify.


        The following individuals have agreed to serve as Directors of TRICON following the Distribution. These Directors will hold office until the first annual meeting of

TRICON's shareholders after the Distribution, which is expected to be held in May, 1998.

        Andrall E. Pearson, age 72, has been elected a Director and Chairman of the Board of TRICON, and will be elected Chief Executive Officer prior to the Distribution Date. Prior thereto, Mr. Pearson served as an operating partner of Clayton, Dubilier & Rice, a leveraged buy-out firm. He was PepsiCo's President and Chief Operating Officer from 1971 through 1984 and served on PepsiCo's Board of Directors for 26 years, retiring in April 1996. From 1985 to 1993 he was a tenured professor at Harvard Business School. Mr. Pearson is Chairman of the Board of Alliant FoodService, Inc. and a director of Kinko's, Inc., May Department Stores Company and Travelers Group.

        David C. Novak, age 44, will be elected a Director, Vice Chairman of the Board and President of TRICON prior to the Distribution Date. Prior thereto, Mr. Novak served as Group President and Chief Executive Officer, KFC and Pizza Hut, a position he has held since August 1996. Mr. Novak joined Pizza Hut in 1986 as Senior Vice President, Marketing. In 1990, he became Executive Vice President, Marketing and National Sales, for Pepsi-Cola Company. In 1992 he became Chief Operating Officer, Pepsi-Cola North America. In 1994 he became President and Chief Executive Officer of KFC North America.

        D. Ronald Daniel, age 67, will be elected to TRICON's Board of Directors effective on the Distribution Date. Mr. Daniel has been a director of McKinsey & Company since 1968. He joined McKinsey & Company in 1957 and held various positions with the firm, including Managing Director from 1976 to 1988. Mr. Daniel is a member of the Board of WNET/Thirteen, New York's public television station.

        James Dimon, age 41, will be elected to TRICON's Board of Directors effective on the Distribution Date. Mr. Dimon is President, Chief Operating Officer and a director of Travelers Group. He was appointed President in 1991, and became Chief Operating Officer in 1993. Previously he had been Executive Vice President and Chief Financial Officer of Primerica Corporation, the predecessor company of Travelers Group. He is also Chairman and Chief Executive Officer of Smith Barney Inc., a subsidiary of Travelers Group, and has held this position since 1996.

        Massimo Ferragamo, age 39, will be elected to TRICON's Board of Directors effective on the Distribution Date. Mr. Ferragamo is President and Vice Chairman of Moda Imports, Inc., a subsidiary of Salvatore Ferragamo Italia, which controls sales and distribution of Ferragamo products in North America. Mr. Ferragamo has held this position since 1985.

        Robert Holland, Jr., age 56, will be elected to TRICON's Board of Directors effective on the Distribution Date. Mr. Holland is the owner and Chief Executive Officer of WorkPlace Integrators, Michigan's largest Steelcase office furniture dealer. Prior to his current position, he was President and Chief Executive Officer of Ben & Jerry's Homemade, Inc. from 1995 through 1996. From 1981 to 1984 and from 1991 to 1995, Mr. Holland served as Chairman and CEO of Rokher-J, Inc., which participates in business development projects and provides strategy development assistance to senior management of major corporations. From 1984 to 1987, he was Chairman and Chief Executive Officer of City Marketing, a beverage distribution company in Detroit, Michigan. From 1987 to 1990, he was Vice President, and from 1990 to 1994 he was Chairman, of Gilreath Manufacturing, Inc., a full-service custom plastic injection molding company. Mr. Holland is a director of Mutual of New York, TruMark Inc., Frontier Corporation, A C Nielsen Corporation and Olin Corporation.


        Sidney Kohl, age 66, will be elected to TRICON's Board of Directors effective on the Distribution Date. Mr. Kohl, along with other family members, developed Kohl's Food Stores, Wisconsin's largest supermarket chain, and Kohl's Department Stores, now a national (New York Stock Exchange) department store chain. He served as President and then Chairman when the two entities were sold in 1972. He was a developer and managing partner of two regional malls in Milwaukee, and is/was the developer, owner and manager of other substantial commercial and residential property. Mr. Kohl serves on the Board of Kinko's, Inc. and Alliant FoodService, Inc. (formerly Kraft Food Service).


        Kenneth G. Langone, age 61, will be elected to TRICON's Board of Directors effective on the Distribution Date. Mr. Langone is the founder, and, since 1974, has been Chairman of the Board, Chief Executive Officer and President, of Invemed Associates, Inc., a New York Stock Exchange firm engaged in investment banking and brokerage. He is a founder of Home Depot, Inc., and has been a director since 1978. He is also a director of DBT Online, Inc., St. Jude Medical, Inc., Unifi, Inc. and United States Satellite Broadcasting Co.

        Jackie Trujillo, age 61, will be elected to TRICON's Board of Directors effective on the Distribution Date. Ms. Trujillo is Chairman of the Board of Harman Management Corporation, one of KFC's largest franchisees. She joined the KFC organization in 1953 and held various positions, becoming Executive Vice President of Operations in 1983, with responsibility for operations of KFC restaurants in Utah, Colorado, Washington and Northern California. In 1987, she became Executive Vice Chairman of Harman Management Corporation, assuming her present position in 1995.

        Robert J. Ulrich, age 54, will be elected to TRICON's Board of Directors effective on the Distribution Date. Mr. Ulrich is Chairman and Chief Executive Officer of Dayton Hudson Corporation and Target Stores. He became President of Dayton Hudson Department Store Company in 1984, and President of Target Stores in late 1984. He became Chairman and Chief Executive Officer of Target Stores in 1987, and assumed his additional present position at Dayton Hudson Corporation in 1994. Mr. Ulrich is also a director of Dayton Hudson Corporation.

        Jeanette S. Wagner, age 68, will be elected to TRICON's Board of Directors effective on the Distribution Date. Ms. Wagner is President of Estee Lauder International, Inc., the largest subsidiary of The Estee Lauder Companies Inc. Ms. Wagner's career at Estee Lauder has included marketing and general management assignments domestically and internationally. She assumed her present position in 1986. Ms. Wagner is also a director of American Greetings Corp. and Stride Rite Corporation.

        John L. Weinberg, age 72, will be elected to TRICON's Board of Directors effective on the Distribution Date. Mr. Weinberg is Senior Chairman of Goldman, Sachs & Co., a position he has held since 1990. Mr. Weinberg has served as an investment banker with Goldman, Sachs & Co. since 1950. He became a Partner in 1956, Senior Partner and Co-Chairman of the Management Committee in 1976, and was Senior Partner and Chairman of the Management Committee from 1984 until 1990. He is a director of Champion International Corporation, Knight-Ridder, Inc. and Providian Financial Corp.

Board Compensation and Benefits

        Employee Directors will not receive additional compensation for serving on the Board of Directors. Non-employee Directors will receive an annual cash retainer of $50,000 and an annual grant of options to buy $50,000 worth of TRICON Common Stock. Non-employee Directors will also receive a one-time stock grant of $25,000 upon joining the Board, payment of which will be deferred until termination from the Board. Directors may also defer payment of their retainers. Deferrals may not be made for less than one year. For the first year only, non-employee Directors will receive a Board meeting fee of $1,500 for each Board meeting in excess of eight during such year and a Committee meeting fee of $1,000 for each Committee meeting in excess of eight during such year. TRICON will also pay the premiums on directors' and officers' liability and business travel accident insurance policies covering the Directors.

Committees of the Board

        It is anticipated that TRICON will establish Audit, Compensation and Nominating Committees of the Board. It is also anticipated that all members will be non-employee Directors.

        Audit Committee. The Audit Committee will: (i) recommend to the Board the selection, retention or termination of TRICON's independent auditors; (ii) approve the level of non-audit services provided by the independent auditors;
(iii)  review the scope and results of the work of TRICON's  internal  auditors;
(iv) review the scope and approve the estimated cost of the annual audit; (v) review the annual financial statements and the results of the audit with management and the independent auditors; (vi) review with management and the independent auditors the adequacy of TRICON's system of internal accounting controls; (vii) review with management and the independent auditors the significant recommendations made by the auditors with respect to changes in accounting procedures and internal accounting controls; and (viii) report to the Board on the results of its review and make such recommendations as it may deem appropriate.

        Compensation Committee. The Compensation Committee will: (i) administer TRICON's Long-Term Incentive Plan, Executive Incentive Compensation Plan and related plans; (ii) approve, or refer to the Board of Directors for approval, changes in such plans and the compensation programs to which they relate; and
(iii) review and approve the compensation of senior executives of TRICON.

        Nominating Committee. The Nominating Committee will: (i) identify suitable candidates for Board membership; (ii) propose to the Board a slate of directors for election by the shareholders at each annual meeting; and (iii) propose candidates to fill vacancies on the Board based on qualifications it determines to be appropriate.

Executive Officers

        In addition to Messrs. Pearson and Novak (see "Management of TRICON - Directors"), the following persons are expected to serve as executive officers of TRICON as of the Distribution Date:

        Peter A. Bassi, age 48, will be elected President, International Restaurants prior to the Distribution Date. Prior thereto, Mr. Bassi served as Executive Vice President, Asia, of PepsiCo Restaurants International, a position he assumed in 1996. He joined Pepsi-Cola Company in 1972, and served in various management positions at Frito-Lay, Pizza Hut and PepsiCo Food Service International. He served as Senior Vice President, Finance and Chief Financial Officer at Taco Bell Corp. from 1987 to 1994. From 1995 to 1996 he served as Senior Vice President and Chief Financial Officer at PepsiCo Restaurants International.

        Robert C. Lowes, age 51, has been elected Chief Financial Officer of TRICON. Mr. Lowes is the former Chief Executive Officer of Burger King, a subsidiary of Grand Metropolitan, a food and consumer products company. Before becoming Burger King's Chief Executive Officer, Mr. Lowes held several positions with Grand Metropolitan, including Deputy Chief Financial Officer, Chief
Financial Officer of its Food Sector, and Chief Executive Officer of its European Foods division. Mr. Lowes joined Grand Metropolitan from Philip Morris and General Foods, where he served in a number of senior finance capacities, including Vice President, Controller of Philip Morris, and Group Vice President and Chief Financial Officer at Oscar Mayer.

        Jeffrey A. Moody, age 39, will be elected President and Chief Concept Officer, KFC U.S.A., prior to the Distribution Date. Prior thereto, Mr. Moody served as Senior Vice President, Operations, for PepsiCo Restaurants International, a position he assumed in 1996. Previously, he was Vice President, Operations for PepsiCo Restaurants International. Mr. Moody joined Pizza Hut in 1987, and held various management positions prior to those mentioned above.

        Michael S. Rawlings, age 42, will be elected President and Chief Concept Officer, Pizza Hut U.S.A., prior to the Distribution Date. Prior thereto, Mr. Rawlings served as Chairman, President and Chief Executive Officer of DDB Needham Worldwide Dallas Group, a position he held following the merger of Tracy-Locke, Inc. into DDB Needham in 1992. Previously, Mr. Rawlings was General Manager and Chief Operating Officer of Tracy-Locke, Inc., a position he assumed in 1989.

        Peter C. Waller, age 43, will be elected President and Chief Concept Officer, Taco Bell U.S.A., prior to the Distribution Date. Prior thereto, Mr. Waller served as Senior Vice President of Marketing of Taco Bell, a position he assumed in the beginning of 1996, following 18 months as a Senior Vice President of Marketing for KFC-USA. He joined PepsiCo in 1990 as Managing Director for Western Europe, and subsequently spent two years as Regional Marketing Director for KFC for the South Pacific and South Africa.

        Sandra S. Wijnberg, age 41, has been elected Treasurer of TRICON. Prior thereto, she served as Senior Vice President of Finance and Chief Financial Officer of KFC, a position she held since 1996. Ms. Wijnberg joined PepsiCo in 1994, and served as Vice President, Corporate Finance and Assistant Treasurer until joining KFC. She was previously a Principal, Investment Banking Division, of Morgan Stanley & Co., and, prior to that, was an Associate, Corporate Finance, at Shearson Lehman Brothers.

Senior Operating Management

        Jonathan D. Blum, age 39, will be elected Senior Vice President, Public Affairs, of TRICON prior to the Distribution Date. Prior thereto, Mr. Blum served as Vice President of Public Affairs for Taco Bell Corp., a position he has held since joining Taco Bell in 1993.

        Thomas E. Davin, age 39, will be elected Chief Operating Officer, Taco Bell U.S.A. prior to the Distribution Date. Prior thereto, Mr. Davin served as Vice President, Operations Services, a position he assumed in 1996. Mr. Davin joined PepsiCo in 1991 as Director, Mergers and Acquisitions. He served as a Zone Vice President at Taco Bell from 1993 to 1996.

        Gregg Dedrick, age 38, will be elected Chief People Officer of TRICON prior to the Distribution Date. Prior thereto, Mr. Dedrick served as Senior Vice President, Human Resources, for Pizza Hut and KFC, a position he assumed in
1996. Mr. Dedrick joined Pepsi-Cola Company in 1981 and held various personnel-related positions with Pepsi-Cola from 1981 to 1994. In 1994 he became Vice President, Human Resources, Pizza Hut, and in 1995 he became Senior Vice President Human Resources, KFC.

        Aylwin B. Lewis, age 43, will be elected Chief Operating Officer, Pizza Hut U.S.A., prior to the Distribution Date. Prior thereto, Mr. Lewis served as Senior Vice President, Operations, a position he assumed in 1996. Mr. Lewis joined KFC in 1991 as a Regional General Manager. He served in various positions at KFC, including Senior Director of Franchising and Vice President of Restaurant Support Services, becoming Division Vice President, Operations in 1993, and Senior Vice President, New Concepts, in 1995.

        Charles E. Rawley, age 47, is Chief Operating Officer, KFC U.S.A., and will continue to hold that position at the Distribution Date. Mr. Rawley joined KFC in 1985 as a Director of Operations. He served as Vice President of Operations for the Southwest, West, Northeast, and Mid-Atlantic Divisions from 1988 to 1994 when he became Senior Vice President, Concept Development. Mr. Rawley assumed his current position in 1995.

Stock Ownership of Executive Officers and Directors

        The following table sets forth information concerning the TRICON Common Stock that is expected to be beneficially owned by each of TRICON's proposed directors, by each of the five named executive officers of TRICON and by all directors and executive officers as a group. The projections are based upon the number of shares of PepsiCo Capital Stock held by the individuals and the group at August 15, 1997, and do not include any options granted under PepsiCo plans. Effective on the Distribution Date, certain executive officers of TRICON will have certain PepsiCo stock options converted into options to acquire TRICON Common Stock. See "PepsiCo Stock Option and Performance Share Conversion." In addition, certain executive officers of TRICON will be granted options to acquire TRICON Common Stock on or about the Distribution Date. These converted options and new grants are not reflected in this table. None of the following persons will hold in excess of 1% of TRICON Common Stock.

                   Beneficial Owner                  Projected Number
                                                         of Shares


Andrall E. Pearson...................................     15,403
David C. Novak.......................................        246
R. Ronald Daniel.....................................       -0-
James Dimon.........................................        -0-
Massimo Ferragamo....................................       -0-
Robert Holland, Jr.  ................................       -0-
Sidney Kohl..........................................       -0-
Kenneth G. Langone...................................       -0-
Jackie Trujillo......................................        480(1)
Robert J. Ulrich.....................................       -0-
Jeanette S. Wagner...................................       -0-
John L. Weinberg.....................................     12,100
Peter A. Bassi.......................................          3
Peter C. Waller......................................       -0-
Sandra S. Wijnberg......................................    -0-
All Directors and Executive Officers as a Group
  (18 persons)                                            28,662


___________

(1) Ms. Trujillo shares voting and investment power with respect to 4,800 shares of PepsiCo Capital Stock with other members of the Board of Trustees of Harman Cafes Employee Profit Sharing Trust.

                             EXECUTIVE COMPENSATION

                                       Summary Compensation Table
                                                                               Long-Term   Compensation
                                              Annual Compensation
                                  -------------------------------------------------------------------------
                                                                                Awards        Payouts
                                                                              -----------------------------

                                                                              Securities
                                                               Other Annual   Underlying     Long-Term      All Other
Name and Principal                                             Compensation   Options (#) Incentive Plan  Compensation
Position (1)               Year    Salary ($)   Bonus ($)           ($)           (2)       Payouts ($)        ($)
-------------------        -----    --------    ---------    ----------------  ---------    ----------      ----------
Andrall E. Pearson         1996        --           --              --            --            --              --
Chairman of the
Board and Chief
Executive Officer

David C. Novak             1996      433,650       515,200         9,068          888,861        0              0
Vice Chairman of the
Board and President

Peter A. Bassi             1996      316,150       297,210         8,840          114,130        0              0
President, International
Restaurants

Peter C. Waller            1996      230,860       114,180         7,384          111,125        0              0
President and Chief
Concept Officer, Taco
Bell U.S.A.


Sandra S. Wijnberg         1996      224,660       132,190       109,677(3)        64,126        0              0
Treasurer
---------------


        (1) The principal position set forth for each named executive officer reflects their position as of the Distribution Date. Compensation disclosed in this table was paid by certain of TRICON's subsidiaries during the relevant periods. Messrs. Pearson, Lowes and Rawlings were not previously employed by TRICON or its subsidiaries (see "Management of TRICON - Executive Officers" for biographies of named executive officers). Mr. Pearson served as a Director of PepsiCo in 1994, 1995 and 1996, and received an annual retainer of $70,000 and an annual stock grant with a value of $30,000 on the grant date in 1994 and 1995. In 1996, Mr. Pearson received an annual retainer of $70,000 until his retirement in April 1996.


         (2) The options listed in this column are PepsiCo options and do not reflect the adjustments discussed in the section entitled "PepsiCo Stock Option and Performance Share Conversion."


         (3) Included in this amount is $26,776 in country club expense.

                             PepsiCo Option Grants in Last Fiscal Year (1)

                                                                                    Potential Realizable Value
                                                                                     at Assumed Annual Rates
                                                                                  of Stock Price Appreciation for
                               Individual Grants                                           Option Term

------------------------------------------------------------------------------  ---------------------------------------
                            Number of      % of Total
                            Securities      Options
                              Under-       Granted to    Exercise
                              lying       Employees in   or Base
                             Options          Fiscal      Price     Expiration
         Name               Granted (#)        Year      ($/Share)      Date             5% ($)(2)        10% ($)(2)
-------------------         ---------     -------------  ---------   ---------           ---------        ----------


David C. Novak                   1,749(3)    0.003        35.50      6/30/06              39,048             98,955
                               300,000(6)    0.590        29.46875   1/25/06           5,559,822         14,089,679
                               300,000(7)    0.590        29.46875   1/25/11           9,538,399         28,088,860
                               190,032(4)    0.374        29.46875   1/25/06           3,521,813          8,924,967
                                68,572(4)    0.135        28.4375    1/25/06           1,075,099          2,648,020
                                17,804(5)    0.035        28.4375    1/27/04             206,115            480,337
                                10,704(5)    0.021        28.03125   1/27/04             143,259            343,130

Peter A. Bassi                   1,194(3)    0.002        35.50      6/30/06              26,657             67,554
                                11,840(4)    0.023        31.6875    1/25/06             228,540            575,027
                                 6,080(5)    0.012        31.6875    1/27/04              88,536            210,600
                                95,016(4)    0.187        29.46875   1/25/06           1,760,907          4,462,483

Peter C. Waller                    765(3)    0.001        35.50      6/30/06              17,079             43,282
                                95,016(4)    0.187        29.46875   1/25/06           1,760,907          4,462,483
                                15,344(5)    0.030        28.03125   1/27/04             205,359            491,871

Sandra S. Wijnberg               9,844(4)    0.019        35.56250   1/25/06             206,419            515,677
                                 2,744(5)    0.005        35.56250   1/27/04              43,117            101,861
                                   634(3)    0.001        35.50      6/30/06              14,155             35,870
                                50,904(4)    0.100        29.46875   1/25/06             943,391          2,390,737

----------

         (1) See "PepsiCo Stock Option and Performance Share Conversion" for a discussion of the treatment of these options as a result of the Distribution. The options listed in this table do not reflect the adjustments discussed in such section.

         (2) The 5% and 10% rates of appreciation were set by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of PepsiCo's stock. If PepsiCo's stock does not increase in value, then the option grants described in the table will be valueless.

         (3) Twenty percent of these options becomes exercisable one year after the grant date, July 1, 1996, and an additional twenty percent becomes exercisable each year thereafter.

         (4)      These options become exercisable on February 1, 2000.

         (5)      These options become exercisable on February 1, 1998.

         (6)      These options become exercisable on January 25, 2001.

         (7)      These options become exercisable on January 25, 2006.


               Aggregated PepsiCo Option Exercises in Last Fiscal
                                      Year
                      and Fiscal Year-End Option Values (1)


                           Shares Ac-                  Number of Securities Under-
                           quired on       Value       lying Unexercised Options at      Value of Unexercised In-the-
         Name             Exercise(#)     Realized          Fiscal Year-End              Money Options at FY-End(2)
--------------------      -----------  --------------   ---------------------------      ----------------------------
                                                         Exercisable    Unexercisable    Exercisable      Unexercisable
                                                        ------------    -------------    -----------      -------------

David C. Novak               60,000     $1,594,551       342,152        1,062,806       $6,036,052       $2,011,962

Peter A. Bassi               53,100      1,390,173       212,598         215,598         3,554,777        1,005,862

Peter C. Waller                0             0            41,526         169,747           493,177          736,550

Sandra S. Wijnberg             0             0            19,144         118,822           247,423          714,574

----------

         (1) See "PepsiCo Stock Option and Performance Share Conversion" regarding the effect of the Distribution on PepsiCo stock options. The options listed in this table do not reflect the adjustments discussed in such section.

         (2) The closing price of PepsiCo Capital Stock on December 27, 1996, the last trading day prior to PepsiCo's fiscal year-end, was $29.625.

                               Pension Plan Table

         Many of TRICON's salaried employees have been participants in PepsiCo's Salaried Employees Retirement Plan and PepsiCo's Pension Equalization Plan. On or prior to the Distribution Date, the Company and its participating subsidiaries intend to adopt a TRICON Salaried Employees Retirement Plan and TRICON Pension Equalization Plan on terms substantially similar to the comparable PepsiCo plans. The annual benefits payable under these two pension plans to employees with five or more years of service at age 65 are, for the first ten years of credited service, 30% of the employee's highest consecutive five-year average annual earnings plus an additional 1% of the employee's highest consecutive five-year average annual earnings for each additional year of credited service over ten years, less .43% of final average earnings not to exceed Social Security covered compensation multiplied by years of service (not to exceed 35 years).

         Under the TRICON plans, when an executive retires at the normal retirement age (65), the approximate annual benefits payable after January 1, 1997 for the following pay classifications and years of service are expected to be:


Remuneration                                      Years of Service
------------------ -------------- -------------- -------------- -------------- --------------
                         25             30             35             40             45
------------------ -------------- -------------- -------------- -------------- --------------
  $250,000              $109,280       $121,130       $132,990       $145,490       $160,790
  $500,000              $221,780       $246,130       $270,490       $295,490       $329,540
  $750,000              $334,280       $371,130       $407,990       $445,490       $498,290
$1,000,000              $446,780       $496,130       $545,490       $595,490       $667,040
$1,250,000              $559,280       $621,130       $682,990       $745,490       $835,790


        The pay covered by the pension plans referred to above is based on the salary and bonus shown in the Summary Compensation Table on page 42 for each of the named executive officers. The years of credited service as of January 1, 1997 for the following named executive officers are: David C. Novak, 10 years; Peter A. Bassi, 24 years; Peter C. Waller, 6 years; and Sandra S. Wijnberg, 2 years.

Employment Agreement

        The Company has entered into an employment agreement with Mr. Pearson under which he will serve as Chairman of the Board and Chief Executive Officer of TRICON until July 1, 2000. The agreement provides for an annual salary of $900,000; and annual incentive compensation awards to be determined by the TRICON Board of Directors. However, the bonus for 1997 (payable in 1998) will be $450,000. TRICON will also pay Mr. Pearson, by year-end 1997, a one-time bonus of $850,000. In addition, TRICON will make a $1,000,000 retirement payment to Mr. Pearson at the end of his employment term. As soon as practicable after the Distribution Date, Mr. Pearson will be granted options to purchase 1,050,000 shares of TRICON Common Stock. The exercise price of these options will be based on the closing price of TRICON Common Stock for the fifth through the twentieth trading days after the Distribution. One third of the options will vest on each of July 1, 1998, July 1, 1999 and July 1, 2000. They will be exercisable for a period of ten years from the grant date.

                  NEW STOCK-BASED AND INCENTIVE PLANS OF TRICON

TRICON Long-Term Incentive Plan

        Generally. The TRICON Long-Term Incentive Plan (the "TRICON LTIP") is expected to be approved prior to the Distribution Date by the TRICON Board of Directors and by PepsiCo as the sole shareholder of TRICON. The TRICON LTIP is expected to provide for the grant of various types of long-term incentive awards to key employees, consistent with the objectives and limitations of the TRICON LTIP. These awards may include non-qualified options to purchase shares of TRICON Common Stock, performance units, incentive stock options, stock appreciation rights and restricted stock grants. The term of the TRICON LTIP is expected to be ten years.

        Administration. The TRICON LTIP is expected to vest broad powers in the Compensation Committee (the "Compensation Committee") of TRICON's Board of Directors to administer and interpret the TRICON LTIP. The Compensation Committee's powers are expected to include authority, within the limitations set forth in the TRICON LTIP, to select the persons to be granted awards, to determine terms and conditions of awards, including but not limited to the type, size and term of awards, to determine the time when awards will be granted and any conditions for receiving awards, to establish objectives and conditions for earning awards, to determine whether such conditions have been met and whether payment of an award will be made at the end of an award period, or at the time of exercise, or deferred, to determine whether payment of an award should be reduced or eliminated, and to determine whether such awards should be intended to qualify, regardless of their amount, as deductible for U.S. Federal income tax purposes. The TRICON LTIP is also expected to generally vest broad powers in the Compensation Committee to amend and terminate the TRICON LTIP.

        Eligibility. Key employees of TRICON and its divisions, subsidiaries and affiliates are expected to be eligible to be granted awards under the TRICON LTIP. The Compensation Committee may also grant awards to employees of a joint venture or other business in which TRICON has a substantial investment, and may make awards to non-executive employees who are in a position to contribute to the success of TRICON.

TRICON Executive Incentive Compensation Plan

        Generally. TRICON's Executive Incentive Compensation Plan (the "TRICON Incentive Plan") is expected to be approved prior to the Distribution Date by the TRICON Board of Directors and by PepsiCo as the sole shareholder of TRICON. The TRICON Incentive Plan is expected to provide for officers of TRICON and its divisions and subsidiaries to be granted annual cash incentive awards consistent with the objectives and limitations of the TRICON Incentive Plan. The term of the TRICON Incentive Plan is expected to be ten years.

        Administration. The TRICON Incentive Plan is expected to vest broad powers in the Compensation Committee to administer and interpret the TRICON Incentive Plan. The Compensation Committee's powers are expected to include authority, within the limitations set forth in the TRICON Incentive Plan, to select the persons to be granted awards, to determine the time when awards will be granted, to determine and certify whether objectives and conditions for earning awards have been met, to determine whether payment of an award will be made at the end of an award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated. The TRICON Incentive Plan is also expected to generally vest broad powers in the Compensation Committee to amend and terminate the TRICON Incentive Plan.

        Eligibility. At the discretion of the Compensation Committee, executive officers of TRICON are expected to be granted, and other officers of TRICON, its divisions and subsidiaries may be granted, annual incentive awards under the TRICON Incentive Plan.

Successor Plans

        On or prior to the Distribution Date, the Company intends to adopt plans with terms substantially similar to the PepsiCo Stock Option Incentive Plan (the "PepsiCo SOIP") and the PepsiCo SharePower Stock Option Plan ("PepsiCo SharePower") for the purpose of continuing TRICON stock options which were converted from options granted under such PepsiCo plans. See "PepsiCo Stock Option and Performance Share Conversion." It has not yet been determined whether any new grants will be made under these plans. TRICON stock options and performance share units ("PSUs") which were converted from options or PSUs, as the case may be, awarded under the

PepsiCo Long-Term Incentive Plan ("PepsiCo LTIP") will be considered to have been awarded under the TRICON LTIP described above.

             PEPSICO STOCK OPTION AND PERFORMANCE SHARE CONVERSION

        Effective on the Distribution Date, holders of outstanding options to purchase PepsiCo Capital Stock and holders of unvested PepsiCo PSUs will have their interests adjusted as described below. The Compensation Committee of PepsiCo's Board of Directors has approved formulas to adjust the exercise price and award size of PepsiCo stock options and PSUs pursuant to the terms and provisions of each such grant and the relevant plan. TRICON employees who hold PepsiCo awards will receive either an award of TRICON stock options or PSUs or an adjusted PepsiCo award, in accordance with the formulas described below. The adjustment formulas are intended to maintain the value of the outstanding PepsiCo stock options at the time of adjustment.

        Stock Options. Employees of TRICON who received PepsiCo stock options in connection with the 1996 grants and any 1997 grants under the PepsiCo LTIP and the PepsiCo SOIP, and employees of TRICON who received PepsiCo stock options under PepsiCo SharePower which have not become exercisable prior to the Distribution Date, shall have such PepsiCo stock options entirely converted into TRICON stock options. For these converted options, the exercise price of each such TRICON stock option shall equal the exercise price of the corresponding PepsiCo stock option prior to the Distribution, multiplied by a factor (the "TRICON Stock Conversion Ratio") where the numerator is the composite volume weighted average price of the TRICON Common Stock for the trading days during a pricing period to be determined at a future date (the "Per Share TRICON Stock Price") and the denominator is the composite volume weighted average price of PepsiCo Capital Stock trading with TRICON for the trading days during the pricing period (the "Per Share Pre-Split PepsiCo Stock Price"). The number of shares of TRICON Common Stock subject to each such TRICON stock option shall equal the number of shares subject to the corresponding PepsiCo stock option prior to the Distribution divided by the TRICON Stock Conversion Ratio. All other terms of such TRICON stock options shall be the same as the terms of the PepsiCo stock options from which they were converted.

        Employees of TRICON who received PepsiCo stock options in connection with grants made prior to 1996 under the PepsiCo LTIP and the PepsiCo SOIP, and employees of TRICON who received PepsiCo stock options under PepsiCo SharePower which have become exercisable prior to the Distribution Date, shall retain such options to purchase PepsiCo Capital Stock, subject to the following adjustments to the exercise price and number of shares subject to each such option (each, an "Adjusted PepsiCo Stock Option"). The exercise price of each Adjusted PepsiCo Stock Option shall be determined by multiplying the PepsiCo stock option exercise price prior to the Distribution by a factor (the "PepsiCo Stock Conversion Ratio") where the numerator is the composite volume weighted average price of PepsiCo Capital Stock trading without TRICON for the trading days during the pricing period (the "Per Share Post-Split PepsiCo Stock Price") and the denominator is the Per Share Pre-Split PepsiCo Stock Price. The number of shares of PepsiCo Capital Stock subject to each Adjusted PepsiCo Stock Option shall equal the number of shares subject to such PepsiCo stock option prior to the Distribution divided by the PepsiCo Stock Conversion Ratio. All other terms of the Adjusted PepsiCo Stock Options shall be the same as the terms of the pre-adjustment PepsiCo stock options.

        Employees of PepsiCo who will continue to be employed by PepsiCo after the Distribution Date and hold any PepsiCo stock options, and holders of any PepsiCo stock options who retire or have retired from PepsiCo on or prior to the Distribution Date, regardless of whether such holder has retired from PepsiCo's packaged goods or restaurant businesses and regardless of whether such options were granted under the PepsiCo LTIP, the PepsiCo SOIP, PepsiCo SharePower or otherwise, shall retain such options to purchase PepsiCo Capital Stock, subject to the adjustments to the exercise price and number of shares subject to each such option described in the previous paragraph. All other terms of such Adjusted PepsiCo Stock Options shall be the same as the terms of the pre-adjustment PepsiCo stock options.

        Performance Share Units. Performance share units awarded in 1994 will remain unchanged for employees of TRICON and post-split PepsiCo. These awards will continue to earn out against the pre-established earnings per share target ("EPS") and are expected to be paid out on schedule in 1998. EPS results will be measured on a consolidated basis (including the restaurant businesses) through the end of 1997, provided that forecasted restaurant earnings will be used for the period between the Distribution Date and year-end in the EPS calculation.

        Performance share units awarded in 1996 will have their target EPS adjusted, but vesting, the measurement period and the payout date of such awards will remain unchanged for employees of TRICON and post-split PepsiCo. For TRICON employees, the TRICON Board of Directors is expected to determine the appropriate four year cumulative EPS target for such awards based on TRICON's business plans. For employees of post-split PepsiCo, the current four year EPS target will be adjusted to reflect the exclusion of the restaurant businesses while maintaining the original annual growth rate amounts.

                       DESCRIPTION OF TRICON CAPITAL STOCK

        Under TRICON's Restated Articles of Incorporation (the "TRICON Articles"), which have been filed as an exhibit to the Registration Statement of which this Information Statement forms a part, TRICON's authorized Capital Stock consists of 1,000,000,000 shares, without par value, of which 750,000,000 shall be Common Stock and 250,000,000 shall be preferred stock ("Preferred Stock"). Based on 1.53 billion shares of PepsiCo Capital Stock outstanding as of July 11, 1997, estimates of the number of shares of PepsiCo Capital Stock which will be
(i) repurchased by PepsiCo prior to the Distribution Date and (ii) issued upon the exercise of options prior to the Distribution Date, and a distribution ratio of one share of TRICON Common Stock for every ten shares of PepsiCo Capital Stock, it is expected that approximately 152 million shares of TRICON Common Stock will be distributed to holders of PepsiCo Capital Stock. No Preferred Stock will be distributed to PepsiCo shareholders in connection with the Distribution.

TRICON Common Stock

        The holders of TRICON Common Stock will be entitled to one vote for each share on all matters voted on by shareholders, including the election of directors. Except as provided with respect to any series of Preferred Stock authorized by TRICON's Board of Directors, the exclusive voting power with respect to all matters to be voted on by shareholders shall be vested in the holders of Common Stock. The TRICON Articles do not provide for cumulative voting in the election of directors. The holders of TRICON Common Stock will be entitled to such dividends as may be declared from time to time by the TRICON Board from funds available therefor, and upon liquidation will be entitled to receive, pro rata, all the net assets of TRICON available for distribution to such holders. All of the shares of TRICON Common Stock distributed by PepsiCo will be fully paid and nonassessable. The holders of TRICON Common Stock will have no preemptive right to subscribe for or purchase any securities of any kind or class of TRICON.

TRICON Preferred Stock

        Under the TRICON Articles, the Company's Board of Directors is empowered, subject to limitations prescribed by North Carolina law, to amend the TRICON Articles to authorize the issuance of Preferred Stock. The Preferred Stock may be divided into two or more series, with such preferences, limitations and relative rights as the Board may determine. However, no holder of Preferred Stock shall be authorized or entitled to receive upon an involuntary liquidation of the Company an amount in excess of $100 per share of Preferred Stock.

Dividends

        The payment and level of cash dividends, if any, declared by TRICON after the Distribution will be subject to the discretion of the TRICON Board. Dividend decisions will be based on a number of factors, including TRICON's operating results and financial requirements on a stand-alone basis as well as credit agreement and legal restrictions relating thereto.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for the TRICON Common Stock will be BankBoston,N.A., P.O. Box 9155, Boston, MA 02205-9155, (800) 226-0083.

Listing and Trading of TRICON Common Stock

        Prior to the date hereof, there has not been any established trading market for TRICON Common Stock. Application is expected to be made to list the TRICON Common Stock on the NYSE under the symbol "YUM." It is presently anticipated that the TRICON Common Stock will be approved for listing on the NYSE prior to the Distribution Date, and trading is expected to commence on a "when issued" basis prior to the Record Date. The term "when issued" indicates a conditional transaction in a security authorized for issuance but not as yet actually issued. All "when issued" transactions are on an "if" basis, to be settled if and when the actual security is issued and the NYSE directs that the transactions are to be settled.

        There can be no assurance as to the prices at which the TRICON Common Stock will trade before, on or after the Distribution Date. Until the TRICON Common Stock is fully distributed and an orderly trading market develops in the TRICON Common Stock, the price at which such stock trades may fluctuate significantly and may be lower or higher than the respective price that would be expected for a fully distributed issue. Prices for the TRICON Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for TRICON Common Stock,
(ii) developments affecting TRICON's business, (iii) investor perception of TRICON, and (iv) general economic and market conditions. As of August 15, 1997, there were 222,345 record holders of PepsiCo Capital Stock, which approximates the number of prospective record holders of TRICON Common Stock.

        Shares of TRICON Common Stock distributed in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be affiliates of TRICON ("Affiliates") under the Securities Act of 1933, as amended (the "Securities Act"). Affiliates would generally include individuals or entities that control, are controlled by, or are under common control with TRICON and will include certain officers and Directors of TRICON. Persons who are Affiliates of TRICON will be permitted to sell their shares of TRICON Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

                     NORTH CAROLINA LAW - SHARE ACQUISITIONS

        North Carolina law includes two provisions relating to changes in control of a public company as a result of share acquisitions. The first is The North Carolina Control Share Acquisition Act, which requires an acquiror to obtain the favorable vote of a company's other shareholders before it is allowed to vote shares acquired in excess of certain statutory percentages. As permitted by the Act, the TRICON Articles provide that this Act shall not be applicable to TRICON. The second is The North Carolina Shareholder Protection Act, which establishes minimum safeguards for a company's public shareholders in the event another entity first acquires more than 20% of the stock and then wishes to accomplish a second-step combination of the two businesses. Such safeguards relate to the minimum value to be paid to the company's remaining shareholders in any such business combination; preservation of board of directors representation for the publicly-owned shares and of the dividend rate; limitations on certain intercorporate transactions prior to the consummation of such business combination; and requirements as to disclosure to remaining shareholders in connection with any such proposed business combination. Unless these minimum safeguards are observed, any such business combination would require the affirmative vote of the holders of 95% of the voting shares of a corporation.

                         INDEMNIFICATION OF DIRECTORS

        A provision of the TRICON Articles (the "Provision") provides that to the full extent from time to time permitted by law, no Director shall be personally liable in any action for monetary damages for breach of any duty as a Director, whether such action is brought by or in the right of the Company or otherwise. Neither the amendment nor repeal of the Provision, nor adoption of any provision of the TRICON Articles which is inconsistent with the Provision, shall eliminate or reduce the protection afforded by the Provision with respect to any matter which occurred, or any cause of action, suit or claim which, but for the Provision would have accrued or arisen, prior to such amendment, repeal or adoption.

        While the TRICON Articles provide Directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, the TRICON Articles will have no effect on the availability of equitable remedies such as an injunction or recission based on a Director's breach of his or her duty of care.

        The TRICON Articles provide that the Company shall, to the fullest extent from time to time permitted by law, indemnify its Directors and officers against all liabilities and expenses in any suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the Company, including all appeals therefrom, arising out of their status as such or their activities in any of the foregoing capacities, unless the activities of the person to be indemnified were at the time taken known or believed by him to be clearly in conflict with the best interests of the Company. The Company shall likewise and to the same extent indemnify any person who, at the request of the Company, is or was serving as a Director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan. The right to be indemnified shall include, without limitation, the right of a Director or officer to be paid expenses in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified. A person entitled to indemnification shall also be paid reasonable costs, expenses and attorneys' fees (including expenses) in connection with the enforcement of rights to the indemnification granted. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled and shall not be limited by the provisions of the North Carolina Business Corporation Act or any successor statute. The Board of Directors may take such action as it deems necessary or desirable to carry out the foregoing indemnification provisions, including adopting procedures for determining and enforcing the rights guaranteed thereby, and the Board of Directors is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangement as may be permitted by law. Neither the amendment or repeal of the foregoing indemnification provisions, nor the adoption of any provision of the TRICON Articles inconsistent with the foregoing indemnification provisions, shall eliminate or reduce any rights to indemnification afforded by the foregoing indemnification provisions to any person with respect to their status or any activities in their official capacities prior to such amendment, repeal or adoption.

                  1998 ANNUAL MEETING AND SHAREHOLDER PROPOSALS

        TRICON's first annual shareholders meeting after the Distribution is expected to be held on May 13, 1998. If a shareholder wishes to have a proposal considered at the 1998 meeting and included in the Proxy Statement for that meeting, the proposal must be received by TRICON in writing on or before November 30, 1997.

                              AVAILABLE INFORMATION

        When this Form 10 becomes effective, TRICON will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of the Form 10, including the exhibits thereto, and the reports, proxy statements and other information filed by TRICON with the Commission can then be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street N.W., Room 1024, Washington D.C. 20549 and at the Commission's Regional Offices: 7 World Trade Center, 13th floor, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street N.W, Room 1024, Washington D.C. 20549. Copies may also be obtained from the Commission's Web Site (http://www.sec.gov). Following the listing of TRICON Common Stock on the NYSE, TRICON will be required to file with that exchange copies of such reports, proxy statements and other information which then can be inspected at the offices of such exchange at 20 Broad Street, New York, NY 10005.


             MANAGEMENT'S DISCUSSION AND ANALYSIS

             Management's Discussion and Analysis
    for Fiscal Years Ended December 28 1996, December 30, 1995
                      and December 31, 1994

     For purposes of this Management's Discussion and Analysis, TRICON includes the worldwide operations of KFC, Pizza Hut and Taco Bell (its core businesses)and the non-core U.S. businesses held for disposal: CPK, Chevys, D'Angelo, ESM and HNN.

     The following Management's Discussion and Analysis should be read in conjunction with the audited Combined Financial Statements on pages F-2 - F-24 and the Cautionary Statements on page 69. The audited Combined Financial Statements included herein may not necessarily be indicative of the results of operations, financial position and cash flows of TRICON in the future or had it operated as a separate, independent company during the periods presented. The audited Combined Financial Statements included herein do not reflect any changes that may occur in the financing and operations of TRICON as a result of the Distribution.

     This Management's Discussion and Analysis is presented in five sections. The first section discusses TRICON's ownership strategy and portfolio management (pages 52-53). The second section analyzes the combined results of operations and provides a perspective on operations outside of the United States (pages 53-59). The third and fourth sections address TRICON's combined cash flows (pages 59-61) and financial condition (page 61), respectively. The final section summarizes TRICON's use of derivatives (page 62).

Ownership Strategy and Portfolio Management

     TRICON continues to execute the initiatives started two years ago to reduce its percentage ownership of total system units by selling Company-operated restaurants to existing and new franchisees and closing underperforming units. Although these initiatives reduce reported revenues, the refranchising initiative is intended to improve returns by eliminating the capital investment in units while generating franchise fees. In addition, margins and cash flows benefit from the one-time impact of refranchising gains and the ongoing impact of closing underperforming Company-operated units. As a result of these initiatives, coupled with net new points of distribution by TRICON's franchisees and licensees, TRICON's overall ownership percentage (including joint venture units) of its core businesses' total system units declined by 2 percentage points to 48% at year-end 1995 and 4 percentage points to 44% at year-end 1996, both driven by declines in the U.S. TRICON refranchised 264 and 640 Company-operated units in 1995 and 1996, respectively. Total system units grew 6% and 4% in 1995 and 1996, respectively, driven by net new points of distribution by TRICON's franchisees and licensees. At year-end 1995 and 1996 TRICON had 293 and 296 Company-operated non-core U.S. restaurants, respectively.

Results of Operations

     The table in Note 3 on page F-11 summarizes significant items impacting comparability.

     Revenues declined $18 million in 1996. Company-operated restaurants revenues decreased $75 million or 1%.
The decrease was driven by volume declines, partially due to lapping the strong volume increases in the second quarter of 1995 because of the successful introduction of Stuffed Crust Pizza in the U.S., and the unfavorable impact of fewer net Company-operated units. These declines were partially offset by higher effective net pricing and the consolidation of CPK at the end of the second quarter of 1996 (see Note 16 on page F-20). The $57 million or 13% increase in franchise and license fees primarily reflected new franchise and license units and the continuing franchise fees from refranchised restaurants.

     In 1996, same store sales for Company-operated units increased 6% at KFC U.S. due primarily to the impact of new products such as Tender Roast Chicken, Colonel's Crispy Strips and Chunky Chicken Pot Pies. Same store sales for Company-operated units decreased 4% and 2% at Pizza Hut U.S. and Taco Bell U.S., respectively, reflecting fewer customer transaction counts.

     Revenues increased $685 million or 7% in 1995. The fifty-third week in 1994 (see Note 3 on page F-11) reduced the 1995 revenue growth rate by approximately 2 percentage points.Company-operated restaurants revenues grew $643 million or 7%. The growth reflected net additional Company-operated units and higher effective net pricing, partially offset by a decline in volume. Franchise and license fees increased
$42 million or 11%, primarily driven by the net new points of distribution by TRICON's franchisees and licensees.

     In 1995, same store sales for Company-operated units increased 4% and 7% at Pizza Hut U.S. and KFC U.S., respectively, driven by new product offerings. Same store sales for Company-operated units declined 4% at Taco Bell
U.S. due to fewer customer transaction counts. Same store sales growth has been adjusted to exclude the impact of the fifty-third week in 1994 (see Note 3 on page F-11).

Company-Operated Restaurant Margins and Profit

($ in millions)                   1996       1995      1994
Revenues from Company-
 operated restaurants            100.0%     100.0%    100.0%
Food and paper                    33.0%      33.1%     32.8%
Payroll and employee benefits     28.7%      28.4%     28.8%
Occupancy and other operating
 expenses                         27.8%      27.6%     27.4%
Margins                           10.5%      10.9%     11.0%
Profit                          $1,019     $1,074    $1,012

__________________________________________________________________________


     In 1996, Company-operated restaurant margins declined
 .4 percentage points. The decline primarily reflected an increase in operating costs as a percent of revenues due to lower revenues caused by decreased customer transaction counts in Pizza Hut U.S. and Taco Bell U.S. (i.e., "deleveraging"). The margin decline was moderated by the fact that higher effective net pricing exceeded increases in the costs of labor, food (led by cheese) and occupancy and other operating expenses. The increased labor costs reflected increases in wage rates and benefits as well as increased staffing due to TRICON's customer service improvement initiatives. Increased occupancy and other operating expenses included higher refurbishment expenses at Pizza Hut
U.S.

     Company-operated restaurant margins declined .1 percentage point in 1995. The deleveraging effect of reduced revenues at Taco Bell U.S. due to decreased customer transaction counts coupled with increased occupancy and other operating expenses, were substantially offset by reduced food costs
(led by beef), labor efficiencies resulting from reduced restaurant management staffing and higher effective net pricing.

     General, administrative and other expenses ("G&A") comprises general and administrative expenses, other income and expense and equity income or loss from investments in unconsolidated affiliates. The $75 million or 9% growth in G&A in 1996 reflected increased spending, led by multiple U.S. initiatives to improve customer service and to support international growth. Customer service initiatives included expanding the number and training of personnel supervising the restaurant managers, as well as project spending against market-related programs. These increased expenses were offset by equity income in 1996 compared to losses in 1995, due in part to the absence of CPK's losses as a result of its consolidation in 1996 (see Note 16 on page F-20). In 1995, G&A grew $42 million or 5% primarily reflecting a $17 million charge in 1995 to move Pizza Hut's headquarters from Wichita to Dallas, spending to support U.S. field operations and international development. Included in G&A is an allocated amount reflecting TRICON's share of overhead costs related to PepsiCo's shared administrative expenses of $53 million, $52 million and $50 million in 1996, 1995 and 1994, respectively. The amounts allocated to TRICON were based on the ratio of TRICON's revenues to PepsiCo's revenues. They are not necessarily indicative of the expenses that TRICON would have incurred for these services had it been a separate, independent company.

Net facility actions
($ in millions)          1996      1995      1994

Refranchising gains*    $(139)     $(93)      $ -
Store closure costs        40        38        10
SFAS 121 impairment
  charges                  62       457         -

Net (gains)/losses from
  facility actions      $ (37)     $402       $10
After-tax               $ (21)     $295       $ 6

*    Included initial franchise fees of $22 and $8 in 1996 and 1995, respectively.
___________________________________________________________________________

     Net gains and losses from facility actions result from TRICON executing its initiatives to refranchise units and close underperforming units, and its impairment evaluations for restaurants to be used in the business under SFAS 121. TRICON early adopted SFAS 121 as of the beginning of the fourth quarter of 1995. The initial, noncash charge of $457 million in 1995, $120 million of which related to the non-core U.S. businesses, resulted from TRICON evaluating and measuring impairment of restaurants to be used in the business at the individual restaurant level. Previously, impairment was evaluated and measured if a restaurant concept was incurring operating losses and was expected to incur operating losses in the future. Because of the strong operating profit history or prospects for each concept, no impairment evaluation had been required in 1994. The recurring SFAS 121 impairment charge in 1996 resulted from the semi-annual impairment evaluations of each restaurant to be used in the business that either initially met TRICON's "two-year history of operating losses" impairment indicator or was previously evaluated for impairment and, due to changes in circumstances, a current forecast of future cash flows would be expected to be significantly lower than the forecast used in the prior evaluation.

     Unusual disposal charges of $246 million ($189 million after-tax) in 1996 were associated with a fourth quarter decision to dispose of TRICON's remaining non-core U.S.
businesses, CPK, Chevys, D'Angelo and ESM, and a first quarter decision to dispose of the operating assets of HNN.
These charges were on top of the $120 million of impairment charges incurred for these businesses in 1995.

     The additional impairment charges recognized in 1996 reflect both a different assessment of the future prospects of the businesses compared to 1995 and the different requirements under SFAS 121 for determining impairment for assets to be sold (1996 basis) compared to assets to be held and used in the business (1995 basis). For an asset to be disposed of, SFAS 121 requires the asset be recorded at the lower of its carrying amount or fair market value, i.e., the amount a third party would be willing to pay, less costs to sell. For an asset to be held and used, an asset can not be impaired when the related estimated nominal, undiscounted future cash flows, before interest and income taxes, are equal to or greater than the carrying amount of the asset. Thus, an asset to be held and used cannot be impaired even though its estimated future cash flows may not provide a normal return on TRICON's investment.

     Reported operating profit increased $120 million in 1996. Ongoing operating profit, which was adjusted to exclude the unusual disposal charges in 1996 and the initial impact of adopting SFAS 121 in 1995 (see Note 3 on page F-
11), decreased $91 million or 13%. The decline reflected the increased G&A expenses and reduced profit from Company-operated restaurants, partially offset by increased profit from franchise and license fees.

     Reported operating profit decreased $330 million in 1995. Ongoing operating profit, which was adjusted to exclude the initial impact of adopting SFAS 121 in 1995 (see
Note 3 on page F-11), grew $127 million or 22%. The fifty-third week in 1994 (see Note 3 on page F-11) reduced the ongoing operating profit growth rate by approximately 5 percentage points. The increase was due to net refranchising gains in 1995, compared to store closure costs in 1994, higher profits from Company-operated restaurants and increased franchise and license fees. These improvements were partially offset by increased G&A expenses.

Interest expense, net
                                                   % Growth Rates
($ in millions)            1996     1995    1994     1996   1995

PepsiCo allocation        $(275)   $(316)  $(300)     (13)     5
External debt               (35)     (52)    (49)     (33)     6
Interest expense           (310)    (368)   (349)     (16)     5
Interest income              10       13       8      (23)    63
  Interest expense, net   $(300)   $(355)  $(341)     (15)     4
___________________________________________________________________________


     TRICON's operations have been financed through its operating cash flows, refranchising of restaurants and investments by and advances from PepsiCo. TRICON's interest expense includes an allocation of PepsiCo's interest expense (PepsiCo's weighted average interest rate applied to the average balance of investments by and advances from PepsiCo to TRICON) and interest expense on its external debt. TRICON's external debt is primarily limited to capital lease obligations associated with real estate and, to a much lesser extent, assumed debt of acquired businesses and international third-party debt. TRICON is expected to have a capital structure different from the capital structure in the Combined Financial Statements (see Pro Forma Condensed Combined Balance Sheet on page F-32) and accordingly, interest expense is not necessarily indicative of the interest expense that TRICON would have incurred as a separate, independent company or will incur in future periods.

     Interest expense, net declined 15% in 1996 primarily reflecting a lower average balance of net investments by and advances from PepsiCo, coupled with PepsiCo having a lower weighted average interest rate. Interest expense, net in 1995 increased 4%, reflecting an increase in PepsiCo's weighted average interest rate, coupled with a higher average balance of investments by and advances from PepsiCo.

Income Taxes

($ in millions)          1996      1995      1994

Reported
  Income Taxes         $  125   $    29     $ 122
  Effective Tax Rate    173.6%    (28.2)%    50.6%

Ongoing*
  Income Taxes         $  182   $   162     $ 122
  Effective Tax Rate     57.2%     45.8%     50.6%

*  Adjusted to exclude the effects of the unusual disposal
   charges in 1996 and the initial impact of adopting SFAS
   121 in 1995 (See Note 3 on page F-11).
___________________________________________________________________________

     The 1996, 1995 and 1994 reported effective tax rates were 173.6%, (28.2%) and 50.6%, respectively. The following reconciles the U.S. Federal statutory tax rate to TRICON's ongoing effective rate:
                                     1996     1995     1994

U.S. Federal statutory tax rate      35.0%    35.0%    35.0%
State income tax, net of Federal
 tax benefit                          2.2%     2.1%     4.9%
Foreign and U.S. tax effects
 attributable to foreign
  operations                         17.0%     7.1%    11.3%
Other, net                            3.0%     1.6%    (0.6)%
Ongoing effective tax rate           57.2%    45.8%    50.6%


     The 1996 ongoing effective tax rate increased 11.4 percentage points to 57.2% while the 1995 ongoing effective tax rate declined 4.8 percentage points to 45.8%. The effective tax rate attributable to foreign operations varied from year-to-year but in each year was higher than the U.S. Federal statutory tax rate. This was primarily due to foreign tax rate differentials, including foreign withholding tax paid without benefit of the related foreign tax credit for U.S.
income tax purposes, and losses of foreign operations for which no tax benefit could be currently recognized.

     The increase in the 1996 ongoing effective tax rate related to an increase in tax effects attributable to foreign operations, due in part to adjustments related to prior tax years, and the establishment of a valuation allowance due to a change in judgment as to the expected realization of certain foreign deferred tax assets resulting from a larger than expected net operating loss during 1996 and forecasted continuing operating losses for the next several years in a foreign jurisdiction.

     The decrease in the 1995 ongoing effective tax rate principally reflected a reduction in tax effects attributable to foreign operations and reduced state income taxes.

     Income tax expense was calculated as if TRICON filed separate income tax returns. As PepsiCo manages its tax position on a consolidated basis, which takes into account the results of all of its businesses, TRICON's effective tax rate in the future could vary from its historical effective tax rates. TRICON's future effective tax rate will largely depend on its structure and tax strategies as a separate, independent company.

(Loss)/Income Before Cumulative Effect of Accounting Changes

                                               % Growth Rates
($ in millions)    1996      1995     1994     1996     1995

Reported           $(53)    $(132)    $119      (60)      NM
Ongoing*           $136     $ 192     $119      (29)      61

NM - Not Meaningful

*  Adjusted to exclude the unusual disposal charges in 1996
   and the initial impact of adopting SFAS 121 in 1995 (see
   Note 3 on page F-11).
____________________________________________________________________________

International Operations

                                                % Growth Rates
($ in millions)        1996    1995     1994      1996   1995

Revenues             $2,308  $2,087   $1,794        11     16
Operating Profit*
 Reported            $  144  $  (26)  $   79        NM     NM
 Ongoing**           $  144  $  111   $   79        30     41

NM - Not Meaningful

* Includes equity income/(loss) but excludes foreign exchange gains/(losses). ** Adjusted to exclude the initial impact of adopting SFAS 121 in 1995 (see
   Note 3 on page F-11).
___________________________________________________________________________


     In 1996, TRICON's international business represented about 20% of its revenues and its ongoing operating profits. As currency exchange rates change, translation of the income statements of TRICON's international operations into U.S. dollars could affect year-over-year comparability of operating results. To the extent that translation effects are material, they are discussed herein.

International Operations Review

1996 vs. 1995

     Revenues increased $221 million driven by the favorable impact of net additional Company-operated units, higher effective net pricing and increased volumes.

     Reported operating profit increased $170 million.
Ongoing operating profit increased $33 million reflecting increased franchise and license fees due to new unit activity, net additional Company-operated units, increased volumes and profits from net facility actions compared to losses in 1995 (see below). These benefits were partially offset by increased administrative costs for systems initiatives and standardization of operational processes to support growth.

                                          Net Facility Actions
($ in millions)                           1996            1995

Refranchising gains                        $(5)            $(4)
Store closure costs                         (5)             12
Recurring SFAS 121
 impairment charges                          8               -


Net (gains)/losses from facility actions   $(2)            $ 8


1995 vs. 1994


    Revenues increased $293 million or 16%.
The fifty-third week in 1994 (see Note 3 on page F-11)
reduced the 1995 revenue growth rate by approximately 2 percentage points. The revenue increase primarily reflected additional Company-operated units.

    Reported operating profit decreased $105 million.
Ongoing operating profit increased $32 million or 41%. The fifty-third week in 1994 (see Note 3 on page F-11) reduced the ongoing operating profit growth rate by approximately 7 percentage points. The increased ongoing operating profit reflected additional Company-operated units, increased franchise and license fees primarily from net new units and a net favorable currency translation impact. These gains were partially offset by increased administrative expenses and $8 million of net facility losses in 1995. A reduction in volume was substantially offset by higher prices, which exceeded increased costs.

Combined Cash Flows

     TRICON's capital investments and acquisitions have been financed by cash flow from operations, refranchising of restaurants, or investments by and advances from PepsiCo. Under PepsiCo's centralized cash management system, PepsiCo deposits to TRICON's bank accounts sufficient cash to meet TRICON's daily obligations and withdraws excess funds from those accounts. These transactions are included in investments by and advances from PepsiCo in the Combined Balance Sheet.

     The debt levels prior to the Distribution are not indicative of the debt levels of TRICON as a separate, independent entity. As an independent company, TRICON expects to obtain initial debt funding of approximately $4.5 billion through a $2 billion senior, unsecured five-year term loan facility and $2.5 billion under a senior, unsecured five-year $3.5 billion revolving credit facility. A portion of the latter facility will be available in the form of letters of credit. Interest rates are expected to be based on LIBOR.
The facilities are expected to have a quarterly facility fee as well as a semi-annual administrative fee. TRICON expects to use substantially all of the initial debt proceeds to settle certain amounts due to PepsiCo from TRICON and to declare and pay a dividend to PepsiCo just prior to the Distribution.
Management believes that cash flows from its refranchising initiatives and from its operating activities in excess of capital spending will be sufficient to fund its debt payments and future growth.

     Combined cash flow activity in 1996 reflected cash flows from operating activities of $713 million which, coupled with cash inflows from refranchising of restaurants of $355 million, funded capital spending of $620 million and reduced investments by and advances from PepsiCo by $285 million and third-party debt by $137 million.

     Net cash provided by operating activities decreased $100 million or 12% to $713 million in 1996. The decrease was due to reduced income before noncash charges and credits of $76 million and lower working capital cash inflows of $24 million. The decline in working capital cash inflows was primarily due to an unfavorable swing in income taxes payable partially offset by faster growth in accounts payable and other current liabilities and a favorable swing in inventories. The change in accounts payable and other current liabilities was primarily due to timing of payments.

     Net cash provided by operating activities in 1995 declined $81 million or 9% versus 1994 to $813 million. The decline primarily reflected lower working capital cash inflows in 1995 of $113 million partially offset by increased income before noncash charges and credits of $32 million. The decline in working capital cash inflows was primarily due to a slower rate of growth in accounts payable and other current liabilities in 1995 partially offset by a favorable swing in income taxes payable. The change in accounts payable and other current liabilities primarily reflected timing of payments and a reduced level of purchases.

     Net cash used for investing activities decreased $348 million or 58% to $249 million in 1996 and $667 million or 53% to $597 million in 1995. The 1996 decline was principally due to increased proceeds from refranchising of restaurants, coupled with reduced capital spending and the absence of acquisitions. The 1995 decline was primarily due to reduced capital spending and acquisitions, proceeds from 1995 refranchisings and reduced loans to unconsolidated affiliates, which are classified in other, net.

     The decreased capital spending of $81 million in 1996 and $337 million in 1995 primarily reflected a slow down of new unit development by TRICON as part of its initiative to reduce its percentage ownership of total system units.
Capital spending outside of the U.S. represented 26% of total capital spending in 1996 and 1995 and 32% in 1994.

     Net cash used for financing activities almost doubled in 1996 to $422 million primarily reflecting debt payments in 1996 compared to proceeds in 1995 and a greater decline in investments by and advances from PepsiCo. Net cash used for financing activities of $218 million in 1995 compared to a cash inflow of $388 million in 1994. This change was primarily due to a swing in investments by and advances from PepsiCo.

     Free cash flow is the key internal measure used to evaluate cash flow that investors may want to consider as an indication of cash available for debt repayment and to fund additional investments. Free cash flow is not a measure defined by generally accepted accounting principles. This measure is provided as a supplement, and not as an alternative to cash flows from operating, investing and financing activities as defined by generally accepted accounting principles.


($ in millions)                 1996      1995      1994

Net cash provided by
  operating activities         $ 713     $ 813   $   894
Investing activities
  Capital spending              (620)     (701)   (1,038)
  Refranchising of
    restaurants                  355       165         -
  Sales of property,
    plant & equipment             45        43        21
  Other, net                     (29)      (38)     (134)
                               $ 464     $ 282   $  (257)

     In 1996, free cash flow increased $182 million or 65% to $464 million. The increase reflected the higher proceeds from refranchising of restaurants and lower capital spending, partially offset by reduced cash flow from operating activities. In 1995, the favorable free cash flow swing of $539 million was due primarily to lower capital spending, 1995 refranchising of restaurants and the reduced loans to unconsolidated affiliates, which are classified in other, net. These cash inflows were partially offset by reduced cash flow from operating activities.

Combined Financial Condition

     Assets at year-end 1996 decreased $388 million or 6% to $6.5 billion. The decline reflected the impact of the unusual disposal charges of $246 million (see Note 3 on page F-11). The increase in prepaid expenses, deferred income taxes and other current assets principally reflected a reclassification of the reduced carrying amount (which reflects estimated fair market value) of the non-core U.S. restaurant assets which are held for disposal and a related increase in current deferred income tax assets.

     TRICON's negative operating working capital position, which reflects the cash sales nature of TRICON's operations, effectively provides additional capital for investment. Operating working capital, which excludes short-term investments and short-term borrowings, was a negative $445 million and negative $831 million at year-end 1996 and 1995, respectively. The $386 million decrease in negative working capital in 1996 primarily reflected the reclassification of the non-core U.S. restaurant assets held for disposal to other current assets and the increase in current deferred income taxes.

     See the Pro Forma Condensed Combined Balance Sheet on page F-32, which gives effect to TRICON's anticipated capital structure.

Derivative Instruments

     TRICON's policy prohibits the use of derivative instruments for trading purposes and TRICON has procedures in place to monitor and control their use.

     TRICON's use of derivative instruments is currently limited to commodity futures contracts traded on national exchanges, which are entered into with the objective of reducing food costs. While such hedging activity has historically been limited, hedging activity could increase in the future if TRICON believes it would result in lower total costs. Open contracts and deferred gains and losses at year-end 1996 and 1995, as well as gains and losses recognized as part of cost of sales in 1996, 1995 and 1994, were not significant.


             Management's Discussion and Analysis
 for the 12 and 24 Weeks Ended June 14, 1997 and June 15, 1996

     The following Management's Discussion and Analysis should be read in conjunction with the unaudited Condensed Combined Financial Statements on pages F-25 - F-29 and the Cautionary Statements on page 69. For purposes of this Management's Discussion and Analysis, TRICON includes the worldwide operations of KFC, Pizza Hut and Taco Bell, its core businesses. In addition, the U.S. information includes TRICON's non-core businesses consisting of Chevys, ESM, and HNN through their respective dates of disposal, and CPK and D'Angelo, which are held for disposal.

Ownership Initiatives

     As a result of TRICON's initiative to refranchise units and close underperforming units, coupled with net new points of distribution by TRICON's franchisees and licensees, TRICON's overall ownership percentage (including joint venture units) of its core businesses' total system units since year-end 1996 declined 2% to 42% at June 14, 1997, driven by declines in the U.S. TRICON refranchised
261 and 355 Company-operated units in the quarter and year-to-date, respectively. Total system units declined less than half a percentage point from the end of 1996. At June 14, 1997 and December 28, 1996 TRICON had 166 and 296 Company-operated non-core U.S. restaurants, respectively.

Results of Operations

     Revenues decreased $29 million in the quarter and $65 million year-to-date, or 1% for both periods. Company-operated restaurants revenue decreased $57 million or 3% in the quarter and $105 million or 2% year-to-date. The declines primarily reflected fewer net Company-operated units as a result of TRICON's initiatives to reduce its ownership of the restaurant system. In addition, the decrease in sales was the result of transaction declines primarily due to lapping a high level of transactions in 1996 because of the successful introduction of Triple Decker Pizza. These declines were partially offset by higher effective net pricing and increased revenue from TRICON's non-core U.S.
businesses of $14 million and $50 million for the quarter and year-to-date, respectively. The non-core increase was primarily a result of the consolidation of CPK at the end of the second quarter of 1996. The $28 million or 25% increase in the quarter and $40 million or 19% increase year-to-date in franchise and license fee revenues included $19 million of initial fees under a special KFC franchise renewal program, which will continue into the third quarter. Including the initial franchise renewal fees expected to be received in the third quarter, 96% of KFC's franchisees are expected to renew their franchise agreements during 1997, covering the next 20 years. In addition, TRICON continues to benefit from net new points of distribution by TRICON's franchisees and licensees and the continuing franchise fees from refranchised restaurants.

     TRICON measures same store sales for U.S. Company-operated units. Same store sales at Pizza Hut decreased 5% for the quarter and 7% year-to-date reflecting fewer customer transaction counts and in the quarter, reduced pricing. At Taco Bell, same store sales increased 2% for the quarter and 3% year-to-date reflecting mix shifts into higher-priced products such as Border Select Combos, Grilled Steak Tacos and Fajita Wraps and higher pricing taken in late 1996. The year-to-date same store sales growth benefited from the very successful first quarter Star Wars promotion. Same store sales at KFC increased 3% for the quarter and 4% year-to-date due to a higher average guest check, reflecting both pricing and new products, as well as increased customer transactions.

Company-Operated Restaurant Margins and Profit

                         12 Weeks Ended      24 Weeks Ended
($ in millions)        6/14/97   6/15/96    6/14/97    6/15/96

Revenues from Company-
  operated restaurants  100.0%    100.0%      100.0%     100.0%
Food and paper           32.5%     32.6%       32.4%      32.7%
Payroll and employee
  benefit                28.1%     28.3%       28.9%      28.7%
Occupancy and other
  operating expenses     26.8%     27.3%       26.8%      27.6%
Margins                  12.6%     11.8%       11.9%      11.0%
Profit                 $  280    $  268      $  514     $  487
___________________________________________________________________________

     Company-operated restaurant margins increased almost 1 percentage point in the quarter and year-to-date primarily due to higher effective pricing in excess of cost increases and the favorable effects of net facility actions. These margin improvements were partially offset by an increase in operating costs as a percent of revenues due to the effects of decreased customer transaction counts at Pizza Hut U.S.
and Taco Bell U.S. The effects of the increase in the minimum wage were partially offset by favorable recurring actuarial adjustments to prior years' casualty claim liabilities.

     General, administrative and other expenses grew
$5 million in the quarter and $8 million year-to-date, or 2% for both periods. G&A comprises general and administrative expenses, other income and expense and equity income or loss from investments in unconsolidated affiliates. Included in G&A is an allocated amount reflecting TRICON's share of overhead costs related to PepsiCo's shared administrative expenses (see below). The amounts allocated to TRICON were based on the ratio of TRICON's revenues to PepsiCo's revenues. They are not necessarily indicative of the expenses that TRICON would have incurred had it been a separate, independent company.

                       Allocated G&A
($ in millions)     1997  1996  B/(W)

12 weeks ended       $12   $12  $  -
24 weeks ended       $24   $21  $(3)

     Excluding the allocated G&A, G&A increased $5 million or 2% in the quarter and $5 million or 1% year-to-date. These increases reflected increased field spending, the effect of consolidating CPK and increased foreign exchange losses, partially offset by equity income from TRICON's investments in unconsolidated affiliates in 1997 compared to losses in 1996. Increased field spending primarily reflected continued customer service improvement initiatives. The favorable swing in equity income primarily reflected the absence of CPK's losses due to its consolidation.

Net facility actions

                            12 Weeks Ended          24 Weeks Ended
($ in millions)            6/14/97   6/15/96     6/14/97     6/15/96

Refranchising gains*         $(137)     $(42)      $(153)       $(88)
Store closure costs             25         4          29           4
SFAS 121 recurring impair-
  ment charges                  39        18          39          18
Net gains from facility
  actions                      (73)      (20)        (85)        (66)
After-tax net gains          $ (53)     $(11)      $ (56)       $(37)
After-tax net gains -
  Full-Year**                $ (79)     $(13)      $ (87)       $(41)

*    Included initial franchise fees of $9 and $4 for the 12
     weeks ended 6/14/97 and 6/15/96, respectively, and $12
     and $9 for the 24 weeks ended 6/14/97 and 6/15/96,
     respectively.
**   Because TRICON allocates its income tax expense to
     interim periods based on a forecasted full-year
     effective tax rate, the tax attributes associated with
     these net facility actions will continue to be
     recognized in TRICON's tax expense over the balance of
     the year.  Accordingly, the after-tax gain recognized
     in the 12 and 24 week periods is lower than the full-
     year amount.
     The 1997 full-year after-tax gain reflects the tax free
     gain from the refranchising of TRICON's restaurants in
     New Zealand to a new, independent publicly-traded
     company.
__________________________________________________________________________

     Unusual disposal charges of $39 million ($22 million after-tax) in the second quarter of 1997 and $26 million
($17 million after-tax) in the first quarter of 1996 related to disposal of the non-core U.S. businesses. The 1997 charge adjusted the carrying amount of the non-core U.S. businesses to their estimated fair market value based on the actual selling price of three businesses and current negotiations with probable buyers for the two remaining businesses. The 1996 charge adjusted the carrying amount of HNN, a non-core U.S. business, based upon a first quarter 1996 decision to dispose of its operating assets. The adjustment was based on internal estimates.

     Reported operating profit increased $49 million or 27% in the quarter and $65 million or 20% year-to-date. Ongoing operating profit, which was adjusted to exclude the unusual disposal charges, increased $88 million or 48% in the quarter and $78 million or 22% year-to-date. The increase in ongoing operating profit in the quarter primarily reflected the higher gains from net facility actions and the increased franchise and license fees, primarily driven by the initial KFC franchise renewal fees. The year-to-date gain was led by the increased franchise and license fees and profit growth from Company-operated restaurants.

Interest Expense, net

                            12 Weeks Ended               24 Weeks Ended
                                             %                          %
($ in millions)         6/14/97  6/15/96   Change    6/14/97  6/15/96  Change

PepsiCo allocation         $(58)    $(63)    (8)       $(118)   $(130)  (9)
External debt                (9)      (8)    13          (17)     (17)   -
Interest expense           $(67)    $(71)    (6)       $(135)   $(147)  (8)
Interest income               2        2      -            4        4    -
 Interest expense, net     $(65)    $(69)    (6)       $(131)   $(143)  (8)
______________________________________________________________________________

     TRICON's operations have been financed through its operating cash flows, refranchising of restaurants and investments by and advances from PepsiCo. TRICON's interest expense includes an allocation of PepsiCo's interest expense (PepsiCo's weighted average interest rate applied to the average balance of investments by and advances from PepsiCo to TRICON) and interest expense on its external debt. TRICON's external debt is primarily limited to capital lease obligations associated with real estate and, to a much lesser extent, assumed debt of acquired businesses and international third-party debt. TRICON is expected to have a capital structure different from the capital structure in the Condensed Combined Financial Statements (see Pro Forma Condensed Combined Balance Sheet on page F-32) and accordingly, the interest expense is not necessarily indicative of the interest expense that TRICON would have incurred as a separate, independent company or will incur in future periods. Interest expense, net declined 6% and 8% in the quarter and year-to-date, respectively, reflecting a lower average balance of net investments by and advances from PepsiCo.

Income Taxes

     The 1997 reported effective tax rates of 27.5% in the quarter and 34.2% year-to-date decreased 14.6 percentage points and 8.8 percentage points over 1996, respectively. The 1997 ongoing effective tax rates of 30.4% in the quarter and 35.3% year-to-date decreased 12.2 percentage points and 7.5 percentage points compared to the 1996 ongoing effective tax rates. The decline in the ongoing effective tax rate was primarily due to the tax free gain from the refranchising of TRICON's restaurants in New

Zealand to a new, independent publicly-traded company in which TRICON has no ownership interest. Excluding the New
Zealand gain, TRICON's ongoing effective tax rate would have been 39.9% and 42.6% in the quarter and year-to-date, respectively.

     Income tax expense was calculated as if TRICON filed separate income tax returns. As PepsiCo manages its tax position on a consolidated basis, which takes into account the results of all of its businesses, TRICON's effective tax rate in the future could vary from its historical effective tax rates. TRICON's future effective tax rate will largely depend on its structure and tax strategies as a separate, independent company.

Net Income
                         12 Weeks Ended             24 Weeks Ended
                                      %                            %
($ in millions)   6/14/97  6/15/96  Change    6/14/97  6/15/96   Change

Reported             $121      $66    83         $173     $106     63
Ongoing*             $143      $66    NM         $195     $123     59

NM - Not Meaningful
*  Adjusted to exclude the effect of the unusual disposal
   charges described on page 64 - 65.
____________________________________________________________________________

International Operations

                        12 Weeks Ended              24 Weeks Ended
                                      %                           %
($ in millions)   6/14/97  6/15/96  Change    6/14/97  6/15/96  Change

Revenues             $555     $526     6       $1,069   $1,023    4
Operating profit*    $ 99     $ 26    NM       $  142   $   60   NM

NM - Not Meaningful
* Includes equity income/(loss) but excludes foreign exchange gains/(losses).
_______________________________________________________________________________

     Revenues increased $29 million for the quarter and $46 million year-to-date. The growth was driven by net additional Company-operated units and higher effective net pricing. These gains were partially offset by the effects of unfavorable currency translation and year-to-date, one less four-week accounting period for Canada and Korea in the first quarter of 1997. Canada and Korea conformed their reporting cycle to facilitate the quarterly closing process.

     Operating profit increased $73 million and $82 million for the quarter and year-to-date, respectively. The profit growth primarily reflected increased net gains from facility actions as summarized below, driven by the refranchising of TRICON's restaurants in New Zealand.

     The positive impact of the higher effective net pricing, the net additional Company-operated units and higher franchise fees was partially offset by higher store operating costs, reflecting increased incentive-based compensation.

                                       Net Facility Actions

                             12 Weeks Ended               24 Weeks Ended
($ in millions)        6/14/97  6/15/96   Change     6/14/97  6/15/96  Change

Refranchising gains       $(89)           $(89)         $(89)     $(2)  $(87)
Store closure costs         22              22            23       (2)    25
Recurring impairment
  charges                    1      $ 2     (1)            1        2     (1)
Net (gains)/losses
  from facility actions   $(66)     $ 2   $(68)         $(65)     $(2)  $(63)


Combined Cash Flows

     TRICON's capital investments and acquisitions have been financed by cash flow from operations, refranchising of restaurants, or investments by and advances from PepsiCo. Under PepsiCo's centralized cash management system, PepsiCo deposits to TRICON's bank accounts sufficient cash to meet TRICON's daily obligations and withdraws excess funds from those accounts. These transactions are included in investments by and advances from PepsiCo in the Condensed Combined Balance Sheet.

     The debt levels prior to the Distribution are not indicative of the debt levels of TRICON as a separate, independent company. As an independent company, TRICON expects to obtain initial debt funding of approximately $4.5 billion through a $2 billion senior, unsecured five-year term loan facility and $2.5 billion under a senior, unsecured five-year $3.5 billion revolving credit facility. A portion of the latter facility will be available in the form of letters of credit. Interest rates are expected to be based on LIBOR. The facilities are expected to have a quarterly facility fee as well as a semi-annual administrative fee. TRICON expects to use substantially all of the initial debt proceeds to settle certain amounts due to PepsiCo from TRICON and to declare and pay a dividend to PepsiCo just prior to the Distribution. Management believes that cash flows from its refranchising initiatives and from its operating activities in excess of capital spending will be sufficient to fund its debt payments and future growth.

     Combined cash flow activity in 1997 primarily reflected a greater reduction in investments by and advances from PepsiCo of $388 million and reduced cash inflows from operating activities of $64 million, partially offset by increased cash proceeds from refranchising of restaurants of $184 million, a favorable swing in net debt activities of $126 million, as well as proceeds of $91 million from the sale of non-core businesses.

     Net cash provided by operating activities decreased $64 million to $231 million in 1997. The decrease was due to increased working capital cash outflows of $63 million. The increased working capital cash outflows primarily reflected an unfavorable swing in accounts payable and other current liabilities and increased cash outflows related to prepaid expenses, deferred income taxes and other current assets.

These cash outflows were partially offset by a favorable swing in income taxes payable. The unfavorable swing in accounts payable and other current liabilities was primarily due to the absence of casualty insurance liabilities in 1997 resulting from a change to premium-based insurance in 1997 compared to being largely self-insured in 1996. The increase in prepaid expenses, deferred income taxes and other current assets reflected a 1997 premium deposit for U.S. casualty insurance. A comparable premium deposit was not made in 1996 because TRICON was largely self-insured.

     Net cash provided by investing activities increased
$297 million to $315 million primarily reflecting increased proceeds from refranchising of restaurants, proceeds from the sale of non-core businesses and reduced capital spending.

     Net cash used for financing activities increased $262 million to $572 million in 1997. This reflected a greater reduction in investments by and advances from PepsiCo, partially offset by the favorable swing in net debt activities in 1997.

     Free cash flow is the key internal measure used to evaluate cash flow that investors may want to consider as an indication of cash available for debt repayment and to fund additional investments. Free cash flow is not a measure defined by generally accepted accounting principles. This measure is provided as a supplement, and not as an alternative to cash flows from operating, investing and financing activities as defined by generally accepted accounting principles.


                                24 Weeks Ended
($ in millions)               6/14/97     6/15/96

Net cash provided by
   operating activities         $ 231      $  295
Investing activities
  Capital spending               (175)       (206)
  Refranchising of restaurants    384         200
  Sale of non-core businesses      91           -
  Sales of property, plant
     and equipment                 34          11
  Other, net                      (19)         13
                                $ 546      $  313

     The increase in free cash flow primarily reflected the increased proceeds from refranchising of restaurants, the sale of non-core businesses in 1997 and reduced capital spending. These cash increases were partially offset by reduced cash provided by operating activities.

Combined Financial Condition

     TRICON's negative operating working capital position, which reflects the cash sales nature of TRICON's restaurant operations, effectively provides additional capital for investment. Operating working capital, which excludes short-term investments and short-term borrowings, was a negative $403 million and $445 million for 1997 and 1996, respectively.

     The $42 million decrease primarily reflected a decline in accounts payable and other current liabilities and an increase in inventories partially offset by reduced cash and cash equivalents and increased income taxes payable. The lower accounts payable and other current liabilities was due to a reduction in days payable outstanding and the sale of non-core businesses, as well as lower insurance accruals reflecting TRICON's 1997 decision to change to premium-based U.S. casualty insurance coverage compared to self-insuring in 1996.

     Prepaid expenses, deferred income taxes and other current assets declined slightly reflecting the sale of three non-core U.S. businesses held for disposal and a further reduction in the carrying amount of the two non-core businesses to be sold. These were partially offset by a reclassification of amounts to prepaid taxes and the 1997 premium deposit for U.S. casualty insurance.

     The declines in Property, Plant and Equipment and Intangible Assets included the effects of facility actions, in addition to depreciation and amortization in excess of capital spending.

     See the Pro Forma Condensed Combined Balance Sheet on page F-32, which gives effect to TRICON's anticipated capital structure.

                      Cautionary Statements

     From time to time, in both written reports and oral statements, PepsiCo and TRICON may discuss expectations regarding TRICON's future performance. These "forward-looking statements" are based on currently available competitive, financial and economic data and TRICON's operating plans.
They are also inherently uncertain and investors must recognize that events could turn out to be significantly different than what was expected. In addition, as discussed in Management's Discussion and Analysis:

- TRICON's ability to execute its refranchising initiatives
  (pages 52-53 and 62) is subject to the continued interest and ability of existing and new franchisees to purchase
  TRICON's restaurants at prices TRICON considers appropriate.

- TRICON has never operated as a separate, independent entity and as a result, future performance will be impacted significantly by actions of a newly-formed management team and the implementation of its strategic objectives.

                              GLOSSARY



     CONCEPTS - TRICON restaurant concepts, including the franchise business and Company-operated restaurants of KFC, Pizza Hut and Taco Bell and the non-core U.S. businesses of California Pizza Kitchen, Chevys
     Mexican Restaurants, D'Angelo Sandwich Shops, East Side Mario's and Hot 'n Now.

     CONTINUING FRANCHISE AND LICENSE FEES - Fees paid to franchisor/licensor by franchisee/licensee based upon a percentage of the franchisee/licensee's sales.

     CORE RESTAURANT BUSINESSES - TRICON's worldwide KFC, Pizza
     Hut and Taco Bell businesses.

     EFFECTIVE NET PRICING - The change in sales or operating profit due to price increases/decreases and the effect of product and country mix. It is not generally practicable to separate price changes from the effect of mix.

     EQUITY INCOME/(LOSS) - TRICON's share of earnings or losses from its investments in unconsolidated affiliates.

     FRANCHISE RENEWAL FEE - A fee paid by a franchisee to the franchisor upon renewal of an existing franchise agreement.

     INITIAL FRANCHISE/LICENSE FEE - One time fee paid to franchisor/licensor by franchisee/licensee upon opening of the unit.

     LICENSING - Similar to a franchise arrangement except that the contractual period is shorter, rights are not as broad, it may not require an initial fee and the continuing fees are generally at a higher rate.
     Licensing is used for non-traditional points of distribution, e.g., airports, schools, gas and convenience stores, hotels and stadiums. In general, licensing arrangements do not require payment of a marketing fee to the national marketing fund.

     NET FACILITY ACTIONS - The net gain/(loss) from refranchising gains (including initial franchise fees), store closure costs and SFAS 121 impairment charges for restaurants to be used in the businesses.

     NET REFRANCHISING GAINS/(LOSSES) - Gains/losses from refranchising (including initial franchise fees) net of store closure costs.

     NON-CORE U.S. BUSINESSES - California Pizza Kitchen,
     Chevys Mexican Restaurants, D'Angelo Sandwich Shops,
     East Side Mario's and Hot 'n Now businesses in the U.S.
     which were or are expected to be sold in 1997.

     POINTS OF DISTRIBUTION - Traditional restaurant facilities, including dine-in, delivery and take-out, and non-traditional sites such as airports, gas and convenience stores and schools.

     REFRANCHISING GAINS - Gains arising from the sale of Company-operated restaurants to franchisees, including initial franchise fees.

     RESTAURANTS, UNITS, STORES - Terms are interchangeable.

     SAME STORE SALES - The average sales per store calculated using U.S. Company-operated stores that have been open for the past twelve months.

     STORE CLOSURE COSTS - The cost of writing-down the carrying amount of a Company-operated restaurant's assets to estimated fair market value less costs of disposal, and the net present value of any remaining operating lease payments after the estimated closure dates net of estimated sub-lease income.

     SYSTEM-WIDE SALES - The combined sales of
     Company-operated, joint ventured, franchised and licensed units.

     VOLUME - Measured by the year-over-year change in customer transaction counts of Company-operated units.

                             INDEX TO DEFINED TERMS



2n1s..............................................................10
ADA...............................................................24
Adjusted PepsiCo Stock Option.....................................47
Affiliates........................................................50
AmeriServe........................................................20
Chevys............................................................24
Code..............................................................34
Commission........................................................52
Common Stock.......................................................1
Company............................................................1
Compensation Committee............................................45
CPK...............................................................24
D'Angelo..........................................................24
deleveraging......................................................54
Distribution.......................................................1
Distribution Agent................................................31
Distribution Date..................................................1
Employee Programs Agreement.......................................34
EPS...............................................................48
ESM...............................................................24
G&A...............................................................54
HNN...............................................................24
LIBOR.............................................................30
Merrill Lynch......................................................9
NYSE...............................................................1
PepsiCo............................................................1
PepsiCo LTIP......................................................47
PepsiCo SharePower................................................46
PepsiCo SOIP......................................................46
PepsiCo Stock Conversion Ratio....................................47
Per Share Post-Split PepsiCo Stock Price..........................47
Per Share Pre-Split PepsiCo Stock Price...........................47
Per Share TRICON Stock Price......................................47
Preferred Stock...................................................48
Provision.........................................................50
PSUs..............................................................46
QSR................................................................9
R&D...............................................................19
Record Date.......................................................31
refranchising.....................................................13
RGM...............................................................13
Securities Act....................................................50
Separation Agreement..............................................33
Tax Separation Agreement..........................................33
TRICON.............................................................1
TRICON Articles...................................................48
TRICON Incentive Plan.............................................46
TRICON International..............................................10
TRICON LTIP.......................................................45
TRICON Stock Conversion Ratio.....................................47
TS&C Agreement....................................................34
when issued.......................................................49

                         INDEX TO FINANCIAL STATEMENTS

                                                               Page
                                                            Reference
Combined Financial Statements

Report of Independent Auditors                                F-2
Combined Statement of Operations -
  fiscal years ended December 28, 1996
  December 30, 1995 and December 31, 1994                     F-3
Combined Statement of Cash Flows -
  fiscal years ended December 28, 1996,
  December 30, 1995 and December 31, 1994                     F-4 - F-5
Combined Balance Sheet - December 28, 1996
  and December 30, 1995                                       F-6
Combined Statement of Shareholders' Equity -
  fiscal years ended December 28, 1996,
  December 30, 1995 and December 31, 1994                     F-7
Notes to Combined Financial Statements                        F-8 - F-24

Condensed Combined Financial Statements

Condensed Combined Statement of Operations -
 12 and 24 weeks ended June 14, 1997 and
  June 15, 1996 (unaudited)                                   F-25
Condensed Combined Statement of Cash Flows -
  24 weeks ended June 14,1997 and
  June 15, 1996 (unaudited)                                   F-26 - F-27
Condensed Combined Balance Sheet -
  June 14, 1997 (unaudited) and December 28, 1996             F-28
Notes to Unaudited Condensed Combined
  Financial Statements                                        F-29

Pro Forma Condensed Combined Financial Statements

Pro Forma Condensed Combined Statement of Operations -
  fiscal year ended December 28, 1996 (unaudited)             F-30
Pro Forma Condensed Combined Statement of Operations -
  24 weeks ended June 14, 1997 (unaudited)                    F-31
Pro Forma Condensed Combined Balance Sheet -
  June 14, 1997 (unaudited)                                   F-32
Notes to Unaudited Pro Forma Condensed Combined
  Financial Statements                                        F-33 - F-34

All other financial statements and schedules have been omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the above listed financial statements or the notes thereto.









F-1
Report of Independent Auditors

Board of Directors and Shareholders
TRICON Global Restaurants, Inc.

We have audited the accompanying combined balance sheet of TRICON Global Restaurants, Inc. ("TRICON") as of December 28, 1996 and December 30, 1995 and the related combined statements of operations, cash flows and shareholder's equity for each of the years in the three-year period ended December 28, 1996. These combined financial statements are the responsibility of TRICON's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of TRICON as of December 28, 1996 and December 30, 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 28, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note 3 to the combined financial statements, TRICON in 1995 adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." As discussed in Notes 11 and 13 to the combined financial statements, TRICON in 1994 changed its method for calculating the market-related value of pension plan assets used in the determination of pension expense and adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," respectively.







KPMG Peat Marwick LLP
New York, New York
June 30, 1997







F-2
___________________________________________________________________________
Combined Statement of Operations
(in millions)
TRICON Global Restaurants, Inc.
Fiscal years ended December 28, 1996, December 30, 1995
 and December 31, 1994
                                             1996        1995         1994
                                        (52 Weeks)  (52 Weeks)   (53 Weeks)
___________________________________________________________________________
REVENUES
Company-operated restaurants              $ 9,738     $ 9,813      $ 9,170
Franchise and license fees                    494         437          395
                                           10,232      10,250        9,565
Costs and Expenses, net
Company-operated restaurants
 Food and paper                             3,215       3,242        3,009
 Payroll and employee benefits              2,793       2,784        2,642
 Occupancy and other operating
  expenses                                  2,711       2,713        2,507
                                            8,719       8,739        8,158
General, administrative and
 other expenses                               932         857          815
Net facility actions                          (37)        402           10
Unusual disposal charges                      246           -            -
Total costs and expenses                    9,860       9,998        8,983

Operating Profit                              372         252          582

Interest expense, net                         300         355          341

Income/(Loss) Before Income Taxes and
Cumulative Effect of  Accounting
 Changes                                       72        (103)         241

Income Taxes                                  125          29          122

(Loss)/Income Before Cumulative Effect
 of Accounting Changes                        (53)       (132)         119
Cumulative Effect of Accounting Changes
  Postemployment benefits (net of income
   tax benefit of $3)                           -           -           (4)
  Pension assets (net of income tax
   expense of $2)                               -           -            3

Net(Loss)/Income                          $   (53)    $  (132)     $   118
____________________________________________________________________________
See accompanying Notes to Combined Financial Statements.
____________________________________________________________________________









F-3
___________________________________________________________________________
Combined Statement of Cash Flows        (page 1 of 2)
(in millions)
TRICON Global Restaurants, Inc.
Fiscal years ended December 28, 1996, December 30, 1995
 and December 31, 1994

                                           1996        1995        1994
                                        (52 Weeks)  (52 Weeks)   (53 Weeks)
___________________________________________________________________________
Cash Flows - Operating Activities
(Loss)/income before cumulative effect
 of accounting changes                  $  (53)     $  (132)      $ 119
Adjustments to reconcile (loss)/income
 before cumulative effect of
 accounting changes to net cash
 provided by operating activities
  Depreciation and amortization             621         671         622
  Impairment charges                         62         457           -
  Noncash portion of unusual
   disposal charges                         235          -            -
  Deferred income taxes                    (150)       (233)        (68)
  Other noncash charges and
    credits, net                            (15)         13          71
  Changes in operating working capital,
   excluding effects of acquisitions
    Accounts and notes receivable           (16)        (12)         (5)
    Inventories                              27         (22)        (12)
    Prepaid expenses, deferred income
     taxes and other current assets          (2)         10         (30)
    Accounts payable and other
     current liabilities                     85          25         228
    Income taxes payable                    (81)         36         (31)
  Net change in operating
   working capital                           13          37         150
Net Cash Provided by Operating
 Activities                                 713         813         894

Cash Flows - Investing Activities
Capital spending                           (620)       (701)     (1,038)
Acquisitions and investments
 in unconsolidated affiliates                 -         (66)       (113)
Refranchising of restaurants                355         165           -
Sales of property, plant
 and equipment                               45          43          21
Other, net                                  (29)        (38)       (134)
Net Cash Used for Investing
 Activities                                (249)       (597)     (1,264)
___________________________________________________________________________
(Continued on following page)







F-4
___________________________________________________________________________
Combined Statement of Cash Flows (page 2 of 2)
(in millions)
TRICON Global Restaurants, Inc.
Fiscal years ended December 28, 1996, December 30, 1995
 and December 31, 1994

                                           1996        1995        1994
                                        (52 Weeks)  (52 Weeks) (53 Weeks)
___________________________________________________________________________
Cash Flows - Financing Activities
(Decrease)/increase in investments by
 and advances from PepsiCo                 (285)       (226)       453
Payments of long-term debt                  (57)        (17)       (71)
Short-term borrowings-three months or
 less, net                                  (80)         25          6
Net Cash (Used for)/Provided by
 Financing Activities                      (422)       (218)       388

Effect of Exchange Rate Changes on
 Cash and Cash Equivalents                    1          (2)         1

Net Increase/(Decrease) in Cash
 and Cash Equivalents                        43          (4)        19
Cash and Cash Equivalents
 - Beginning of Year                         94          98         79
Cash and Cash Equivalents
 - End of Year                          $   137     $    94    $    98
___________________________________________________________________________
Supplemental Cash Flow Information
 Cash Flow Data
  Interest paid                         $    34          48         55
  Income taxes paid                     $   325         253        266
Schedule of Noncash Investing and
 Financing Activity
  Liabilities assumed in connection
   with acquisitions                    $    26          17        112
  PepsiCo stock issued in connection
   with acquisitions                    $     -           -         25
___________________________________________________________________________
See accompanying Notes to Combined Financial Statements.
___________________________________________________________________________















F-5
___________________________________________________________________________
Combined Balance Sheet
(in millions)
TRICON Global Restaurants, Inc.
December 28, 1996 and December 30, 1995

                                                     1996        1995
___________________________________________________________________________
ASSETS
Current Assets
Cash and cash equivalents                          $  137      $   94
Short-term investments, at cost                        50          11
                                                      187         105
Accounts and notes receivable, less allowance
  $9 in 1996 and $6 in 1995                           125         121
Inventories                                            88         127
Prepaid expenses, deferred income taxes and
 other current assets                                 562         161
     Total Current Assets                             962         514

Property, Plant and Equipment, net                  4,050       4,448
Intangible Assets, net                              1,100       1,386
Investments in Unconsolidated Affiliates              228         382
Other Assets                                          180         178
       Total Assets                                $6,520      $6,908

LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable and other current
 liabilities                                       $1,200      $1,099
Income taxes payable                                  157         235
Short-term borrowings                                  59         144
     Total Current Liabilities                      1,416       1,478

Long-term Debt                                        231         260
Other Liabilities                                     434         325
Deferred Income Taxes                                 200         270

Shareholder's Equity
Investments by and advances from PepsiCo            4,266       4,604
Currency translation adjustment                       (27)        (29)
Total Shareholder's Equity                          4,239       4,575
        Total Liabilities and
        Shareholder's Equity                       $6,520      $6,908
__________________________________________________________________________
See accompanying Notes to Combined Financial Statements.
__________________________________________________________________________










F-6

Combined Statement of Shareholder's Equity
(in millions)
TRICON Global Restaurants, Inc.
Fiscal years ended December 28, 1996, December 30, 1995
 and December 31, 1994

                                   Investments
                                   by and ad-   Currency
                                   vances from  Translation
                                   PepsiCo      Adjustment   Total

Shareholder's Equity,
 December 25, 1993                   $4,366     $  12       $4,378
 1994 Net income                        118         -          118
 Currency translation adjustment          -        28           28
Net investments by and advances
  from PepsiCo                          478         -          478
Shareholder's Equity,
 December 31, 1994                   $4,962     $  40       $5,002
 1995 Net loss                         (132)        -         (132)
 Currency translation adjustment          -       (69)         (69)
 Net investments by and advances
  from PepsiCo                         (226)        -         (226)
Shareholder's Equity,
 December 30, 1995                   $4,604     $ (29)      $4,575
 1996 Net loss                          (53)        -          (53)
 Currency translation adjustment          -         2            2
 Net investments by and advances
  from PepsiCo                         (285)        -         (285)
Shareholder's Equity,
 December 28, 1996                   $4,266     $ (27)      $4,239


See accompanying Notes to Combined Financial Statements.






















F-7
Notes to Combined Financial Statements
(tabular dollars in millions)

Note 1 - PepsiCo, Inc.'s Proposed Spin-Off of its Restaurant Businesses

     In 1997, the Board of Directors of PepsiCo, Inc. ("PepsiCo") approved the spin-off of its core restaurant businesses to its shareholders as an independent, publicly-traded company (the "Distribution"). The Distribution is subject to a tax ruling by the Internal Revenue Service that would allow it to be tax-free to shareholders subject to U.S. Federal income taxes, various regulatory approvals, appropriate stock market conditions and approval of a definitive plan by PepsiCo's Board of Directors. TRICON Global Restaurants, Inc. ("TRICON"), the new company, is composed of the worldwide operations of Pizza Hut, Taco Bell and KFC and the non-core U.S. businesses held for disposal (see Note 3 on page F-11). Immediately following the Distribution, PepsiCo will no longer have a financial investment in TRICON. However, TRICON shares will be owned by PepsiCo's pension trust on behalf of PepsiCo's employees. PepsiCo will remain liable on certain existing contingent liabilities relating to TRICON's businesses which were not able to be released, terminated or replaced prior to the Distribution Date ("unreleased contingent liabilities"). After the Distribution, TRICON will pay a fee to PepsiCo for any unreleased contingent liabilities until they are released or replaced by a qualified letter of credit. TRICON will also fully indemnify PepsiCo for any payments made under the unreleased contingent liabilities.
     TRICON expects to obtain initial debt funding and use substantially all of the proceeds to settle certain amounts due to PepsiCo from TRICON and to declare and pay a dividend to PepsiCo just prior to the Distribution. In addition, TRICON and PepsiCo will enter into several agreements providing for the separation of the companies and governing various relationships between TRICON and PepsiCo, including a Separation Agreement, Tax Separation Agreement, Employee Programs Agreement and Telecommunications, Software and Computing Services Agreement.
     The Combined Financial Statements included herein may not necessarily be indicative of the results of operations, financial position and cash flows of TRICON in the future or had it operated as a separate, independent company during the periods presented. The Combined Financial Statements included herein do not reflect any changes that may occur in the financing and operations of TRICON as a result of the Distribution.

Note 2 - Summary of Significant Accounting Policies

The preparation of the Combined Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Basis of Combination and Preparation. The accompanying Combined Financial Statements of TRICON include the results of operations and assets and liabilities directly related to TRICON's operations. TRICON's intercompany accounts and transactions have been eliminated. Investments in unconsolidated affiliates in which TRICON exercises significant

F-8
influence but not control are accounted for by the equity method and TRICON's share of the net income or loss of its unconsolidated affiliates is included in general, administrative and other expenses in the Combined Statement of Operations.
     TRICON was allocated $53 million, $52 million and $50 million of overhead costs related to PepsiCo's shared administrative functions in 1996, 1995 and 1994, respectively. The allocation was based on TRICON's revenue as a percent of PepsiCo's total revenue and the allocated costs are included in general, administrative and other expenses in the Combined Statement of Operations. Management believes that such allocation methodology is reasonable. The expenses allocated to TRICON for these services are not necessarily indicative of the expenses that would have been incurred if TRICON had been a separate, independent entity and had otherwise managed these functions. Subsequent to the Distribution, TRICON will be required to manage these functions and will be responsible for the expenses associated with the management of a public corporation.
     TRICON's operations have been financed through its operating cash flows, refranchising of restaurants and investments by and advances from PepsiCo. TRICON's interest expense includes an allocation of PepsiCo's interest expense (PepsiCo's weighted average interest rate applied to the average balance of investments by and advances from PepsiCo to TRICON) and interest expense on its external debt. TRICON was allocated $275 million, $316 million and $300 million of interest expense reflecting PepsiCo's average interest rates of 6.2%, 6.6% and 6.4% in 1996, 1995 and 1994, respectively. TRICON's external debt is primarily limited to capital lease obligations associated with real estate and, to a much lesser extent, assumed debt of acquired businesses and international third-party debt. TRICON is expected to have a capital structure different from the capital structure in the Combined Financial Statements and accordingly, interest expense is not necessarily indicative of the interest expense that TRICON would have incurred as a separate, independent company.
     Income tax expense was calculated as if TRICON filed separate income tax returns. As PepsiCo manages its tax position on a consolidated basis, which takes into account the results of all of its businesses, TRICON's effective tax rate in the future could vary from its historical effective tax rates. TRICON's future effective tax rate will largely depend on its structure and tax strategies as a separate, independent company.
     Fiscal Year. TRICON's fiscal year ends on the last Saturday in December and, as a result, a fifty-third week is added every five or six years. The fiscal year ending December 31, 1994 consisted of 53 weeks.
     Direct Marketing Costs. Direct marketing costs are reported in occupancy and other operating expenses in the Combined Statement of Operations and include costs of advertising and other marketing activities. Direct marketing costs are charged to expense ratably in relation to revenues over the year in which incurred. Advertising expenses were $571 million, $570 million and $556 million in 1996, 1995 and 1994, respectively.
     Research and Development Expenses. Research and development expenses, which are expensed as incurred, were $20 million, $17 million and $22 million in 1996, 1995 and 1994, respectively.
     Stock-Based Employee Compensation. TRICON measures stock-based employee compensation cost in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations. Accordingly, compensation cost for PepsiCo stock option



F-9
grants to TRICON employees is measured as the excess of the quoted market price of PepsiCo's capital stock at the grant date over the amount the employee must pay for the stock. PepsiCo's policy is to grant stock options at fair market value at the date of grant.
     Derivative Instruments. Gains and losses on futures contracts that are designated and are effective as hedges of future commodity purchases are deferred and included in the cost of the related raw materials when purchased. Changes in the value of futures contracts that TRICON uses to hedge commodity purchases are highly correlated to the changes in the value of the purchased commodity. If the degree of correlation between the futures contracts and the purchase contracts were to diminish such that the two were no longer considered highly correlated, subsequent changes in the value of the futures contracts would be recognized in income.
     Cash Equivalents. Cash equivalents represent funds temporarily invested (with original maturities not exceeding three months) as part of managing day-to-day operating cash receipts and disbursements.
     Inventories. Inventories are valued at the lower of cost (computed on the first-in, first-out method) or net realizable value.
     Property, Plant and Equipment. Property, plant and equipment (PP&E) are stated at cost, except for PP&E that have been impaired, for which the carrying amount is reduced to estimated fair market value. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows: 5 to 25 years for buildings and improvements and 3 to 20 years for machinery and equipment. Depreciation expense was $521 million, $555 million, and $519 million in 1996, 1995 and 1994, respectively.
     Intangible Assets. Intangible assets are amortized on a straight-line basis as follows: 20 years for reacquired franchise rights, 3 to 34 years for trademarks and other identifiable intangibles and 20 years for goodwill. Amortization expense was $95 million, $109 million and $103 million in 1996, 1995 and 1994, respectively.
     Recoverability of Long-Lived Assets to be Held and Used in the Business. TRICON reviews its long-lived assets related to each restaurant to be held and used in the business semi-annually for impairment, or whenever events or changes in circumstances indicate that the carrying amount of a restaurant may not be recoverable. TRICON evaluates restaurants using a "two-year history of operating losses" as its primary indicator of potential impairment. An impaired restaurant is written down to its estimated fair market value based on the best information available. TRICON generally measures estimated fair market value by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.
     TRICON's methodology for determining and measuring impairment of its investments in unconsolidated affiliates and enterprise-level goodwill was changed in 1996 to conform with the methodology it uses for its restaurants except (a) the recognition test for an investment in an unconsolidated affiliate compares the investment to a forecast of TRICON's share of the unconsolidated affiliate's undiscounted cash flows including interest and taxes, compared to undiscounted cash flows before interest and taxes used for restaurants and (b) enterprise-level goodwill is evaluated at a country level instead of by individual restaurant. The change in methodology had no impact in 1996.
     Pre-opening Costs. Costs associated with opening a new restaurant are expensed as incurred.


F-10
     Refranchising Gains. Refranchising gains include gains on sales of Company-operated restaurants to new and existing franchisees and the related initial franchise fees. Gains on restaurant refranchisings are recognized when the sale transaction closes, the franchisee has a minimum amount of the purchase price in at-risk equity and TRICON is satisfied that the franchisee can meet its financial obligations. Otherwise, refranchising gains are deferred until those criteria have been met.
     Store Closure Costs. Store closure costs are recognized when a decision is made to close a restaurant within the next twelve months.
     Store closure costs include the cost of writing-down the carrying amount of a restaurant's assets to estimated fair market value less costs of disposal, and the net present value of any remaining operating lease payments after the expected closure date net of estimated sub-lease income.
     Franchise and License Fees. Franchise and license agreements are executed for each point of distribution and provide the terms of the arrangement between TRICON and the franchisee/licensee. The franchise and certain license agreements require the franchisee/licensee to pay an initial, non-refundable fee. The agreements also require continuing fees based upon a percentage of sales. Subject to franchisor approval, a franchise agreement may be renewed upon expiration.
     Initial fees are recognized as revenue when TRICON has substantially performed all initial services required by the franchising/licensing agreement, which is generally upon opening. Continuing fees are recognized as earned with an appropriate provision for estimated uncollectible amounts. Renewal fees are recognized in earnings when a renewal agreement becomes effective.
     Territorial franchise agreements stipulate the area, number of restaurants and the time frame for development in exchange for a territorial franchise fee. These fees are amortized on a straight line basis over the life of the territory agreement.
     Direct costs incurred to secure and perform the required services under the franchise and license agreements, which are not material, are charged to expense as incurred.

Note 3 - Items Affecting Comparability of Income Before Cumulative Effect of Accounting Changes

                                  1996            1995           1994
                               Pre-  After-   Pre-  After-   Pre-   After-
                               Tax    Tax     Tax    Tax     Tax     Tax
Disposal of non-core U.S.
 businesses                    $246   $189       -     -        -      -

Net facility actions           $(37)  $(21)   $402  $295      $10   $  6

Reduced depreciation and
 amortization                  $(40)  $(26)   $(17) $(12)       -      -

Fifty-third week                  -      -       -     -     $(23)  $(14)
___________________________________________________________________________

The non-core U.S. businesses charge of $246 million was a result of a fourth quarter 1996 decision to dispose of TRICON's remaining non-core U.S. businesses: California Pizza Kitchen ("CPK"), Chevys, D'Angelo Sandwich

F-11
Shops ("D'Angelo"), and East Side Mario's ("ESM") and a first quarter 1996 decision to dispose of the operating assets of Hot 'n Now ("HNN"). The charge represented a reduction of the carrying amounts of the non-core U.S. businesses to estimated fair market value, less costs to sell. The estimated fair market value was determined by using estimated selling prices, based primarily upon the opinion of an investment banking firm
retained to assist in the selling activity.   The remaining carrying amount
of the non-core U.S. restaurant assets of $333 million was included in prepaid expenses, deferred income taxes and other current assets in the 1996 Combined Balance Sheet. The non-core U.S. businesses contributed $394 million, $297 million and $281 million to revenues in 1996, 1995 and 1994, respectively. Excluding the unusual disposal charges in 1996 and the $120 million initial impact of adopting Statement of Financial Accounting Standard No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in 1995, the non-core U.S. businesses incurred losses of $15 million ($12 million after-tax), $45 million ($37 million after-tax) and $42 million ($35 million after-tax) in 1996, 1995 and 1994, respectively.
     Net facility actions reflected TRICON's initiatives to reduce its percentage ownership of total system units by selling Company-operated restaurants to new and existing franchisees and closing underperforming stores, and impairment charges under SFAS 121:

                                    1996      1995     1994

U.S.
Refranchising gains*               $(134)    $ (89)    $  -
Store closure costs                   45        26       10
SFAS 121 impairment charges           54       320        -
(Gains)/losses from
  net facility actions             $ (35)    $ 257     $ 10

International
Refranchising gains                $  (5)    $  (4)       -
Store closure costs                   (5)       12        -
SFAS 121 impairment charges            8       137        -
(Gains)/losses from
  net facility actions             $  (2)    $ 145        -

Worldwide
Refranchising gains*               $(139)    $ (93)    $  -
Store closure costs                   40        38       10
SFAS 121 impairment charges           62       457        -
(Gains)/losses from
  net facility actions             $ (37)    $ 402     $ 10


* Included initial franchise fees for both the U.S. and Worldwide of $22 million in 1996 and $8 million in 1995. See Note 4 on page F-13.

     TRICON early adopted SFAS 121 as of the beginning of the fourth quarter of 1995. The initial, noncash charge of $457 million ($324 million after-tax), $120 million ($82 million after-tax) of which related to non-core U.S. businesses, resulted from TRICON evaluating and measuring impairment of restaurants to be used in the business at the individual restaurant level. Previously, impairment was evaluated and

F-12
measured if a restaurant concept was incurring operating losses and was expected to incur operating losses in the future. Because of the strong operating profit history or prospects for each concept, no impairment evaluation had been required in 1994.
     As a result of the reduced carrying amount of restaurants due to the adoption of SFAS 121, depreciation and amortization expense was reduced by $40 million for the first three quarters of 1996 and by $17 million for the fourth quarter of 1995.
     The recurring SFAS 121 impairment charge in 1996 resulted from the semi-annual impairment evaluations of each restaurant to be used in the business that either initially met the "two-year history of operating losses" impairment indicator or was previously evaluated for impairment and, due to changes in circumstances, a current forecast of future cash flows would be expected to be significantly lower than the forecast used in the prior evaluation.
     The fifty-third week in 1994 increased 1994 revenues and operating profit by an estimated $172 million and $23 million, respectively.

Note 4 - Franchise and License Fees

Franchise and certain license arrangements for TRICON's traditional and non-traditional points of distribution, respectively, provide for initial fees. The agreements also require continuing fees based upon a percentage of sales. Initial franchise fees from refranchising activities arise from an initiative adopted by TRICON in late 1994 to reduce its percentage ownership of total system units by selling Company-operated units to new and existing franchisees. As disclosed in Note 2 on page F-9, initial franchise fees from the refranchising activities are included as part of refranchising gains.

                              1996      1995      1994

Initial fees                  $ 43      $ 28      $ 18
Initial franchise fees from
  refranchising activities     (22)       (8)        -
                                21        20        18
Continuing fees                473       417       377
                              $494      $437      $395

Note 5 - Property, Plant and Equipment, net

                                     1996       1995
___________________________________________________________________________
Land                                $  933    $  990
Buildings and improvements           3,394     3,452
Capital leases, primarily
 buildings                             206       309
Machinery and equipment              2,319     2,370
                                     6,852     7,121

Accumulated depreciation            (2,802)   (2,673)
                                    $4,050    $4,448
___________________________________________________________________________




F-13
Note 6 - Intangible Assets, net

                                               1996        1995
___________________________________________________________________________

Reacquired franchise rights                  $  767      $  817
Trademarks and other
 identifiable intangibles                       190         214
Goodwill                                        143         355
                                             $1,100      $1,386
___________________________________________________________________________

Identifiable intangible assets primarily arose from the allocation of purchase prices of businesses acquired. Amounts assigned to such identifiable intangibles were based on independent appraisals or internal estimates. Goodwill represents the residual purchase price after allocation to all identifiable net assets.
     Accumulated amortization, included in the amounts above, was $603 million and $521 million at year-end 1996 and 1995, respectively.

Note 7 - Accounts Payable and Other Current Liabilities

                                                1996        1995
__________________________________________________________________________
Accounts payable                              $  526      $  516
Accrued compensation and benefits                261         243
Other accrued taxes                              121          94
Other current liabilities                        292         246
                                              $1,200      $1,099
__________________________________________________________________________

Note 8 - Short-term Borrowings and Long-term Debt


                                                1996        1995
___________________________________________________________________________
Short-term Borrowings
Current maturities of long-term
 debt issuances                                  $26        $ 27
Other due 1997                                    33         117
                                                 $59        $144
___________________________________________________________________________

___________________________________________________________________________
Long-term Debt
Capital lease obligations
  (see Note 9 on page F-15)                     $222        $246
Other, due 1997-2010 (8.2% and 8.1%)              35          41
                                                 257         287
Less current maturites of long-term
 debt issuances                                  (26)        (27)
                                                $231        $260
___________________________________________________________________________

Interest expense includes an allocation of a portion of PepsiCo's interest expense. See Note 2 on page F-8.

F-14
Note 9 - Leases

TRICON has noncancellable commitments under both capital and long-term operating leases, primarily for Company-operated restaurants. Capital and operating lease commitments expire at various dates through 2087 and, in many cases, provide for rent escalations and renewal options. Most leases require payment of related executory costs, which include property taxes, maintenance and insurance.
     Future minimum commitments and sublease receivables under noncancelable leases are set forth below:

                     Commitments                Sublease Receivables
                 Capital   Operating          Direct        Operating
                                             Financing
1997              $ 39        $  258           $  3            $ 14
1998                37           225              3              13
1999                34           194              2              11
2000                32           168              2              10
2001                30           150              2               8
Later years        231           930             17              44
                  $403        $1,925           $ 29            $100
________________________________________________________________________
     At year-end 1996, the present value of minimum payments under capital leases was $222 million, after deducting $181 million representing imputed interest.

     The details of rental expense and income are set forth below:

                                             1996      1995      1994
Rental expense
  Minimum                                    $299      $309      $303
  Contingent                                   25        27        32
                                             $324      $336      $335

Minimum rental income                        $ 16      $  8      $ 12
___________________________________________________________________________
     Contingent rentals are based on sales in excess of levels stipulated in the lease agreements.
Note 10 - Financial Instruments


Derivative Instruments
TRICON's policy prohibits the use of derivative instruments for trading purposes and TRICON has procedures in place to monitor and control their use.
     TRICON's use of derivative instruments is currently limited to commodity futures contracts traded on national exchanges, which are entered into with the objective of reducing food costs. Open contracts and deferred gains and losses at year-end 1996 and 1995, as well as gains and losses recognized as part of cost of sales in 1996, 1995 and 1994 were not significant.






F-15
Fair Value
Except for guarantees issued by TRICON, the carrying amounts of TRICON's financial instruments approximated market value. The fair value of guarantees issued by TRICON was $13 million in 1996 and $1 million in 1995 compared to a carrying amount of $0 for both years. The fair values were estimated using market quotes and calculations based on market rates.

Note 11 - Pension Plans

U.S. employees participate in PepsiCo sponsored noncontributory defined benefit pension plans which cover substantially all full-time salaried employees, as well as certain hourly employees. Benefits generally are based on years of service and compensation or stated amounts for each year of service. All plans but one are funded and contributions are made in amounts not less than minimum statutory funding requirements nor more than the maximum amount that can be deducted for U.S. income tax purposes.
     It is intended that TRICON will assume the existing defined benefit pension plan obligations for TRICON's U.S. employees as of the Distribution Date and trust assets from the funded plans will be transferred based upon actuarial determinations in accordance with regulatory requirements.
     Net periodic U.S. pension expense allocated to TRICON was $10 million in 1996, $5 million in 1995 and $5 million in 1994. Net periodic pension expense for the defined benefit pension plans for TRICON's foreign operations was not significant. TRICON will assume the foreign defined benefit pension plan obligations as of the Distribution Date. Any related assets will be transferred.
     In 1994, PepsiCo changed the method for calculating the market-related value of plan assets used in determining the return-on-assets component of net periodic pension cost and the cumulative net unrecognized gain or loss subject to amortization. This change resulted in a noncash benefit in 1994 for TRICON of $5 million ($3 million after-tax) representing the cumulative effect of the change related to TRICON for years prior to 1994.

Note 12 - Postretirement Benefits Other Than Pensions

TRICON provides postretirement health care benefits to eligible retired employees and their dependents, principally in the U.S. Salaried retirees who have 10 years of service and attain age 55 are eligible to participate in the postretirement benefit plans. The plans are not funded and since 1994 have included retiree cost sharing. Postretirement benefit expense was $3 million in 1996, $2 million in 1995 and $3 million in 1994.

Note 13 - Postemployment Benefits Other Than to Retirees

Effective the beginning of 1994, TRICON adopted Statement of Financial Accounting Standards No. 112 ("SFAS 112"), "Employers' Accounting for Postemployment Benefits." The principal effect to TRICON resulted from accruing disability medical benefits to be provided to employees upon the occurrence of an event. Previously, these benefits were expensed when incurred. The cumulative effect charge upon adoption of SFAS 112, which relates to years prior to 1994, was $7 million ($4 million after-tax).



F-16
Note 14 - Employee Stock Option Plans

TRICON employees were granted stock options under PepsiCo's three long-term incentive plans - the SharePower Stock Option Plan ("SharePower"), the Long-Term Incentive Plan ("LTIP"), and the Stock Option Incentive Plan ("SOIP"). Prior to 1997, SharePower options were granted annually to essentially all full-time employees. SharePower options generally become exercisable ratably over 5 years from the grant date and must be exercised within 10 years from the grant date. Most LTIP options were granted every other year to senior management employees. Most of these options become exercisable after 4 years and must be exercised within 10 years from the grant date. In addition, the LTIP allows for grants of performance share units ("PSU"s). The maximum value of a PSU is fixed at the value of a share of PepsiCo stock at the grant date and vests in 4 years from the grant date. Payment of PSUs are made in cash and/or stock and the payment amount is determined based on the attainment of prescribed performance goals. Amounts expensed for PSUs for TRICON employees were $.9 million in 1996, $.6 million in 1995 and $1.8 million in 1994. SOIP options are for middle-management employees and, prior to 1997, were granted annually.
SOIP options are exercisable after one year and must be exercised within 10 years after their grant date. The total number of options granted to TRICON employees under the PepsiCo stock option plans was 13.4 million in 1996, 7.2 million in 1995 and 14.1 million in 1994.
     Immediately following the Distribution, nonvested SharePower stock options and 1996 and 1997 option grants under LTIP and SOIP held by TRICON employees will be replaced with TRICON stock option awards. The TRICON awards will have the same ratio of the exercise price per option to the market value per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option periods and other terms and conditions as the PepsiCo options they replace. Vested SharePower options and options granted under LTIP and SOIP before 1996 held by TRICON employees will remain as PepsiCo stock options. The number of options and exercise prices will be adjusted to compensate for the market value of TRICON shares distributed to PepsiCo shareholders. At December 28, 1996, there were approximately 38 million PepsiCo stock options held by TRICON employees. That amount includes an aggregate of approximately 16 million options that are subject to replacement with TRICON stock option awards. TRICON cannot currently determine the number of shares of its common stock that will be subject to substitute awards after the Distribution.
     TRICON adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," but continues to measure stock-based compensation cost in accordance with Accounting Principles Board Opinion No. 25 and its related interpretations. If TRICON had measured compensation cost for the PepsiCo stock options granted to its employees in 1996 and 1995 under the fair value based method prescribed by SFAS 123, the net loss would have been changed to the pro forma amounts set forth below:

                                1996     1995
Net Loss
  Reported                       $53     $132
  Pro forma                      $70     $136




F-17

     The fair value of PepsiCo stock options granted to TRICON employees used to compute pro forma net income disclosures were estimated on the date of grant using the Black-Scholes option-pricing model based on the following weighted average assumptions used by PepsiCo:

                                1996         1995

Risk free interest rate          6.0%         6.2%
Expected life                  6 years     5 years
Expected volatility               20%          20%
Expected dividend yield          1.5%        1.75%

     The weighted-average fair value of PepsiCo stock options granted to TRICON employees during 1996 was $8.87 and during 1995 was $5.54.
     The pro forma amounts above are not necessarily representative of the effects of stock-based awards on future pro forma net income because
(1)future grants of employee stock options by TRICON management may not be comparable to awards made to employees while TRICON was a part of PepsiCo,
(2) the assumptions used to compute the fair value of any stock option awards will be specific to TRICON and therefore may not be comparable to the PepsiCo assumptions used and (3) they exclude the pro forma compensation expense related to unvested stock options granted before 1995.

Note 15 - Income Taxes

The details of the provision for income taxes on income before cumulative effect of accounting changes are set forth below:

                                   1996      1995      1994
___________________________________________________________________________
Current:  Federal                 $ 154      $179      $134
          Foreign                    93        59        31
          State                      28        24        25
                                    275       262       190
Deferred: Federal                  (127)     (168)      (50)
          Foreign                    (5)      (55)       (7)
          State                     (18)      (10)      (11)
                                   (150)     (233)      (68)
                                  $ 125      $ 29      $122
___________________________________________________________________________

     U.S. and foreign income before income taxes and cumulative effect of accounting changes are set forth below:

                                   1996      1995      1994
___________________________________________________________________________
U.S.                               $(21)    $  72      $285
Foreign                              93      (175)      (44)
                                   $ 72     $(103)     $241
___________________________________________________________________________





F-18
A reconciliation of income taxes calculated at the U.S. Federal tax statutory rate to TRICON's provision for income taxes is set forth below:

                                     1996     1995     1994
___________________________________________________________________________
Income taxes computed at the U.S.
 Federal statutory rate of 35%       $ 25     $(36)    $ 84
State income tax, net of Federal
   tax benefit                          7        7       12
Foreign and U.S. tax effects
 attributable to foreign
  operations                           49       26       27
Adjustment to the beginning-of-
 the-year foreign deferred tax
  assets valuation allowance            5       (1)       -
Effect of unusual disposal charges     28        -        -
Initial impact of adopting SFAS 121     -       28        -
Nondeductible amortization of
 U.S. goodwill                          9       11        4
Federal tax credits                    (2)      (8)     (14)
Equity (income)/loss of CPK             1        8        7
Other, net                              3       (6)       2
Total income taxes                   $125     $ 29     $122
Effective income tax rate           173.6%   (28.2)%   50.6%

      The details of the 1996 and 1995 deferred tax liabilities (assets) are set forth below:
                                        1996      1995
___________________________________________________________________________
Intangible assets and property,
 plant and equipment                   $ 222     $ 392
Other                                     43         3
Gross deferred tax liabilities         $ 265     $ 395

Net operating loss carryforwards       $(111)    $ (89)
Employee benefits                        (56)      (46)
Casualty claims                          (69)      (47)
Various liabilities and other           (132)     (134)
Gross deferred tax assets               (368)     (316)
Deferred tax assets valuation
 allowance                               138        82
Net deferred tax assets                 (230)     (234)
Net deferred tax liability             $  35     $ 161

Included in
Prepaid expenses, deferred income
 taxes and other current assets        $(165)    $(109)
Deferred income taxes                    200       270
                                       $  35     $ 161

     The valuation allowance related to deferred tax assets increased by $56 million in 1996 primarily due to additions related to current year operating losses and temporary differences in a number of foreign and state jurisdictions.



F-19
      The determination of the unrecognized deferred tax liability for temporary differences related to investments in foreign subsidiaries and foreign corporate joint ventures that are essentially permanent in duration is not practicable.
      Net operating loss carryforwards totaling $374 million at year-end 1996 are available to reduce future tax of certain subsidiaries and are related to a number of foreign and state jurisdictions. Of these carryforwards, $4 million expire in 1997, $316 million expire at various times between 1998 and 2010 and $54 million may be carried forward indefinitely.

Note 16 - Business Segments

TRICON is engaged principally in developing, operating, franchising and licensing the worldwide Pizza Hut, Taco Bell and KFC concepts. TRICON also operates other non-core U.S. concepts, including CPK, Chevys, D'Angelo, ESM and HNN, which were held for disposal at the end of 1996 (see
Note 3 on page F-11).
     Pizza Hut, Taco Bell and KFC operate throughout the U.S. and in 83, 16 and 73 countries and territories outside the U.S., respectively. Principal international markets include Australia, Canada, Japan, Korea, Mexico, New Zealand, Spain and the U.K. At year-end 1996, TRICON has investments in several unconsolidated affiliates outside the U.S. which operate KFC and Pizza Hut restaurants, the most significant of which are located in Japan and the U.K.
     TRICON year-end investments in unconsolidated affiliates totaled $228 million in 1996 and $382 million in 1995. The decrease in 1996 reflected the consolidation of CPK, previously an unconsolidated equity investment, at the end of the second quarter of 1996. CPK was consolidated as a result of PepsiCo obtaining majority control of CPK's Board of Directors at the end of the second quarter of 1996.





















F-20
___________________________________________________________________________
GEOGRAPHIC AREAS
___________________________________________________________________________

                                            Revenues
                                   1996       1995        1994
International                   $ 2,308    $ 2,087      $1,794
United States                     7,924      8,163       7,771
                                $10,232    $10,250      $9,565
___________________________________________________________________________
                                    Operating Profit/(Loss)
                                   1996(a)    1995(a)     1994
International                       126        (26)         66
United States                       286        354         578
Equity income/(loss) and
  foreign exchange                   13        (24)        (12)
Allocation of PepsiCo shared
 corporate expenses                 (53)       (52)        (50)
                                $   372    $   252      $  582
___________________________________________________________________________
                                     Identifiable Assets
                                   1996       1995        1994
International                   $ 1,726    $ 1,643      $1,780
United States                     4,566      4,883       5,211
Investments in Unconsolidated
 Affiliates                         228        382         396
                                $ 6,520    $ 6,908      $7,387
___________________________________________________________________________
                                  Depreciation and Amortization
                                   1996       1995        1994
International                   $   149    $   152      $  116
United States                       472        519         506
                                $   621    $   671      $  622
___________________________________________________________________________

                                        Capital Spending
                                   1996       1995        1994
International                   $   161    $   184      $  335
United States                       466        530         714
                                $   627    $   714      $1,049
___________________________________________________________________________
(a) The unusual disposal charge in 1996 of $246 in the United States and the initial impact of adopting SFAS 121 in 1995 of $457 (United States
     - $305, International - $135 and equity income/(loss) - 17) reduced combined operating profit (see Note 3 on page F-11).












F-21
Note 17 - Related Party Transactions

TRICON purchases beverage products from the Pepsi-Cola Company and equipment, food and paper from PepsiCo Food Systems (PFS), both operating divisions of PepsiCo. The amounts purchased in 1996, 1995 and 1994 were $2.5 billion, $2.7 billion and $2.6 billion, respectively. In May 1997, TRICON entered into a five-year Sales and Distribution Agreement with PFS to purchase the majority of its food and supplies for Company-operated stores, subject to PFS maintaining certain quality and service performance levels. The Sales and Distribution Agreement becomes effective upon the closing of the sale by PepsiCo of the assets and business of PFS to AmeriServe Food Distribution, Inc. ("AmeriServe"), pursuant to a definitive agreement dated as of May 23, 1997.
     KFC, Pizza Hut and Taco Bell are each expected to enter into a multi-year agreement with Pepsi-Cola regarding the sale of Pepsi-Cola's brands of beverage products to TRICON's U.S. Company-operated units.
     PepsiCo will remain liable on certain existing contingent liabilities relating to TRICON's businesses which were not able to be released, terminated or replaced prior to the Distribution Date ("unreleased contingent liabilities"). After the Distribution, TRICON will pay a fee to PepsiCo for any unreleased contingent liabilities until they are released or replaced by a qualified letter of credit. TRICON will also fully indemnify PepsiCo for any payments made under the unreleased contingent liabilities.
     In contemplation of the Distribution, TRICON and PepsiCo will enter into certain agreements providing for the separation of the companies. See
Note 1 on page F-8.

Note 18 - Contingencies

TRICON is subject to various claims and contingencies related to lawsuits, taxes, environmental and other matters arising out of the normal course of business. Management believes that the ultimate liability, if any, in excess of amounts already recognized arising from such claims or contingencies is not likely to have a material adverse effect on TRICON's annual results of operations or financial condition. TRICON was directly or indirectly contingently liable under guarantees for $150 million and $77 million at year-end 1996 and 1995, respectively. At year-end 1996, $74 million represented contingent liabilities to lessors as a result of TRICON assigning its interest in and obligations under real estate leases as a condition to the refranchising of Company-operated restaurants. The $74 million represented the present value of the minimum payments of the assigned leases, excluding any renewal option periods, discounted at PepsiCo's pre-tax cost of debt. PepsiCo's pre-tax cost of debt is not necessarily indicative of TRICON's pre-tax cost of debt as a separate, independent company. On a nominal basis, the contingent liability resulting from the assigned leases was $115 million. The balance of the contingent liabilities primarily reflected guarantees to support financial arrangements of certain unconsolidated affiliates and other restaurant franchisees.







F-22
Note 19 - Selected Quarterly Financial Data

(unaudited)
                                                        First Quarter
                                                          (12 Weeks)
                                                    1996(a)       1995(a)
___________________________________________________________________________
Revenues:
 Company-operated restaurants                  $   2,171         2,090
 Franchise and license fees                    $     102            90
Operating profit related to:
 Company-operated restaurants                  $     219           189
 Franchise and license fees                    $      99            88
Unusual disposal charges(b)                    $      26             -
Operating profit                               $     146           114
Net income                                     $      40            16
___________________________________________________________________________
                                                       Second Quarter
                                                         (12 Weeks)
                                                    1996(a)       1995(a)
___________________________________________________________________________
Revenues:
 Company-operated restaurants                  $   2,271         2,329
 Franchise and license fees                    $     111           101
Operating profit related to:
 Company-operated restaurants                  $     268           257
 Franchise and license fees                    $     108            98
Operating profit                               $     183           146
Net income                                     $      66            36
___________________________________________________________________________
                                                       Third Quarter
                                                        (12 Weeks)
                                                    1996(a)      1995(a)
___________________________________________________________________________
Revenues:
 Company-operated restaurants                  $   2,329         2,383
 Franchise and license fees                    $     119           106
Operating profit related to:
 Company-operated restaurants                  $     259           295
 Franchise and license fees                    $     113           103
Operating profit                               $     196           207
Net income                                     $      60            64
___________________________________________________________________________
                                                       Fourth Quarter
                                                        (16 Weeks)
                                                  1996(a)         1995(a)
___________________________________________________________________________
Revenues:
 Company-operated restaurants                  $   2,967         3,011
 Franchise and license fees                    $     162           140
Operating profit related to:
 Company-operated restaurants                  $     273           333
 Franchise and license fees                    $     158           136
Unusual disposal charges(b)                    $     220             -
Operating loss                                 $    (153)         (215)
Net loss                                       $    (219)         (248)
___________________________________________________________________________
F-23
(unaudited)

                                                         Full Year
                                                         (52 Weeks)
                                                    1996(a)      1995(a)
Revenues:
 Company-operated restaurants                  $   9,738         9,813
 Franchise and license fees                    $     494           437
Operating profit related to:
 Company-operated restaurants                  $   1,019         1,074
 Franchise and license fees                    $     478           425
Unusual disposal charges(b)                    $     246             -
Operating profit                               $     372           252
Net loss                                       $     (53)         (132)
___________________________________________________________________________


Notes:

(a) Operating profit included certain items affecting comparability as summarized below. Net facility actions represent the net gains/(losses) from sales of restaurants to new and existing franchisees, closing other restaurants and SFAS 121 impairment charges for restaurants to be used in the business. The SFAS 121 impairment charges represent the ongoing application of SFAS 121 in 1996 and the initial impact of adopting it in 1995 (see Note 3 on page F-11). The depreciation and amortization reduction for the first three quarters of 1996 arose from the adoption of SFAS 121 at the beginning of the fourth quarter of 1995, which reduced the carrying amount of certain restaurants to be held and used in the business.

                                      1996                    1995
                               Pre-      After-       Pre-          After-
                               Tax       Tax          Tax           Tax
    Net facility actions
     (gains/(losses))
      First quarter           $ 46          $28      $   3          $   2
      Second quarter            20           13          -              -
      Third quarter             25           15         (3)            (2)
      Fourth quarter           (54)         (35)      (402)          (295)
      Full year               $ 37          $21      $(402)         $(295)
    Depreciation and amorti-
     zation reduction
      First quarter           $ 13          $ 9
      Second quarter            16           11
      Third quarter             11            6
      Full year               $ 40          $26

(b) Included unusual disposal charges in 1996 (see Note 3 on page F-11) as follows:

                              Pre-       After-
                              Tax        Tax
      First quarter           $ 26       $ 17
      Fourth quarter           220        172
      Full year               $246       $189



F-24
Condensed Combined Statement of Operations
(in millions, unaudited)
TRICON Global Restaurants, Inc.
12 and 24 weeks ended June 14, 1997 and June 15, 1996

____________________________________________________________________________

                                       12 Weeks Ended     24 Weeks Ended
                                      6/14/97  6/15/96   6/14/97  6/15/96
REVENUES
Company-operated restaurants           $2,214   $2,271    $4,337   $4,442
Franchise and license fees                139      111       253      213
                                        2,353    2,382     4,590    4,655
Costs and Expenses, net
Company-operated restaurants
 Food and paper                           720      741     1,404    1,455
 Payroll and employee benefits            622      641     1,255    1,275
 Occupancy and other operating
   expenses                               592      621     1,164    1,225
                                        1,934    2,003     3,823    3,955
General, administrative and other
   expenses                               221      216       419      411
Net facility actions                      (73)     (20)      (85)     (66)
Unusual disposal charges                   39        -        39       26
Total costs and expenses                2,121    2,199     4,196    4,326

Operating Profit                          232      183       394      329

Interest expense, net                      65       69       131      143

Income Before Income Taxes                167      114       263      186

Income Taxes                               46       48        90       80

Net Income                             $  121   $   66    $  173   $  106
____________________________________________________________________________
See accompanying Notes to Unaudited Condensed Combined Financial Statements.
____________________________________________________________________________



















F-25
___________________________________________________________________________
Condensed Combined Statement of Cash Flows        (page 1 of 2)
(in millions, unaudited)
TRICON Global Restaurants, Inc.
24 Weeks ended June 14, 1997 and June 15, 1996

                                           1997        1996
___________________________________________________________________________
Cash Flows - Operating Activities
Net income                                $ 173       $ 106
Adjustments to reconcile net income
 to net cash provided by operating
 activities
  Depreciation and amortization             257         288
  Unusual disposal charges                   39          26
  Deferred income taxes                     (36)        (15)
  Other noncash charges and
    credits, net                            (60)        (31)
  Changes in operating working capital,
   excluding effects of acquisitions and
     dispositions
    Accounts and notes receivable             4          (8)
    Inventories                             (18)          4
    Prepaid expenses, deferred income
      taxes and other current assets        (88)        (38)
    Accounts payable and other
      current liabilities                   (69)         12
    Income taxes payable                     29         (49)
  Net change in operating
   working capital                         (142)        (79)
Net Cash Provided by Operating
 Activities                                 231         295

Cash Flows - Investing Activities
Capital spending                           (175)       (206)
Refranchising of restaurants                384         200
Sale of non-core businesses                  91           -
Sales of property, plant
 and equipment                               34          11
Other, net                                  (19)         13
Net Cash Provided by Investing
 Activities                                 315          18
___________________________________________________________________________
(Continued on following page)













F-26
___________________________________________________________________________
Condensed Combined Statement of Cash Flows (page 2 of 2)
(in millions, unaudited)
TRICON Global Restaurants, Inc.
24 Weeks ended June 14, 1997 and June 15, 1996

                                           1997        1996
___________________________________________________________________________
Cash Flows - Financing Activities
Short-term borrowings-three months
 or less, net                                52         (55)
Net proceeds from long-term debt            (10)        (29)
Decrease in investments by and
 advances from PepsiCo                     (614)       (226)
Net Cash Used for Financing
 Activities                                (572)       (310)

Effect of Exchange Rate Changes on
 Cash and Cash Equivalents                   (1)         (4)

Net Decrease in Cash
 and Cash Equivalents                       (27)         (1)
Cash and Cash Equivalents
 - Beginning of Year                        137          94
Cash and Cash Equivalents
 - End of Quarter                         $ 110       $  93
___________________________________________________________________________
Supplemental Cash Flow Information
 Cash Flow Data
  Interest paid                           $  14        $ 16
  Income taxes paid                       $  59        $173
___________________________________________________________________________
See accompanying Notes to Unaudited Condensed Combined Financial
Statements.
___________________________________________________________________________






















F-27
_____________________________________________________________________________
Condensed Combined Balance Sheet
(in millions)
TRICON Global Restaurants, Inc.
June 14, 1997 and December 28, 1996
                                            6/14/97 (unaudited)  12/28/96
                                         Historical  Pro Forma
_____________________________________________________________________________
ASSETS
Current Assets
Cash and cash equivalents                  $  110                  $  137
Short-term investments, at cost                47                      50
                                              157                     187
Accounts and notes receivable,
 less allowance:
  $12 in 1997 and $9 in 1996                  131                     125
Inventories                                   103                      88
Prepaid expenses, deferred income taxes
 and other current assets                     559                     562
     Total Current Assets                     950                     962

Property, Plant and Equipment, net          3,780                   4,050
Intangible Assets, net                        982                   1,100
Investments in Unconsolidated Affiliates      223                     228
Other Assets                                  172                     180
       Total Assets                        $6,107                  $6,520

LIABILITIES AND SHAREHOLDER'S EQUITY/
 (DEFICIT)
Current Liabilities
Accounts payable and other current
 liabilities                               $1,121                  $1,200
Income taxes payable                          185                     157
Short-term borrowings                         107                      59
     Total Current Liabilities              1,413                   1,416

Long-term Debt                                186                     231
Other Liabilities                             455                     434
Deferred Income Taxes                         295                     200

Shareholder's Equity/Deficit
Investments by and advances from PepsiCo    3,825       $(675)      4,266
Currency translation adjustment               (67)        (67)        (27)
Total Shareholder's Equity/(Deficit)        3,758       $(742)      4,239
        Total Liabilities and
        Shareholder's Equity/(Deficit)     $6,107                  $6,520
____________________________________________________________________________
See accompanying Notes to Unaudited Condensed Combined Financial
Statements.
___________________________________________________________________________







F-28
12 and 24 Weeks ended June 14, 1997 and June 15, 1996
Notes to Unaudited Condensed Combined Financial Statements

1. The Condensed Combined Balance sheet at June 14, 1997 and the Condensed Combined Statements of Operations and Cash Flows for the 12 and 24 weeks ended June 14, 1997 and June 15, 1996 have not been audited, but have been prepared in conformity with the accounting principles applied in the TRICON audited combined financial statements for the year ended December 28, 1996. In the opinion of management, this information includes all material adjustments necessary for a fair presentation.
   The results for the 12 and 24 weeks are not necessarily indicative of the results expected for the year.
2. During the first half of 1997, TRICON sold ESM, Chevys and HNN for $105 million, composed of $91 million in cash and a $14 million note.
3. TRICON recorded an unusual charge of $39 million ($22 million after-tax) in the second quarter of 1997 to adjust the carrying amounts of the non-core U.S. businesses and $26 million ($17 million after-tax) related to the first quarter 1996 decision to dispose of HNN's operating assets. The adjustment was based on the actual selling prices of the three businesses and current negotiations with probable buyers for the two remaining businesses, CPK and D'Angelo. As of June 14, 1997, the carrying amount of the assets held for disposal was $131 million. We anticipate that CPK and D'Angelo will be sold by the end of 1997.

   Excluding the unusual charges of $39 million and $26 million described above, the non-core U.S. businesses sold or held for disposal contributed the following:


                             12 Weeks Ended           24 Weeks Ended_
   ($ in millions)       6/14/97     6/15/96       6/14/97    6/15/96

   Net Revenues              $88         $74          $191       $141
   Net Income/(Loss)         $ 4         $(2)         $  6       $ (7)

4. Included in net facility actions were recurring impairment charges of $39 million ($25 million after-tax) and $18 million ($12 million after-tax) in the second quarter of 1997 and 1996 to reduce the carrying amounts of certain restaurants to be held and used. These charges resulted from the semi-annual impairment evaluation of all restaurants that either initially met the "two-year history of operating losses" impairment indicator that is used to identify potentially impaired restaurants or were previously evaluated for impairment and, due to changes in circumstances, a current forecast of future cash flows would be expected to be significantly lower than the forecast used in the prior evaluation.
5. The unaudited pro forma shareholder's equity/(deficit) gives effect to a $4.5 billion cash distribution to PepsiCo in repayment of certain amounts due and a dividend.
6. On August 14, 1997 PepsiCo, Inc. ("PepsiCo") announced its Board of Directors approved a formal plan to spin-off TRICON to shareholders.
   PepsiCo also announced that it received a ruling from the Internal Revenue Service that the spin-off would be tax free to PepsiCo and its shareholders.




F-29
_____________________________________________________________________________
Pro Forma Condensed Combined Statement of Operations
(in millions except per share amounts, unaudited)
TRICON Global Restaurants, Inc.
Fiscal year ended December 28, 1996
                                                    Pro Forma    Pro Forma
                                              1996  Adjustments    1996
_____________________________________________________________________________
REVENUES
Company-operated restaurants                $9,738    $(391)(a)    $9,347
Franchise and license fees                     494       (3)(a)       491
                                            10,232     (394)(a)     9,838
Costs and Expenses, net
Company-operated restaurants
 Food and paper                              3,215     (123)(a)     3,092
 Payroll and employee benefits               2,793     (130)(a)     2,663
 Occupancy and other operating
 expenses                                    2,711     (112)(a)     2,599
                                             8,719     (365)        8,354
General, administrative and
 other expenses                                932      (39)(a)       893
Net facility actions                           (37)       -           (37)
Unusual disposal charges                       246     (246)(a)         -
Total costs and expenses                     9,860     (650)(a)     9,210

Operating Profit                               372      256 (a)       628

Interest expense, net                          300       (5)(a)       320
                                                         25 (b)

Income Before Income Taxes                      72      236           308

Income Taxes                                   125       52 (c)       177

Net (Loss)/Income                           $  (53)   $ 184        $  131

Pro Forma Net Income Per Share              $    -                 $ 0.85

Pro Forma shares and
 equivalents (d)                                 -                    155
____________________________________________________________________________
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.
____________________________________________________________________________













F-30
_____________________________________________________________________________
Pro Forma Condensed Combined Statement of Operations
(in millions except per share amounts, unaudited)
TRICON Global Restaurants, Inc.
24 Weeks ended June 14, 1997

                                                    Pro Forma    Pro Forma
                                             1997   Adjustments   1997
_____________________________________________________________________________
REVENUES
Company-operated restaurants               $4,337    $ (190)(a)    $4,147
Franchise and license fees                    253        (1)(a)       252
                                            4,590      (191)(a)     4,399
Costs and Expenses, net
Company-operated restaurants
 Food and paper                             1,404       (58)(a)     1,346
 Payroll and employee benefits              1,255       (66)(a)     1,189
 Occupancy and other operating
   expenses                                 1,164       (41)(a)     1,123
                                            3,823      (165)(a)     3,658
General, administrative and other
   expenses                                   419       (16)(a)       403
Net facility actions                          (85)        -           (85)
Unusual disposal charges                       39       (39)            -
Total costs and expenses                    4,196      (220)(a)     3,976

Operating Profit                              394        29 (a)       423

Interest expense, net                         131        (2)(a)       149
                                                         20 (b)

Income Before Income Taxes                    263        11           274

Income Taxes                                   90         8 (c)        98

Net Income                                 $  173    $    3        $  176

Pro Forma Net Income Per Share                                     $ 1.14

Pro Forma shares and
 equivalents(d)                                                       155
____________________________________________________________________________
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.
____________________________________________________________________________












F-31
____________________________________________________________________________
Pro Forma Condensed Combined Balance Sheet
(in millions except per share amount, unaudited)
TRICON Global Restaurants, Inc.
June 14, 1997
                                                    Pro Forma    Pro Forma
                                             1997   Adjustments   1997
____________________________________________________________________________
ASSETS
Current Assets
Cash and cash equivalents                  $  110   $     -      $  110
Short-term investments, at cost                47         -          47
                                              157         -         157
Accounts and notes receivable, less
  allowance:  $12                             131         -         131
Inventories                                   103         -         103
Prepaid expenses, deferred income taxes
 and other current assets                     559      (131)(a)     428
     Total Current Assets                     950      (131)        819

Property, Plant and Equipment, net          3,780         -       3,780
Intangible Assets, net                        982         -         982
Investments in Unconsolidated Affiliates      223         -         223
Other Assets                                  172         -         172
       Total Assets                        $6,107   $  (131)     $5,976

LIABILITIES AND SHAREHOLDERS' EQUITY/
 (DEFICIT)
Current Liabilities
Accounts payable and other current
 liabilities                               $1,121   $   (24)(a)  $1,097
Income taxes payable                          185        (7)(b)     178
Short-term borrowings                         107         -         107
     Total Current Liabilities              1,413       (31)      1,382

Long-term Debt                                186       (12)(a)   4,674
                                                -     4,500 (b)       -
Other Liabilities                             455         -         455
Deferred Income Taxes                         295         5 (a)     300

Shareholder's Equity/(Deficit)
Investments by and advances from PepsiCo    3,825      (100)(a)       -
                                                     (4,500)(b)
                                                        775 (c)
Preferred stock, no par value.
  authorized 250 shares                         -         -           -
Common stock, no par value,
 authorized 750 shares, issued 152 shares       -         - (c)       -
Capital deficit                                 -      (768)(c)    (768)
Currency translation adjustment               (67)        -         (67)
Total Shareholder's Equity/(Deficit)        3,758    (4,593)       (835)
        Total Liabilities and
        Shareholder's Equity/(Deficit)     $6,107   $  (131)     $5,976
____________________________________________________________________________
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.
____________________________________________________________________________
F-32
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

The historical combined financial statements reflect periods during which TRICON did not operate as a separate, independent Company; certain estimates, assumptions and allocations were made in preparing such financial statements. Therefore such historical combined financial statements do not necessarily reflect the combined results of operations or financial position that would have existed had TRICON been a separate, independent company.
     The Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical combined financial statements of TRICON and the notes thereto contained in this Information Statement. The pro forma condensed combined financial information is presented for informational purposes only and does not purport to reflect the results of operations or financial position of TRICON or the results of operations or financial position that would have occurred had TRICON been operated as a separate, independent company.


Note 1 - The pro forma adjustments to the accompanying historical combined statements of operations for the fiscal year ended December 28, 1996 and for the 24 weeks ended June 14, 1997 were:
(a) To eliminate the effect of TRICON's non-core U.S. businesses composed of CPK, Chevys, D'Angelo, ESM and HNN. TRICON has disposed of or expects to dispose of these businesses in 1997.

(b) To record the net effect of eliminating the PepsiCo interest expense allocation and recording interest expense based on $4.5 billion of external debt TRICON expects to incur prior to the Distribution Date. TRICON's interest expense was calculated using a weighted average expected borrowing rate of 6.67%. The weighted average borrowing rate assumed approximately 60% of the borrowings were effectively converted to fixed rate debt through interest rate swaps, with the balance indexed to LIBOR. TRICON's actual borrowing rate may vary based upon TRICON's credit rating, changes in market rates and potential long-term debt issuances. A 1/8 percentage point change in the assumed financing rate would change interest expense by $5.6 million annually and $2.6 million for the 24 weeks ended June 14, 1997.

(c) To reflect the estimated tax impact for the pro forma adjustments (a) and (b).
(d) Pro Forma shares and equivalents used to compute pro forma net income per share was based upon 152 million shares of TRICON common stock adjusted for the dilutive effect of TRICON stock options. The 152 million shares reflected an estimate of the shares to be issued at the Distribution Date based on a distribution ratio of one share of TRICON stock for every 10 shares of PepsiCo stock.

Note 2 - The pro forma adjustments to the accompanying historical combined balance sheet at June 14, 1997 were:
(a) To eliminate the effect of TRICON's non-core U.S. businesses held for disposal, composed of CPK and D'Angelo. TRICON expects to dispose of these businesses in 1997.
(b) To record the estimated $4.5 billion of external debt TRICON expects to incur prior to the Distribution Date to fund a $4.5 billion cash





F-33




     distribution to PepsiCo in repayment of certain amounts due and a dividend. TRICON plans to establish a $2 billion senior, unsecured five-year term loan facility and $2.5 billion under a senior, unsecured five-year revolving credit facility. Interest rates are expected to be based on LIBOR. Income taxes payable reflects the estimated tax impact of interest expense described in Note 1(b) above.
(c) To record the issuance of 152 million shares of TRICON common stock with no par value (at a distribution ratio of one share of TRICON stock for every 10 shares of PepsiCo stock held on the Record Date) and the elimination of PepsiCo's investment.

                                  EXHIBIT INDEX




2.01*     Form of Separation Agreement .....................................
3.01*     Restated Articles of Incorporation ...............................
3.02*     Bylaws ...........................................................
10.01     Form of Tax Separation Agreement .................................
10.02*    Form of Employee Programs Agreement ..............................
10.03*    Form of Telecommunications, Software and Computing
          Services Agreement................................................
10.04*    Employment Agreement between TRICON Global Restaurants, Inc. and
          Andrall E. Pearson................................................
10.05*    Sales and Distribution Agreement between PFS,
          Pizza Hut, Taco Bell and KFC......................................
21.01*    Active Subsidiaries of TRICON as of October 6, 1997...............
27.01*    Financial Data Schedule For Year-End 1996.........................
27.02*    Financial Data Schedule For Second Quarter 1997...................

*     Previously filed.